                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                            SCHEDULE 14A AMENDMENT #1

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          CRUSADER HOLDING CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)    Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

         2)    Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): one-fiftieth of one percent of $40,000,000
--------------------------------------------------------------------------------

         4)    Proposed maximum aggregate value of transaction:
               $40,000,000
--------------------------------------------------------------------------------

         5)    Total fee paid:
               $8,000
--------------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:
--------------------------------------------------------------------------------

         2)    Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

         3)    Filing Party:
--------------------------------------------------------------------------------

         4)    Date Filed:
--------------------------------------------------------------------------------

                          CRUSADER HOLDING CORPORATION
                               1230 Walnut Street
                        Philadelphia, Pennsylvania 19107
                                 (215) 893-1500

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  June 8, 2001

                         ------------------------------

To The Shareholders:

         A special meeting of the shareholders of Crusader Holding Corporation will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, 19102 on June 8, 2001, at 10:00 a.m., local time, for the purpose of:

         1. Considering and voting upon a proposal to approve a Purchase and Assumption Agreement, dated as of March 12, 2001 (the "Purchase Agreement") by and among Royal Bank of Pennsylvania, a Pennsylvania chartered bank having its principal office in Narberth, Pennsylvania ("Royal Bank"), Crusader Holding Corporation, a Pennsylvania corporation and thrift holding company ("Crusader"), Crusader Savings Bank, F.S.B., a federally chartered savings bank and wholly-owned subsidiary of Crusader, having its principal office in Philadelphia, Pennsylvania ("Crusader Savings") and Asset Investment Corporation, a Delaware corporation and wholly-owned subsidiary of Crusader Savings ("AIC"), providing for the sale of substantially all of the assets of Crusader, Crusader Savings and AIC to Royal Bank and the assumption of substantially all of the liabilities of Crusader, Crusader Savings and AIC by Royal Bank (the "Transaction");

         2. Considering and voting upon a proposal to approve an Agreement and Plan of Liquidation and Dissolution, dated April 5, 2001 (the "Plan of Liquidation"), providing for the complete liquidation of Crusader's assets and dissolution of Crusader (the "Liquidation and Dissolution"); and

         3. Transacting such other business as may properly come before the special meeting of shareholders.

         The Board of Directors has fixed April 30, 2001 as the record date for the special meeting. Only shareholders of record on the transfer books of Crusader at the close of business on the record date will be entitled to notice of and to vote at the special meeting or any adjournments and postponements thereof. As of that date, 3,855,387 shares of common stock were issued and outstanding.

         The accompanying Proxy Statement provides a summary of the Purchase Agreement, the Transaction and the Plan of Liquidation. Please give all of this information your careful attention. A copy of the Purchase Agreement is attached as Exhibit A and a copy of the Plan of Liquidation is attached as Exhibit C.

         The Board of Directors has approved the Purchase Agreement, the Transaction and the Plan of Liquidation and recommends a vote FOR each of these proposals.

         THE VOTE OF ALL HOLDERS OF CRUSADER HOLDING CORPORATION COMMON STOCK IS IMPORTANT. TO ASSURE THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE SPECIAL MEETING IN THE EVENT THAT YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY OR PROXIES IN THE ENCLOSED SELF-ADDRESSED, PRE-PAID ENVELOPE. EXECUTION OF THE PROXY OR PROXIES WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE SPECIAL MEETING.

                                    By Order of the Board of Directors

                                    ----------------------------
                                    Joseph M. Matisoff
                                    Secretary
__________, 2001

                                TABLE OF CONTENTS

                                                                                                               Page

INTRODUCTORY STATEMENT..........................................................................................1
AVAILABLE INFORMATION...........................................................................................1
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS......................................................................1
ABOUT CRUSADER..................................................................................................2
SUMMARY OF THE TRANSACTION  AND THE LIQUIDATION AND DISSOLUTION.................................................2
   What is the Transaction?.....................................................................................3
   How is the amount of closing proceeds determined?............................................................3
   What will shareholders receive?..............................................................................3
   What assets are not being sold and what liabilities are not being assumed?...................................4
   What happens to the assets of Crusader that are not sold to Royal Bank or distributed to shareholders?.......4
   When will the Liquidation and Dissolution occur?.............................................................5
   What are the federal tax implications of the distributions made to shareholders?.............................5
   What does the Crusader Board recommend?......................................................................5
   Do any of Crusader's officers or directors have any additional interests in the Transaction?.................6
   When does Crusader expect the Transaction to be completed and are there any conditions to completing the
   Transaction?.................................................................................................6
   Whom should I call with questions?...........................................................................6
   What do shareholders of Crusader need to do now?.............................................................7
SUMMARY OF THE VOTING PROCEDURES................................................................................8
   What constitutes a quorum?...................................................................................8
   How does discretionary voting authority apply?...............................................................8
   What vote is necessary to approve the Purchase Agreement, the Transaction and the Plan of Liquidation?.......8
   Do shareholders of Crusader have dissenters' rights?.........................................................8
   What do I do if I want to change my vote later?..............................................................8
   Who will be soliciting proxies?..............................................................................8
   Who bears the cost of solicitation of proxies?...............................................................9
APPROVAL OF THE PURCHASE AGREEMENT AND THE TRANSACTION..........................................................9
DESCRIPTION OF THE TRANSACTION..................................................................................9
   Background of the Transaction and Crusader's Reasons for the Transaction.....................................9
      Background of the Transaction.............................................................................9
      Crusader's Reasons for the Transaction...................................................................11
   Opinion of Howard, Lawson & Co. and Recommendation of the Crusader Board....................................12
      Opinion of Howard, Lawson & Co...........................................................................12
      Recommendation of Crusader's Board of Directors..........................................................18
   The Transaction.............................................................................................19
      Excluded Assets and Retained Liabilities.................................................................19
      Determination of the Closing Proceeds....................................................................20
      Distribution of Proceeds to Shareholders.................................................................21
      Closing of and Effect of the Transaction.................................................................22
      Conditions to Completion of the Transaction..............................................................23
      Representations and Warranties...........................................................................24
      Conduct of Business Before Consummation of the Transaction...............................................24
      Indemnity................................................................................................25
      Amendment and Waiver.....................................................................................25
      Termination..............................................................................................25
      Expenses of the Transaction..............................................................................26
      Interests of Certain Officers and Directors in the Transaction...........................................26
      Federal Income Tax Consequences of the Distributions to Shareholders.....................................26
APPROVAL OF THE PLAN OF LIQUIDATION............................................................................28
SUMMARY OF THE PLAN OF LIQUIDATION.............................................................................28
   Summary of the Liquidation and Dissolution..................................................................28
   Summary of the Plan of Liquidation..........................................................................28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND CRUSADER MANAGEMENT........................................30
INFORMATION ABOUT ROYAL BANK...................................................................................31
OTHER BUSINESS.................................................................................................32
DEADLINE FOR SHAREHOLDER PROPOSALS.............................................................................32
EXHIBIT INDEX..................................................................................................33

                                 PROXY STATEMENT

                         Special Meeting of Shareholders
                           To be held on June 8, 2001

                    -----------------------------------------

                             INTRODUCTORY STATEMENT

         Crusader Holding Corporation ("Crusader") is a Pennsylvania corporation with its principal executive offices located at 1230 Walnut Street, Philadelphia, Pennsylvania 19107. Crusader's telephone number is (215) 893-1500. The accompanying proxy is solicited by the Board of Directors of Crusader (the "Board") in connection with a special meeting of shareholders to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on June 8, 2001 at 10:00 a.m., local time.

         Copies of this Proxy Statement (including exhibits) and the accompanying proxy are being mailed on or before, _____________ 2001 to the holders of record on April 30, 2001 of the outstanding shares of common stock of Crusader.

                              AVAILABLE INFORMATION

         Crusader is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the requirements thereof, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of these reports, proxy statements and other information can be obtained at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Additionally, these filings may be viewed at the Commission's website at http://www.sec.gov.

                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         Except for historical information contained herein, certain of the matters set forth in this Proxy Statement are forward-looking statements that involve certain risks and uncertainties, including whether the transaction between Crusader and Royal Bank will be completed and, if so, the amount of the proceeds to be realized and the portion thereof that will be available for distribution to shareholders, and the impact of the Office of Thrift Supervision ("OTS") action to limit Crusader's asset growth as described in its Annual Report on Form 10-K for the year ended June 30, 2000 and other OTS restrictions on Crusader's business, all of which could cause actual results to materially differ from those in the forward-looking statements. For a description of additional factors affecting Crusader's business, see Crusader's periodic reports filed with the Commission.

                                 ABOUT CRUSADER

         Crusader, established in 1988 and headquartered in Philadelphia, Pennsylvania, is the holding company for Crusader Savings, a federally chartered savings bank. Substantially all of Crusader's business activities are conducted through Crusader Savings. At March 31, 2001, Crusader had total assets of $____ million, total deposits of $____ million and total shareholders' equity of $____ million. Crusader Savings' deposits are federally insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. As a savings and loan holding company, Crusader is subject to the supervision and regulation of the OTS.

         Crusader provides community banking services through two branches and two ATMs in Philadelphia, and has focused primarily on mortgage lending for residential and multi-family housing and commercial real estate. Crusader is also involved in Small Business Administration ("SBA") lending, mortgage banking and the acquisition of secured property tax liens.

                           SUMMARY OF THE TRANSACTION
                       AND THE LIQUIDATION AND DISSOLUTION

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing elsewhere in this Proxy Statement and the Exhibits attached to this Proxy Statement, including the Purchase Agreement and the Plan of Liquidation. Shareholders are urged to read this Proxy Statement and the Exhibits carefully and in their entirety.

What is the Transaction?

         o Crusader and its subsidiaries have agreed to sell and Royal Bank has agreed to acquire substantially all of Crusader's and its subsidiaries' assets and assume substantially all of their liabilities.

         o After consummation of the Transaction, Crusader and its subsidiaries will no longer be in the business of community banking services and mortgage lending for residential and multi-family housing and commercial real estate or any of their other business lines.

         o After consummation of the Transaction, Crusader will surrender its Federal thrift charter unless it is able to sell it to a third party.

         o After consummation of the Transaction and following determination of any post-closing adjustment, Crusader will make an initial distribution to its shareholders of the distributable proceeds received in the Transaction. Crusader intends to liquidate pursuant to the Plan of Liquidation attached to this Proxy Statement as Exhibit C as soon as is reasonably practicable and, in connection with the liquidation, anticipates making one or more subsequent additional distributions to the extent there are any remaining assets.

         A copy of the Purchase Agreement dated as of March 12, 2001 is attached as Exhibit A to this Proxy Statement.

How is the amount of closing proceeds determined?

         o The closing proceeds are to be paid by Royal Bank to Crusader in cash.

         o The amount to be paid by Royal Bank to Crusader on the closing date of the Transaction is equal to the book value of the assets acquired less the book value of the liabilities assumed as of the month-end prior to the closing date, as adjusted for a specified portion of additional loan loss reserves reasonably determined by Royal Bank with respect to certain of Crusader's loans.

         o The closing proceeds are subject to a post-closing adjustment 30 business days after the closing date to account for any change in the book value of the acquired assets and assumed liabilities between the time such assets and liabilities were valued and the closing date of the Transaction.

What will shareholders receive?

         o Crusader will make an initial distribution of proceeds to shareholders as soon as is practicable after determination of the post-closing adjustment.

         o The proceeds to be distributed will be that amount received from Royal Bank less all amounts determined by the Board of Directors of Crusader as necessary to cover:

                  o        Crusader's Transaction related expenses;

                  o Crusader's potential exposure with respect to continuing obligations under the Purchase Agreement and any liabilities not assumed by Royal Bank; and

                  o Crusader's anticipated ongoing operating expenses until complete Liquidation and Dissolution of Crusader.

         o It is impossible to determine the amount of the initial distribution at this time due to the uncertainty with respect to the above-mentioned items, the amount of closing proceeds to be received by Crusader in the Transaction and whether certain loans will be excluded from the Transaction.

         o As part of Crusader's Plan of Liquidation, Crusader anticipates making additional distributions as sufficient cash becomes available through the sale of assets or as a result of the expiration of obligations under the Purchase Agreement.

         o Crusader currently anticipates that after all distributions are made to shareholders, shareholders will have received in the aggregate, approximately $_____ per share of common stock. However, due to the various factors that can affect both the closing proceeds to be received from Royal Bank in the Transaction and the amount of the initial and any subsequent distributions to shareholders, there can be no assurance that the total amount to be distributed to shareholders will not be less than what Crusader currently anticipates.

         You should carefully read this entire Proxy Statement, especially the sections entitled "The Transaction - Determination of Closing Proceeds" and "The Transaction - Distribution of Proceeds to Shareholders" and the Purchase Agreement attached hereto as Exhibit A for a more detailed explanation of the factors that will impact the amount of proceeds to be distributed to shareholders.

What assets are not being sold and what liabilities are not being assumed?

         Crusader has agreed to sell and Royal Bank has agreed to acquire substantially all of Crusader's assets except:

         o the goodwill of Crusader other than that associated with Crusader's intellectual property;

         o certain of Crusader's subsidiaries which currently have no assets and conduct no business; and

         o        Certain loans and mortgages payable to Crusader.

         Additionally, Royal Bank will assume substantially all of Crusader's liabilities except those with respect to any liabilities which may arise after December 31, 2000 which are not incurred in the ordinary course of business or that would have a material adverse effect on the Transaction.

         For a more detailed description of which assets and liabilities Crusader will be retaining, see "Description of the Transaction - Excluded Assets and Retained Liabilities."

What happens to the assets of Crusader that are not sold to Royal Bank or distributed to shareholders?

         The assets retained by Crusader will be used to fulfill any of its continuing obligations under the Purchase Agreement and to defray Transaction related expenses and the costs of remaining a public company. After the initial distribution to shareholders, Crusader's Board intends, as part of its Plan of Liquidation, to make one or more future distributions to the extent there are available assets, although Crusader can make no assurance that any such distributions will occur. See "Description of the Transaction - Closing and Effect of the Transaction."

         Future distributions of assets, if any, will be at the discretion of the Board of Directors and available only to shareholders of Crusader on a record date to be established at a later time in connection with any such future distribution. Shareholders that currently are record holders of common stock, who are not record holders at the time a record date is established in connection with a future distribution, if any, will not be entitled to participate in any such distribution of assets.

When will the Liquidation and Dissolution occur?

         The Crusader Board of Directors currently anticipates that the Liquidation and Dissolution of Crusader pursuant to the Plan of Liquidation will be completed not later than 2004.

         What are the federal tax implications of the distributions made to shareholders?

         o Distributions received by a shareholder in connection with Crusader's Plan of Liquidation are generally treated as in full payment in exchange for shares of Crusader.

         o A shareholder will generally recognize capital gain or loss that is measured by the difference between the shareholder's adjusted tax basis for such shares and the amount of distributions received.

         o If a series of distributions are made in the Liquidation and Dissolution, a shareholder will recover his entire basis before recognizing gain.

         o Similarly, no loss may be recognized until a shareholder has received all the distributions to which such shareholder is entitled in the Liquidation and Dissolution.

         See "The Transaction - Material Federal Income Tax Consequences" for a more complete discussion of the federal income tax consequences of the Transaction. You should also consult with your tax adviser to determine the specific tax consequences of the Transaction to you.

What does the Crusader Board recommend?

         Crusader's Board believes:

         o that the Transaction is fair to, and in the best interests of Crusader shareholders and accordingly recommends that Crusader's shareholders vote in favor of the approval of the Purchase Agreement, the Transaction and the Plan of Liquidation.

         o that the Transaction represents the best value reasonably available to Crusader.

         In reaching its decision on the terms of the Transaction, the Board considered the opinion of the investment banking firm of Howard Lawson & Co., LLC ("HL&Co"), set forth as Exhibit B to this Proxy Statement, that, based upon and subject to the assumptions, limitations, qualifications and other matters described in its written opinion, the proceeds expected to be received by Crusader shareholders as a result of the Transaction was fair, as of the date of the opinion, to the Crusader shareholders from a financial point of view. Crusader shareholders are urged to read the HL&Co opinion carefully and in its entirety. See "Description of the Transaction - Background of the Transaction and Crusader's Reasons for the Transaction" and "Description of the Transaction
- Opinion of HL&Co and Recommendation of the Crusader Board."

Do any of Crusader's officers or directors have any additional interests in the Transaction?

         o While none of the officers or directors of Crusader currently have entered into any employment, consulting or other agreements with Royal Bank, Royal Bank has agreed to consider extending employment to certain of Crusader's current officers.

         o It is not anticipated that any such employment would be on more favorable terms than those that currently exist with regard to such officers.

         o Assuming aggregate distributions to shareholders of $_____ per share of common stock, Messrs. Knox and Levy, as shareholders of Crusader, would receive approximately $__________ and $_________, respectively, of the proceeds distributed to shareholders. Any distributions to Messrs. Knox and Levy will be at the same per share amount as for all other shareholders, which amount will remain uncertain until after Crusader's Liquidation and Dissolution is completed.

         o Based upon the same assumption, other Crusader Board members would receive an aggregate of $____________ of the proceeds distributed to shareholders.

                  See "The Transaction--Interests of Certain Officers and Directors in the Transaction."

When does Crusader expect the Transaction to be completed and are there any conditions to completing the Transaction?

         Crusader expects the Transaction to close on or before July 31, 2001. In order to complete the Transaction:

         o        Crusader needs the approval of its shareholders;

         o The approval of certain regulatory agencies such as the FDIC and the Pennsylvania Department of Banking must be obtained.

         You should be aware that Thomas J. Knox, Chairman of the Board of Directors of Crusader and Bruce A. Levy, President of Crusader, and Dr. D. Walter Cohen, Linda R. Knox and Brian McAdams, directors of Crusader, each delivered to Royal Bank a voting agreement to vote his or her shares of common stock in favor of approving the Purchase Agreement and the Transaction. Because these individuals together own 66.60% of the outstanding shares of Crusader common stock, approval of the Purchase Agreement and the Transaction is assured.

Whom should I call with questions?

         Crusader shareholders may call Bruce A. Levy, President of Crusader at
(215) 893-1500 with any questions about the Transaction or for updated information concerning the estimated amount of proceeds to be distributed to shareholders.

What do shareholders of Crusader need to do now?

         Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting of Crusader's shareholders.

                        SUMMARY OF THE VOTING PROCEDURES


What constitutes a quorum?

         The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Crusader common stock outstanding on the record date will constitute a quorum, permitting the vote on the approval of the Purchase Agreement, the Transaction and the Plan of Liquidation to take place. As of the record date, 3,855,387 shares of Crusader common stock were issued and outstanding, held by __ shareholders of record.

How does discretionary voting authority apply?

         If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, Bruce A. Levy and Thomas J. Knox, to vote for the approval of the Purchase Agreement, the Transaction and the Plan of Liquidation and on any other matters that may arise at the special meeting.

What vote is necessary to approve the Purchase Agreement, the Transaction and the Plan of Liquidation?

         Under Pennsylvania law, the Purchase Agreement, the Transaction and the Plan of Liquidation will be approved upon receiving (for each proposal) the affirmative vote of a majority of the votes cast by all holders of Crusader common stock. As of April 30, 2001, there was a total of 3,855,387 shares of Crusader common stock outstanding and entitled to vote at the meeting. Each share entitles the holder to one vote. The holders of 2,567,800 shares, or 66.60% of the shares entitled to vote, have delivered voting agreements to Royal Bank agreeing to vote in favor of the Transaction at the special meeting. Therefore, the Purchase Agreement and the Transaction will be approved by the Crusader shareholders at the special meeting.

Do shareholders of Crusader have dissenters' rights?

         No. Pennsylvania law does not provide dissenters' rights for the Transaction to holders of shares listed on a national securities exchange. Crusader's common stock trades on the Nasdaq National Market. Additionally, Pennsylvania law does not provide for dissenters' rights with respect to a plan of liquidation and dissolution.

What do I do if I want to change my vote later?

         Just send in a later-dated, signed proxy card to Crusader's Corporate Secretary so that it is received before the shareholders' meeting or file with Crusader's Corporate Secretary a written notice of revocation before the taking of the vote at the shareholders' meeting on June 8, 2001, and then vote at the shareholders' meeting.

Who will be soliciting proxies?

         Participants in the solicitation of proxies may include Crusader and its directors. Crusader's directors are: Thomas J. Knox, Bruce A. Levy, Linda R. Knox, D. Walter Cohen, Joseph M. Matisoff, Brian McAdams and Robert L. Macaulay. A description of the participants' direct and indirect security holdings in Crusader may be found in the section of this Proxy Statement entitled "Security Ownership of Certain Beneficial Owners and Crusader Management."

Who bears the cost of solicitation of proxies?

         Crusader will bear the cost of assembling and mailing this Proxy Statement and other materials furnished to shareholders in connection with the solicitation of proxies for this special meeting. In addition to the solicitation of proxies by mail, Crusader's officers, directors and employees may use other written communications, telephone and other means to solicit proxies. These persons receive no special compensation for any solicitation activities.

             APPROVAL OF THE PURCHASE AGREEMENT AND THE TRANSACTION

         The first proposal presented to the Crusader shareholders at this special meeting is to consider and approve the Purchase Agreement and the Transaction, pursuant to which Crusader will sell and Royal Bank will acquire substantially all of Crusader's assets and assume substantially all of Crusader's liabilities. Crusader will receive closing proceeds from Royal Bank in cash, which proceeds, after the payment of Transaction related expenses and retention of certain amounts for continuing obligations under the Purchase Agreement and for any liabilities not assumed by Royal Bank and amounts necessary for continued operations of Crusader, will be distributed to shareholders as soon as is practicable after calculation of the post-closing adjustment in connection with the Transaction. Holders of all outstanding shares of common stock will receive cash. The holders of all outstanding options to purchase shares of Crusader common stock must exercise such options in order to receive any of the proceeds to be distributed by Crusader.

         The following is a summary of the effects of the Transaction, including a description of the significant provisions of the Purchase Agreement. After this summary, certain limited information about Royal Bank and its parent company Royal Bancshares of Pennsylvania, Inc. ("Royal Bancshares") has been provided. The following summary of the Transaction is not complete. You are encouraged to read all of the information in this Proxy Statement and in the documents attached as exhibits, which are incorporated by reference herein.

                         DESCRIPTION OF THE TRANSACTION


Background of the Transaction and Crusader's Reasons for the Transaction

Background of the Transaction

         Crusader has experienced significant growth since June 1996. At that time, Crusader had $81 million of assets and $1.5 million of equity ($0.69 per share of common stock), and had net income of $112,000 for its fiscal year then ended. At December 31, 2000, Crusader had $406 million of assets and $38.3 million of equity ($9.92 per share of common stock), and had net income of $7.2 million for its most recent fiscal year ended June 30, 2000. This growth has primarily resulted from Crusader's strategy of identifying and developing business lines and product niches where it could utilize its Federal thrift charter, its cost of funds and its core competencies in risk management to achieve superior risk-adjusted rates of return.

         Crusader became a public company in February 1998, when it sold approximately 1.1 million shares of common stock in an initial public offering, representing approximately 32% of the total outstanding shares of common stock after completion of the offering. Since becoming a public company, Crusader has consistently achieved or exceeded the earnings targets published by securities analysts. Nevertheless, Crusader has not been able to attract significant interest from the investment community which is due in large part to the limited number of Crusader's shares that are available for trading on the public market and the overall poor stock price performance by small banks in general. Overall, Crusader shareholders have faced poor liquidity in their common stock, and even relatively minor volume increases in sales of shares have resulted in downward pressure on the price of Crusader's stock.

         Crusader first began to explore alternatives to maximize shareholder value in 1998, when it retained an investment banking firm to find a buyer for Crusader. Crusader's decision to explore such alternatives and to retain the investment banking firm was primarily in response to the significant multiples that acquired banks were achieving on the sale of their institutions at that time. The investment banking firm contacted numerous prospective buyers, but was unable to generate significant interest in Crusader. The investment banking firm attributed the lack of interest primarily to Crusader's size, since a great deal of the investment banking firm's efforts were focused on identifying larger banks that could offer better liquidity to Crusader's shareholders, and these banks were interested in acquiring institutions with significantly more assets than Crusader had at the time. The investment banking firm also noted that the non-traditional nature of, and the lack of a proven track record in, Crusader's earnings stream and the concentration of ownership of Crusader's shares made finding an attractive acquirer difficult. According to the investment banking firm, many of the potential merger partners identified were concerned that this concentration of share ownership could result in Crusader principals obtaining a control position in their companies.

         As a result of a 1999 examination, the OTS expressed concerns about the quality of Crusader's credit administration, the sufficiency and depth of management and Crusader's overall "risk profile," including Crusader's level of nonconforming residential mortgage loans and multi-family and commercial real estate loans. The Bank entered into a supervisory agreement with the OTS, which became effective in April 2000. Among other things, this agreement required Crusader Savings to limit its asset growth each quarter to the interest credited on its deposits.

         Nevertheless, Crusader continued to achieve strong earnings increases but its stock was trading at a low multiple of earnings relative to other banks. In December 1999 Crusader commenced discussions with another investment banking firm, who suggested that a targeted search be conducted for a potential merger partner, and that the search be limited to institutions that the investment banking firm felt would have an interest in Crusader. The investment banking firm sent out information regarding Crusader to a number of prospective buyers and arranged for meetings with some of these prospects. However, this effort did not result in any viable offers.

         Meanwhile, it became increasingly apparent that Crusader would face significant regulatory challenges in continuing to pursue its business strategy. The OTS expressed significant concerns over Crusader's commercial real estate lending, short-term consumer lending and secured tax lien businesses.

         On December 12, 2000, Crusader contacted Royal Bank to determine its interest in a potential transaction. Crusader and Royal previously had some discussions about joint business opportunities and Royal had received confidential information about Crusader. Crusader determined that Royal Bank was interested in pursuing a transaction based on a price equal to Crusader's tangible book value, with the purchase price payable in cash.

         On December 22, 2000, Crusader and Royal agreed to proceed with due diligence and scheduled January 8, 2001 for this process to begin. Drafting of the legal documents began in early February 2001 and the parties reached general consensus on the terms of the Purchase Agreement on March 2, 2001. HL&Co was engaged as of March 7, 2001 to render its opinion as to the fairness, from a financial point of view, of the proceeds expected to be received by the Crusader shareholders. The final Purchase Agreement and the fairness opinion were presented to the members of Crusader's Board of Directors at a March 11, 2001 Board meeting. Following discussion regarding the Transaction, the Board unanimously authorized Crusader to enter into the Purchase Agreement. The Purchase Agreement was executed on March 13, 2001.

Crusader's Reasons for the Transaction

         On December 19, 2000, at a regularly scheduled board meeting, Crusader's Board of Directors discussed the merits of pursuing a sale that did not offer a premium to book value. Given Crusader's recent decision to exit from the short-term consumer lending business, its restriction on commercial lending and its inability to effectively grow its assets for the foreseeable future, the Board determined that it would be difficult for Crusader to continue to achieve returns on equity consistent with past results. The Board gave consideration to adopting a new business strategy that would be more acceptable to the regulators and generate more traditional banking returns, but the Board was concerned that such a strategy would take several years to fully implement and, meanwhile, shareholders would continue to experience illiquidity in their holdings of Crusader common stock. An offer based on book value to be paid in cash was deemed advisable by the Board for the following reasons:

         o Even if Crusader were successful in implementing a new strategy, there would be no assurance that a future transaction could be obtained that would offer Crusader shareholders improved liquidity. Crusader would still have to overcome obstacles related to the concentration of its ownership and its lack of desirability to larger institutions that are best positioned to offer Crusader shareholders liquidity.

         o Recent trading of Crusader's stock was primarily at prices between $7.00 and $7.75 per share, and a book value transaction would represent a significant premium relative to such recent trading values.

         o Because of a general decline in the price of financial services stocks and financial assets in general, there would be a greater opportunity to successfully deploy cash proceeds into alternative investments, and Crusader shareholders would have a great likelihood of being able to find investments that offer the same price appreciation potential as Crusader shares would offer even assuming it was successful in the implementation of a new strategy. By way of example, many other financial institutions were trading at prices at or below book value, and thus, shareholders would have an opportunity to reinvest the proceeds they received from Crusader in such institutions on the same or more favorable basis as the Transaction.

Opinion of Howard, Lawson & Co. and Recommendation of the Crusader Board

Opinion of Howard, Lawson & Co.

         Crusader engaged HL&Co as of March 7, 2001 to render an opinion to the Board as to the fairness, from a financial point of view, as of the date of the execution of the Purchase Agreement, of the consideration expected to be received by the shareholders of Crusader as a result of the Transaction. HL&Co's engagement was limited to rendering such opinion and it neither rendered any other opinion or provided any other advice with respect to the Transaction, participated in any discussions or negotiations with Royal Bank nor considered or sought alternatives to the Transaction.

         At a meeting of the Crusader Board of Directors on March 11, 2001, HL&Co delivered its oral opinion, which it subsequently confirmed in writing on the following day, that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in the written HL&Co opinion, the consideration expected to be received by the shareholders of Crusader as a result of the Transaction is fair to such shareholders from a financial point of view. The HL&Co opinion is addressed to the Crusader Board of Directors, relates only to the financial terms of the Purchase Agreement, and does not constitute a recommendation to any Crusader shareholder as to how that shareholder should vote at the Crusader special meeting.

         The complete text of the HL&Co opinion, which sets forth the assumptions made, matters considered, limitations and qualifications on, and scope of the review undertaken by HL&Co, is attached to this document as Exhibit B, and the summary of the HL&Co opinion set forth in this document is qualified in its entirety by reference to the HL&Co opinion. Crusader's shareholders are urged to read the HL&Co opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made by HL&Co, and the limitations, qualifications and other matters described in the written opinion.

         In rendering its opinion, HL&Co, among other things:

         o reviewed an unexecuted copy of the Purchase Agreement denoted "EXECUTION COPY - 3/12/01";

         o reviewed selected publicly available information concerning Crusader and selected non-public financial and operating data of Crusader, including quarterly projections prepared by Crusader's management for the years ending June 30, 2001 and 2002, furnished to HL&Co by Crusader;

         o held discussions with members of Crusader's management concerning the Transaction, the events leading to the Transaction and Crusader's current and future business prospects;

         o reviewed the Supervisory Agreement between Crusader and the OTS, dated April 26, 2000, and related supervisory directives;

         o reviewed the calculated estimated distribution proceeds to Crusader's shareholders, net of expenses, costs, taxes payable by Crusader and other adjustments, as prepared by Crusader (the "Consideration");

         o reviewed the historical stock prices and trading volumes of Crusader's common stock;

         o compared publicly available financial and market data of companies whose securities are traded in the public markets and that HL&Co deemed generally relevant to similar data for Crusader;

         o reviewed the financial terms of other selected business combination transactions that HL&Co deemed generally relevant;

         o reviewed correspondence and other material exchanged by Crusader with prospective purchasers of the common stock or assets of Crusader; and

         o held discussions with members of Crusader's management and its legal counsel concerning Crusader's views as to the anticipated effects on Crusader's business, assets, liabilities, operations and prospects that Crusader believed would occur if Crusader were not to enter into the Purchase Agreement.

         HL&Co assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. HL&Co assumed that the financial projections provided to HL&Co by Crusader's management were reasonably prepared on bases reflecting, at the time of preparation, the best currently available estimates and judgments of management regarding Crusader's future operating and financial performance. Accordingly, HL&Co expressed no opinion with respect to such analyses or forecasts or the assumptions on which they were based. HL&Co did not assume any responsibility for or make or obtain any independent valuation, appraisal or physical inspection of the assets or liabilities of Crusader. No limitations were imposed by Crusader on HL&Co with respect to the investigations made or procedures followed by HL&Co in rendering its opinion, except that certain confidential documents relating to the supervision of Crusader by the OTS were not made available to HL&Co.

         The HL&Co opinion states that it was based on economic, market, and other conditions, and the information made available to HL&Co existing as of its date. HL&Co was not asked to update its opinion for events, facts and circumstances that may have occurred or that may be in existence following the date of its written opinion, and HL&Co has no obligation to update, revise or reaffirm its opinion.

         HL&Co was not asked to consider, and the HL&Co opinion did not address:

         o Crusader's underlying business decision to engage in the Transaction or distribution of the Consideration to its shareholders,

         o the Consideration expected to be received by any individual shareholder,

         o the relative merits of the Transaction and the distribution to its shareholders as compared to any alternative business strategies that might exist for Crusader, or

         o the effect of any other transaction in which Crusader might engage.

         Based on this information, HL&Co performed a variety of financial analyses of the Transaction and the Consideration expected to be received in the Transaction. The following paragraphs summarize the material financial analyses performed by HL&Co in arriving at its opinion.

         Analysis of Crusader's Financial Condition and Results of Operations. HL&Co reviewed Crusader's financial condition and results of operations through December 30, 2000, and noted that, as of June 30, 2000, a significant portion of Crusader's loan portfolio was concentrated in risky assets such as commercial/non-residential real estate loans (30.7%), secured property tax liens (8.4%) and short-term consumer loans (2.2%), and that Crusader's deposit base was highly concentrated in time deposits (88.0%), with 70.5% of the total deposit base concentrated in brokered time deposits. HL&Co also noted that Crusader's loan portfolio had generated interest income sufficient to provide an increasing stream of net interest income to Crusader, despite Crusader's reliance on volatile high-cost brokered time deposits. HL&Co reviewed Crusader's financial projections for the fiscal years ended June 30, 2001 and June 30, 2002, and noted that Crusader's curtailment or abandonment of its relatively profitable commercial/non-residential real estate, secured property tax lien, and short-term consumer lending businesses, as mandated by the OTS, would diminish Crusader's ability to sustain historical levels of profitability. Specifically, HL&Co noted that Crusader management's projections foresaw earnings per share declining significantly when comparing the twelve months ended December 30, 2000 to the fiscal year ended June 30, 2002.

         Public Companies Analysis. Using publicly available information, HL&Co compared selected historical and projected financial and market data ratios for Crusader to the corresponding data and ratios of other publicly traded federally chartered savings banks that HL&Co deemed relevant. These companies, referred to as the guideline public companies, consisted of:

         ESB Financial                             Northeast Pennsylvania Financial Corporation
         First Bell Bancorp, Inc.                  Oceanfirst Financial Corporation
         First Keystone Financial, Inc.            Progress Financial Corporation
         GA Financial, Inc.                        Skibo Financial Corporation
         Liberty Bancorp, Inc./NJ                  TF Financial Corporation

         Based on characteristics such as line of business, source of deposits, composition of loan portfolio, geographic location, and market value, HL&Co identified Progress Financial Corporation ("Progress") as being most comparable among the guideline public companies to Crusader.

         The following table sets forth information, for the guideline public companies, Progress, and Crusader, concerning multiples of price to various financial measures.

                                                                                                  Per Share Value
                                                                                                     Based on
                                                                                              ------------------------
                                                                                                  Low        Median
                                High          Low          Mean        Median      Progress    Multiple     Multiple
                             ------------ ------------ ------------- ------------ ----------- ------------ -----------
Price-to-Book Value                1.6x         0.7x         1.0x          1.0x         1.0x       $6.95       $9.92
Price-to-Assets                   18.1%         4.3%         9.3%          8.4%         5.4%        4.53        8.85
Price-to-Deposits                 36.9%         7.4%        15.7%         13.1%         7.7%        5.02        8.89
Price-to-Calendar
2001 Projected Earnings*          21.1x         7.8x        12.1x         11.5x         7.8x        8.66       12.77
                                                                                        Mean       $6.29      $10.11
                                                                                      Median       $5.98       $9.41

* Multiples have been applied to Crusader's projected earnings for its fiscal year ended June 30, 2002.

         Since Progress's valuation ratios were consistently at or below the mean and median, and generally at the low end of the median ratios of the entire group of guideline public companies, HL&Co considered the range between the low and the median most relevant to its analysis. Placing emphasis on the mean and median indications of value determined by application of low and median price-to-book value, price-to-assets, price-to-deposits, and price-to-projected earnings ratios, HL&Co determined a range of values for Crusader between $5.98 and $10.11 per share.

         Selected Transaction Analysis. HL&Co also analyzed publicly available financial information for selected business combination transactions involving bank holding companies since March 1998, placing emphasis on the most recent transactions (those closing within the nine-month period from June 2000 through March 9, 2001).

         In examining these transactions, referred to as the comparable acquisitions, HL&Co analyzed:

         o the premium of equity price per share actually paid over the acquired company's stock price one day, five days, and 30 days prior to the announcement of the transaction;

         o the equity price actually paid as a multiple of the acquired company's most recent publicly disclosed book value prior to the announcement of the transaction;

         o the equity price actually paid as a percentage of the acquired company's most recent publicly disclosed deposits prior to the announcement of the transaction;

         o the equity price actually paid as a percentage of the acquired company's most recent publicly disclosed total assets prior to the announcement of the transaction;

         o that part of the equity price paid that represented a premium to book value as a percentage of the acquired company's most recently disclosed deposits prior to the announcement of the transaction;

         HL&Co also analyzed, for the selected transactions, the equity price paid as a multiple of the acquired company's most recent publicly disclosed net income for the last 12 months prior to the announcement of the transaction, but determined that the results were not meaningful due to the uncertainty of Crusader's ability to sustain those earnings in the future.

         HL&Co noted in its review of transactions in the banking and thrift industry completed between January 1, 2000 and March 9, 2001, that all-cash transactions were completed at multiples of book value that were lower by 0.05, on average, than the multiples of book value for all-stock transactions.

         HL&Co considered the range from low to median as most relevant to its analysis, given the OTS-forced curtailment on or abandonment of businesses that had historically been profitable to Crusader, coupled with Crusader's continuing reliance on brokered deposits, which when combined, served to raise uncertainty over the future levels of Crusader's profitability and, therefore, attractiveness to a potential acquirer.

         The following table sets forth information concerning the stock price data for the selected transactions.


        For selected transactions closing during the six month period and the nine month period prior to March 9, 2001
--------------------------------------------------------------------------------

                                      6-month     9-month
                                       Median      Median     Crusader
                                      -------     -------     --------
Consideration as a premium to
the closing price 30 days prior
to the announcement                      48%         44%        47%


Consideration as a premium to
the closing price five days
prior to the announcement                38%         35%        20%


Consideration as a premium to
the closing price one day prior
to the announcement                      38%         31%        20%

         The following table sets forth information concerning the low and median multiples of equity price paid to book value, deposits and assets, as well as the multiples represented by the book value premium to deposits.

                                                                                      Per Share Value
                                                                                          Based on
                                                                                    Low            Median
                                                      Low          Median         Multiple         Multiple
                                                     -----         ------         --------         --------
Price-to-Book Value                                  0.97x         1.22x             $9.63           $12.11

Price-to-Deposits                                    10.6%         23.5%              7.19            15.95

Price-to-Assets                                      7.0%          17.4%              7.38            18.34

Book Premium (Discount)-to-Deposits                 (1.1%)          3.5%              9.18            12.30

         Based on these multiples, HL&Co determined a range of values for Crusader between $7.19 and $18.34 per share.

         No company, transaction or business used in the "Public Companies Analysis" or "Selected Transaction Analysis" as a comparison is identical to Crusader or the Transaction. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions, or the business segment, company or transaction to which they are being compared.

         Other Analyses. In rendering its opinion, HL&Co considered various other analyses, including, among other things, a history of trading prices and volumes for Crusader, noting that, in general, Crusader common stock outperformed the New Standard & Poors 500 Index and an index composed of the guideline public companies over the periods from December 20, 1999 to March 12, 2001 and from September 1, 2000 to March 12, 2001.

         The summary set forth above does not purport to be a complete description of the analyses performed by HL&Co in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods. Accordingly, HL&Co believes that its analyses must be considered as a whole and that considering any portion of its analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, HL&Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crusader. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The HL&Co opinion and HL&Co's related analyses were only one of many factors considered by Crusader's Board in its evaluation of the Transaction and should not be viewed as determinative of the views of Crusader's Board or management with respect to the Transaction or the consideration expected to be received by Crusader as a result of the Transaction.

         Under the terms of HL&Co's engagement letter with Crusader, Crusader has paid HL&Co fees for rendering the HL&Co opinion that Crusader and HL&Co believe are customary in transactions of this nature. Crusader has also agreed to reimburse HL&Co for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of the rendering of the opinion or other services performed under the engagement letter by HL&Co.

         HL&Co is a regionally recognized investment banking firm. As part of its investment banking services, HL&Co is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements, and other purposes. HL&Co was retained by the Crusader Board of Directors to render its opinion in connection with the Transaction based on HL&Co's experience as a financial advisor in mergers and acquisitions as well as HL&Co's familiarity with the financial services industry. HL&Co has had no other investment banking relationship with Crusader during the past two years, but during 1998, HL&Co provided services to Crusader, including financial advisory services with respect to earlier efforts to sell the Company. Joel S. Lawson III, Chairman and Chief Executive Officer of HL&Co, served as a member of Crusader's Board from 1997 to August 2000 and a member of Crusader Savings' Board from 1994 to August 2000, and beneficially owns 11,025 shares of Crusader's common stock.

Recommendation of Crusader's Board of Directors

         After carefully evaluating all of the above-mentioned factors, both positive and negative, including the fairness opinion rendered by HL&Co, the Board of Directors of Crusader has determined that the Transaction is in the best interests of Crusader and its shareholders and recommends that Crusader shareholders vote for approval of the Purchase Agreement and of the Transaction.

         In considering the recommendation of the Crusader Board of Directors, you should be aware that each of Messrs. Knox, Levy, Cohen and McAdams and Ms. Knox have delivered voting agreements to Royal Bank agreeing to vote his or her shares of common stock in favor of approval of the Purchase Agreement and the Transaction.

The Transaction

         The following is a summary of the material terms of the Purchase Agreement, a complete copy of which is attached as Exhibit A to this Proxy Statement. The Purchase Agreement is the legal document that governs the Transaction; you are urged to review the Purchase Agreement in its entirety.

Excluded Assets and Retained Liabilities

         Under the Purchase Agreement, Royal Bank will not be acquiring the following assets:

         o        Crusader's partnership interest in Washington Square Partners;

         o goodwill of Crusader other than the goodwill associated with Crusader's intellectual property; and

         o Crusader Mortgage Corporation, Crusader Mortgage Corporation of Delaware and National Chinese Mortgage Corporation, each subsidiaries of Crusader which hold no assets and conduct no business.

         Additionally, under the terms of the Purchase Agreement, Royal Bank is not obligated to acquire any or all of Crusader's loans and mortgages originated by National Chinese Mortgage Corporation (the "NCM Loans"), the aggregate value of which currently is approximately $_____million, unless an independent consultant, retained by Crusader and Royal Bank, advises Royal Bank that such loans are in compliance with all applicable laws, regulations and rules, or that any prior non-compliance has been cured.

         In the event that Royal Bank does not acquire certain of the NCM Loans, Crusader intends to attempt to sell the NCM Loans to a third party. To the extent any of the NCM Loans are not acquired by Royal Bank or sold to a third party prior to the time of the initial distribution to Crusader shareholders, such retained NCM Loans shall continue to be held as assets of Crusader and shall reduce the amount available for initial distribution to Crusader shareholders as compared to what would have been available if such loans were acquired by Royal Bank or sold to a third party.

         There can be no assurance that the NCM Loans will either be acquired by Royal Bank or will be sold to a third party on terms that Crusader finds acceptable. It is possible that Crusader will hold the NCM Loans until maturity (or until prior payoff of such loans by the borrowers), in which case Crusader intends to make ongoing distributions as sufficient cash is generated from the loans. At or prior to the completion of the Liquidation and Dissolution of Crusader, any NCM Loans that remain outstanding will be transferred to a liquidating trust for continued distribution of cash generated by such loans.

         Pursuant to the terms of the Purchase Agreement, Royal Bank will be acquiring a loan payable to Crusader Savings from USA BancShares.com, Inc. ("USA Bancshares") if, and only if, the outstanding principal balance of the USA Bancshares loan (which amount currently is $2.6 million) is less than the outstanding principal balance of a loan payable by Crusader to a subsidiary of USA Bancshares (which loan currently has an outstanding principal balance of $2.7 million). In the event that Royal Bank does not acquire the loan due to Crusader Savings from USA Bancshares, Crusader also intends to retain its loan payable to the USA Bancshares subsidiary, so that there will not be an impact on the initial Crusader distribution to shareholders. Crusader has no current intention of paying down its loan payable to the USA Bancshares subsidiary, so that both loans will be acquired by Royal Bank.

         Under the Purchase Agreement, Royal Bank will not be assuming any liabilities which may arise after December 31, 2000 which are not incurred in the ordinary course of business or that would have a material adverse effect on the Transaction.

Determination of the Closing Proceeds

         The closing proceeds are to be paid by Royal Bank to Crusader in cash. Pursuant to the Purchase Agreement, the closing proceeds are based upon the book value of the assets acquired less the book value of the liabilities assumed (the "Net Book Value"), as such amounts are reflected on the balance sheet of Crusader for the end of the month prior to the month in which the closing is to occur (the "Preliminary Balance Sheet"). For example, if the closing date were to occur in July 2001, Net Book Value would be based on Crusader's balance sheet as of June 30, 2001.

         For purposes of calculating the closing proceeds, Net Book Value is adjusted to take into account certain additional loan loss reserves (the "Additional Loan Loss Reserves"). The Additional Loan Loss Reserves are those amounts identified by Royal Bank with respect to certain of Crusader's loans (the "Adjustment Loans") for which loans, in Royal Bank's reasonable determination, Crusader has maintained inadequate reserves on its balance sheet. The adjustment to the closing proceeds for the Additional Loan Loss Reserves with respect to the Adjustment Loans (the "Due Diligence Adjustment") is equal to seventy percent (70%) of the Additional Loan Loss Reserves required by Royal Bank less $475,000.

         The Due Diligence Adjustment as of the date of the Purchase Agreement was $1,923,113. The exact amount of the Due Diligence Adjustment used in calculating the closing proceeds will not be ascertainable until the closing date, and will be reduced in the event Crusader is able to take certain corrective actions with respect to any of the Adjustment Loans, or increased to the extent additional loans are added by Royal Bank to the existing Adjustment Loans or to the extent Royal Bank reasonably determines that Additional Loan Loss Reserves need to be increased with respect to any existing Adjustment Loans. In the event the Additional Loan Loss Reserves are increased by Royal Bank by more than $1.5 million (after taking into account any reductions thereto resulting from Crusader's corrective actions), Crusader and Royal Bank each have the right to terminate the Purchase Agreement and the Transaction.

         Finally, the Purchase Agreement provides for a post-closing adjustment (the "Post-Closing Adjustment") to account for any increase or decrease in Crusader's Net Book Value between the date of the Preliminary Balance Sheet and a balance sheet prepared as of the closing date (the "Closing Balance Sheet"). The Post-Closing Adjustment, which can result in the payment of additional proceeds to Crusader or an amount due to Royal Bank, is to be paid no more than 30 business days after the closing date of the Transaction.

         It is impossible to determine the exact amount of proceeds to be received by Crusader from Royal Bank prior to the determination of:

         o the closing book value of the assets to be acquired which is dependent upon:

                  o        exactly what assets are acquired by Royal Bank;

                  o the amount of net income for the periods through the closing date; and

                  o the fluctuation in the market value of investment securities held by Crusader through the closing date.

         o        the closing book value of the liabilities to be assumed;

         o        the amount of the Due Diligence Adjustment; and

         o        the amount of the Post-Closing Adjustment, if any.

Distribution of Proceeds to Shareholders

         Once Crusader receives the closing proceeds and the amount of any Post-Closing Adjustment is determined and paid, Crusader intends to make an initial distribution to Crusader shareholders as soon as is practicable. The amount of the distribution will be equal to the aggregate proceeds received from Royal Bank, less:

         o amounts necessary to cover Crusader's expenses incurred with respect to the Transaction;

         o amounts Crusader determines it needs to retain to cover possible exposure for certain obligations, such as indemnification obligations which will continue after the closing date and any liabilities not assumed by Royal Bank; and

         o amounts Crusader determines it needs to retain to cover the ongoing operating expenses of Crusader until it can be liquidated in accordance with the Plan of Liquidation.

         In addition to these variables, the exact amount of the initial distribution to shareholders will be dependent upon the factors and variables discussed in the above section entitled "Determination of Closing Proceeds" including the determination as to what portion, if any, of the NCM Loans are either acquired by Royal Bank or sold to a third party prior to the closing date of the Transaction. After the initial distribution, Crusader intends to continue to make one or more additional distributions to shareholders as part of its Plan of Liquidation to the extent it has available cash to do so. Crusader currently anticipates that after all distributions are made to shareholders, shareholders will have received in the aggregate approximately $_____ per share. However, due to the various factors that can affect both the closing proceeds to be received from Royal Bank in the Transaction and the amount of the initial and any subsequent distributions to shareholders, there can be no assurance that the amount to be distributed to shareholders will not be less than what Crusader currently anticipates.

         Shareholders may call Bruce A. Levy, President of Crusader at (215) 893-1500 to obtain updated information on the estimated amount of proceeds to be distributed to shareholders.

Closing of and Effect of the Transaction

         If the Purchase Agreement and the Transaction are approved by Crusader's shareholders and all other conditions to the consummation of the Transaction are satisfied or waived, the completion of the Transaction is expected to occur on or before July 31, 2001.

         After the Transaction is consummated, Royal Bank will acquire substantially all of Crusader's assets and assume substantially all of its liabilities and Crusader will continue in existence but will cease substantially all of its business operations. Crusader, however, intends to remain a public company subject to the reporting provisions of the Exchange Act and the Transaction will not affect shareholders' status as shareholders of Crusader.

         However, because the value of Crusader's remaining assets after the consummation of the Transaction (and the initial distribution to shareholders) will fall below those standards for listing on the Nasdaq National Market, Crusader's common stock will, most likely, be delisted from the Nasdaq National Market and may trade on the Nasdaq Small Cap Market or on the OTC Bulletin Board system. Crusader's remaining assets will be used to defray transaction related expenses and the costs of remaining a public company. Among other activities, Crusader will be actively involved in:

         o        preparing the Closing Balance Sheet;

         o        reviewing Post-Closing Adjustment amounts;

         o evaluating, and where appropriate, instituting claims against third parties;

         o remaining a public company and fulfilling all obligations incidental thereto;

         o        maintaining all statutory filing requirements;

         o        following the resolution of all claims and contingencies; and

         o making one or more additional distributions to shareholders pursuant to Crusader's Plan of Liquidation.

         Crusader will also invest and reinvest any closing proceeds received from the Transaction and any other proceeds received from the sale of any assets not sold to Royal Bank that are not distributed to shareholders. Crusader intends to invest such proceeds in government securities or comparable investments so as to not conduct its affairs in a manner which would require registration as an investment company under the Investment Company Act of 1940, as amended.

         Crusader's Board of Directors intends to liquidate and dissolve Crusader pursuant to the Plan of Liquidation attached to this Proxy Statement as Exhibit C as soon as it is practical to do so, but in no event later than 2004. In reaching its determination on when to completely liquidate and dissolve, the Board will be considering, among other things, the amount of any assets and liabilities held by Crusader and the time it will take to dissolve such assets and liabilities. Crusader may also elect to defer completion of the Liquidation and Dissolution until the recapture period on certain tax credits previously utilized by Crusader expires in 2004.

         Crusader intends to make ongoing distributions to shareholders as cash becomes available to do so. A final distribution to shareholders will not be made until the completion of the Liquidation and Dissolution of Crusader and all of its subsidiaries. In the event that Crusader has any remaining assets at the time of the completion of Liquidation and Dissolution, such assets may, if necessary, be transferred to a liquidating trust for continued distribution of such assets to the shareholders.

         Any future distribution of assets will be at the discretion of the Board of Directors and available only to shareholders of Crusader on a record date to be established at a later time in connection with any such future distribution. Shareholders that currently are record holders of common stock, who are not record holders at the time a record date is established in connection with a future distribution, if any, will not be entitled to participate in any such distribution of assets.

Conditions to Completion of the Transaction

         Under the Purchase Agreement, neither Royal Bank nor Crusader has an obligation to complete the Transaction if any condition to its obligation to complete the Transaction is not satisfied on or before the closing date of the Transaction. These conditions may be waived or modified either mutually by the parties or, with respect to certain conditions, by the party that is entitled to the benefits of the condition. Neither Royal Bank nor Crusader has any present intention to waive or modify any condition that it deems material.

         The material obligations of each of Royal Bank and Crusader to complete the Transaction are as follows:

         o the approval of the Purchase Agreement and the Transaction by Crusader's shareholders;

         o the receipt of all governmental permits, consents, and approvals reasonably necessary for the consummation of the Transaction, including the approval of the FDIC and the Pennsylvania Department of Banking;

         o the absence of any court order, government proceeding, legislation, or regulation making the consummation of the Transaction illegal; and

         o the absence of any litigation or proceeding against any of Royal Bank, Crusader, Crusader Savings or AIC seeking to prevent the consummation of the Transaction.

         o the material accuracy, as of the date of the Purchase Agreement and the closing date of the Transaction, of the representations and warranties of Crusader, and the material performance of all of the terms of the Purchase

                  Agreement to be performed by Crusader before the completion of the Transaction.

         o the material accuracy, as of the closing date of the Transaction, of the representations and warranties of Royal Bank and the material performance of all of the terms of the Purchase Agreement to be performed by Royal Bank before the completion of the Transaction.

         You should review Article 6 of the Purchase Agreement for a full statement of the conditions to the obligations of the parties to complete the Transaction.

Representations and Warranties

         In the Purchase Agreement, Crusader made various representations and warranties relating to, among other things:

         o        its and its subsidiaries' businesses and financial condition;

         o        the validity and status of various loans;

         o        the validity and status of its mortgage banking operations;

         o        the satisfaction of legal requirements for the Transaction;
                  and

         o        the absence of material litigation.

         You should review Article 4 of the Purchase Agreement for a full statement of the representations and warranties of the parties.

Conduct of Business Before Consummation of the Transaction

         The Purchase Agreement provides that, before the completion of the Transaction, Crusader will conduct its business and the business of its subsidiaries only in the ordinary course of business and consistent with prior practice. The Purchase Agreement also generally provides for restrictions with respect to Crusader on, among other things:

         o the issuing and granting of any rights with respect to shares of capital stock of Crusader or its subsidiaries;

         o entering into or amending material contracts and other commitments;

         o        transferring or disposing of certain assets;

         o making any loan or other credit facility or extending credit in excess of $500,000;

         o        amending its charter or bylaws;

         o        acquiring or disposing of any investment securities; and

         o        incurring certain indebtedness.

Indemnity

         Each of Crusader and Royal Bank have agreed to indemnify the other for a period of twelve (12) months from the closing date of the Transaction for aggregate claims in excess of $50,000 resulting from damages arising out of actions, suits, or proceedings commenced after the closing date and relating to the purchased assets and assumed liabilities. Each of Crusader's and Royal Bank's potential liability under the indemnity section is capped at $500,000.

Amendment and Waiver

         The Purchase Agreement may be amended at any time by the written agreement of Royal Bank and Crusader, Crusader Savings and AIC. After the Purchase Agreement has been approved by the shareholders of Crusader, however, it may be amended only as permitted by Pennsylvania law. Any provision of the Purchase Agreement may be waived at any time by the party that is entitled to the benefits of the provision.

         In the Purchase Agreement, Crusader has agreed not to institute, solicit, negotiate or encourage proposals or offers for, or provide any confidential information relating to, any acquisition of all or any substantial portion of the business or properties of Crusader, other than the Transaction. Crusader has also agreed to notify Royal Bank if it is approached by a third party regarding any such possible acquisition.

Termination

         The Purchase Agreement may be terminated before the closing date of the Transaction, whether before or after approval by Crusader's shareholders:

         o by mutual written agreement of Royal Bank and Crusader or if the Transaction is not consummated on or before July 31, 2001.

         o by Royal Bank if the books and records relating to the purchased assets and assumed liabilities are destroyed by casualty.

         o by either Royal Bank or Crusader upon a material breach by the other that is not cured in a timely manner.

         o by either Crusader or Royal Bank in the event Royal Bank makes any upward adjustment in excess of $1.5 million to the Additional Loan Loss Reserves.

         o by Royal Bank in the event of a material breach of any of Crusader's representations, warranties, covenants and agreements which individually or in the aggregate with other breaches amount to more than $750,000.

         Generally termination of the Transaction will be without cost or liability to either of Crusader or Royal Bank. In certain circumstances, however, termination fees may be payable by either Crusader or Royal Bank. These circumstances include:

         o Termination by Crusader or Royal Bank for a material breach of the other, which breach is due to willful conduct or gross negligence, will require the breaching party to pay the out-of-pocket costs and expenses, including legal and investment banking fees of the non-breaching party.

         o Termination by Royal Bank for a material breach by Crusader of its representations, warranties and covenants, when such breach is caused by willful conduct or gross negligence, will require Crusader to pay to Royal Bank $500,000.

         o Termination by Royal Bank for a material breach by Crusader when such breach is due to willful conduct or gross negligence and if Crusader, within six (6) months of the later of July 31, 2001 and the date of termination, enters into a subsequent agreement to sell its business, will require Crusader to pay Royal Bank an additional $1.5 million.

Expenses of the Transaction

         Each of Crusader and Royal Bank is responsible for its respective expenses incurred in conjunction with the transaction. Royal Bank has agreed to pay all expenses related to the assignment of the mortgages and loan documents.

Interests of Certain Officers and Directors in the Transaction

         While none of the officers or directors of Crusader currently has entered into any employment, consulting or other agreements with Royal Bank, Royal Bank has agreed to consider extending employment to certain of Crusader's current officers. It is not anticipated that any such employment would be on more favorable terms than those which currently exist with regard to such officers.

         Assuming aggregate distributions to shareholders of $_____ per share of common stock (which amount cannot be determined at this time as explained more fully in the Section of this Proxy Statement entitled "The Transaction - Determination of Closing Proceeds"), Messrs. Knox and Levy, as shareholders of Crusader, would receive approximately $__________ and $__________, respectively, of the proceeds distributed to shareholders. Additionally, the other Crusader Board members would receive an aggregate of $__________. Any distributions to Messrs. Knox and Levy and the other Crusader Board members will be for the same per share amount as for all other shareholders.

Federal Income Tax Consequences of the Distributions to Shareholders

         The following summary of the federal income tax consequences of the distributions to shareholders in connection with the Liquidation and Dissolution is included for general purposes only for shareholders who are citizens or permanent residents of the United States and who hold their shares of Crusader as capital assets. This summary is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the distributions to shareholders in connection with the Liquidation and Dissolution under applicable foreign, state or local laws. Each shareholder is urged to consult his own tax advisor as to the specific federal, state, local, foreign or other tax consequences of the distributions to such shareholder, based on such shareholder's own particular status and circumstances.

         Distributions received by a shareholder in connection with Crusader's Plan of Liquidation are generally treated as in full payment in exchange for shares of Crusader, and a shareholder will generally recognize capital gain or loss that is measured by the difference between the shareholder's adjusted tax basis for such shares and the amount of distributions received. Distributions of property are taken into account for this purpose at their fair market value on the date of distribution. If a series of distributions are made in the Liquidation and Dissolution, a shareholder will recover his entire basis before recognizing gain. Similarly, no loss may be recognized until a shareholder has received all the distributions to which such shareholder is entitled in the Liquidation and Dissolution. Otherwise, shareholders will use their own methods of accounting (cash or accrual) to determine the taxable year in which gain or loss is recognized on account of the receipt of distributions in the Liquidation and Dissolution. Each shareholder must attach to his or her tax return for each taxable year in which a distribution is received a statement of the facts and circumstances of the Liquidation and Dissolution.

         Gain or loss is calculated separately if a shareholder owns multiple blocks of stock acquired on different dates. Distributions received by a shareholder in the Liquidation and Dissolution are allocated to each block on the basis of that block's proportion of the total number of shares held by that shareholder. Consequently, a shareholder in some circumstances may recognize a capital gain with respect to one block of Crusader shares in a taxable year prior to the year in which a capital loss may be recognized with respect to another block of shares. Because individual taxpayers may not carry back their capital losses, some shareholders may pay tax even though they have an overall net loss on the Liquidation and Dissolution. Whether the capital gain or loss for a particular block of shares is long-term or short-term depends on whether that block of shares has been held for more than one year.

         Notwithstanding the foregoing rules that will be generally applicable to distributions made in the course of the Liquidation and Dissolution, Crusader may designate certain distributions made in the Liquidation and Dissolution (but not in excess of any shareholder's allocable share of Crusader's undistributed personal holding company income for any taxable year) as dividends in order to minimize its liability for personal holding company tax. Any distributions that are designated as dividends will be taxable to shareholders as ordinary income.

         THE CRUSADER BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PURCHASE AGREEMENT AND TRANSACTION.

                       APPROVAL OF THE PLAN OF LIQUIDATION

         The second proposal presented to the Crusader shareholders at this special meeting is to consider and approve the Plan of Liquidation pursuant to which Crusader will effect a complete Liquidation and Dissolution by no later than 2004.

         The following is a summary of the effects of the Plan of Liquidation. The following summary of the Plan of Liquidation is not complete. You are encouraged to read all of the information in this Proxy Statement and in the Plan of Liquidation attached as Exhibit C which is incorporated by reference herein.

                       SUMMARY OF THE PLAN OF LIQUIDATION

Summary of the Liquidation and Dissolution

         By unanimous vote at a Board of Directors meeting on April 5, 2001, the Board approved the Plan of Liquidation and approved submitting the Plan of Liquidation to Crusader's shareholders for their consideration.

         Under the terms of the Purchase Agreement and the Transaction, which are summarized in the first proposal contained in this Proxy Statement, Crusader is selling substantially all of its assets to Royal Bank and Royal Bank has agreed to assume substantially all of Crusader's liabilities. As discussed in the portion of this Proxy Statement entitled "The Transaction - Determination of Closing Proceeds" and "The Transaction - Distribution of Proceeds to Shareholders," the distributable proceeds received in the Transaction will be distributed to shareholders as soon as is practicable after determination of the Post-Closing Adjustment.

         A summary of the Federal income tax consequences of any distributions made as part of the Liquidation and Dissolution are discussed in the Section of this Proxy Statement entitled "The Transaction - Federal Income Tax Consequences of Distributions to Shareholders."

         After consummation of the Transaction, Crusader and its subsidiaries intend to cease all business operations and will no longer be in the business of providing community banking services and mortgage lending for residential and multi-family housing and commercial real estate or any of its other business lines.

Summary of the Plan of Liquidation

         The Plan of Liquidation provides that after approval by the shareholders, Crusader will take all steps necessary to dissolve itself in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended. The Plan of Liquidation provides that Crusader shall distribute to its shareholders on a pro rata basis in accordance with their interests as shown on the books and records of Crusader, at the time of such distribution.

         The Plan of Liquidation provides that the Liquidation and Dissolution of Crusader shall be completed by 2004. It also provides that Crusader's officers are permitted to take all action necessary to consummate the Plan of Liquidation and that the Board of Directors may terminate the Plan of Liquidation at any time prior to the filing of Articles of Dissolution with the Department of State of the Commonwealth of Pennsylvania.

         THE CRUSADER BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN OF LIQUIDATION.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND CRUSADER MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Crusader's common stock as of March 31, 2001 by: (i) each person known by Crusader to be the beneficial owner of more than five percent of the outstanding shares of common stock; (ii) each director and Named Executive Officer of Crusader; and (iii) all executive officers and directors of Crusader as a group.

                                                            Number of Shares
Name of Beneficial Owner (1)                                Beneficially Owned              Percent of Ownership
----------------------------                                ------------------              --------------------
Thomas J. Knox (2)                                               1,636,110                           42.05%
Bruce A. Levy                                                      770,725                           19.81
Joseph M. Matisoff                                                   1,000                               *
D. Walter Cohen, D.D.S.(3)                                          26,279                               *
Linda R. Knox(4)                                                   138,915                            3.57
Brian McAdams(5)                                                    23,192                               *
Robert L. Macaulay                                                      --                               *
All directors and officers as a group (7 persons)                2,596,221                           66.72%

-----------------------------
*        Constitutes less than 1%.

(1) Unless otherwise indicated, the address of all beneficial owners is in care of Crusader.

(2) Excludes 138,915 shares of Common Stock held by Linda R. Knox in trust for the children of Linda R. and Thomas J. Knox, as to which Mr. Knox disclaims beneficial ownership.

(3) Includes 15,254 shares which Dr. Cohen has a right to acquire pursuant to the exercise of stock options within 60 days of March 31, 2001.

(4) Includes all shares of Common Stock held in trust for the children of Linda R. and Thomas J. Knox. Does not include 1,636,110 shares beneficially owned by her husband, Thomas J. Knox, as to which shares Ms. Knox disclaims beneficial ownership.

(5) Includes 12,167 shares which Mr. McAdams has a right to acquire pursuant to the exercise of stock options within 60 days of March 31, 2001.

                          INFORMATION ABOUT ROYAL BANK

         Royal Bank is a wholly owned subsidiary of Royal Bancshares of Pennsylvania, Inc. a publicly traded company trading on the Nasdaq National Market under the Symbol "RBPAA."

         Royal Bank was incorporated in the Commonwealth of Pennsylvania on July 30, 1963, and was chartered by the Commonwealth of Pennsylvania Department of Banking and commenced operation as a Pennsylvania state-chartered bank on October 22, 1963. Royal Bank is the successor to the Bank of King of Prussia, the principal ownership of which was acquired by Daniel M. Tabas in 1980. Royal Bank of Pennsylvania is an insured bank under the FDIC.

         Royal Bank's primary service area includes Montgomery, Chester, Bucks, Delaware, Berks and Philadelphia counties, southern New Jersey and Delaware in the vicinity of Wilmington. This area includes residential areas and industrial and commercial businesses of the type usually found within a major metropolitan area. Royal Bank serves this area from thirteen offices located throughout Montgomery, Philadelphia and Berks counties. Royal Bank also considers the states of Pennsylvania, New Jersey, New York and Delaware to constitute its service area for certain services. On occasion, Royal Bank will do business with clients located outside of its service area. Royal Bank's legal headquarters are located at 732 Montgomery Avenue, Narberth, PA.

         Royal Bancshares is a Pennsylvania business corporation and a bank holding company registered under the Federal Bank Holding Company Act of 1956, as amended and is supervised by the Board of Governors of the Federal Reserve System. The principal activities of Royal Bancshares are owning and supervising Royal Bank.

         You can review the Royal Bancshares filings with the Commission at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Additionally, these filings may be viewed at the Commission's website at http://www.sec.gov.

                         CRUSADER FINANCIAL INFORMATION

         The following is certain consolidated financial information concerning Crusader and its subsidiaries, which includes:

         o Consolidated Financial Statements for the three and six month periods ending December 31, 2000

           [ ] Consolidated Balance Sheets as of December 31, 2000 and
               September 30, 2000

           [ ] Consolidated Statements of Income for the three and six month periods ending December 31, 2000 and 1999

           [ ] Consolidated Statement of Shareholders' Equity and
               Comprehensive Income for the six months ended December 31, 2000

           [ ] Consolidated Statement of Cash Flows for the six month period ended December 31, 2000 and 1999

           [ ] Notes to the Financial Statements for the three and six month periods ending December 31, 2000

         o Selected Consolidated Financial Data for the years ended June 30, 2000, 1999, 1998, 1997 and 1996

         o Consolidated Financial Statements for Crusader and Report of Independent Certified Public Accountants

           [ ] Consolidated Balance Sheets as of June 30, 2000 and 1999

           [ ] Consolidated Statements of Income for the fiscal years ended
               June 30, 2000, 1999 and 1998

           [ ] Consolidated Statement of Shareholders' Equity for the fiscal years ended June 30, 2000, 1999 and 1998

           [ ] Consolidated Statement of Cash Flows for the fiscal years ended
               June 30, 2000, 1999 and 1998

           [ ] Notes to Consolidated Financial Statements

Crusader Holding Corporation and Subsidiary
Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                                    December 31,               June 30,
                                                                        2000                     2000
                                                                        ----                     ----
                                                                     (Unaudited)
ASSETS
  Cash and cash equivalents                                          $42,146,000               $13,332,000
  Investment securities available-for-sale                            26,818,000                26,312,000
  Mortgage-backed securities available-for-sale                       14,383,000                14,393,000
  Loans held for sale (estimated market value
      of $7,526,000  and $9,850,000 at December 31, 2000
      and June 30, 2000, respectively)                                 7,438,000                 9,735,000
  Loans receivable, net                                              304,863,000               320,839,000
  Accrued interest receivable                                          2,697,000                 2,326,000
  Other real estate owned                                                633,000                 1,149,000
  Premises and equipment, net                                            711,000                   773,000
  Other assets.                                                        6,660,000                 4,889,000
                                                                    ------------              ------------
               Total Assets                                         $406,349,000              $393,748,000
                                                                    ============              ============

LIABILITIES

  Deposits                                                          $261,677,000              $243,261,000
  Advances from Federal Home Loan Bank                                90,500,000                95,200,000
  Other borrowings                                                     4,142,000                 9,033,000
  Other liabilities                                                   11,469,000                13,372,000
                                                                    ------------              ------------
               Total Liabilities                                     367,788,000               360,866,000

MINORITY INTEREST                                                        302,000                   286,000

SHAREHOLDERS' EQUITY
  Preferred stock - authorized, 5,000,000 shares of
      $0.01 par value; none outstanding                                      ---                       ---
  Common stock - authorized, 20,000,000 shares of
      $0.01 par value; 3,855,387 and 3,865,087
      shares outstanding at December 31,
      2000 and June 30, 2000, respectively                                40,240                    40,240
  Additional paid-in capital                                          23,521,510                23,521,510
  Retained earnings                                                   16,903,250                11,822,250
  Treasury stock, at cost (168,795 and 159,095 shares at
      December 31, 2000 and June 30, 2000, respectively)              (1,465,000)               (1,390,000)
  Accumulated other comprehensive loss                                  (741,000)               (1,398,000)
                                                                    ------------              ------------
               Total Shareholders' Equity                             38,259,000                32,596,000
                                                                    ------------              ------------
               Total Liabilities and Shareholders' Equity           $406,349,000              $393,748,000
                                                                    ============              ============



See accompanying notes to consolidated financial statements

Crusader Holding Corporation and Subsidiary
Consolidated Statements of Income (Unaudited)
--------------------------------------------------------------------------------

                                                                     Three months                         Six months
                                                                  ended December 31,                  ended December 31,
                                                               -----------------------              ---------------------
                                                               2000               1999              2000             1999
                                                               ----               ----              ----             ----
INTEREST INCOME
  Loans, including fees                                    $7,594,000         $6,694,000        $15,213,000       $12,913,000
  Short-term consumer loans, including fees                 2,351,000          1,070,000          3,896,000         1,811,000
  Investment and mortgage-backed securities                 1,026,000            782,000          1,943,000         1,433,000
                                                           ----------         ----------        -----------       -----------
                    Total interest income                  10,971,000          8,546,000         21,052,000        16,157,000
                                                           ----------         ----------        -----------       -----------

INTEREST EXPENSE
  Deposits                                                  4,361,000          2,437,000          8,369,000         4,741,000
  Borrowed funds                                              973,000          1,638,000          2,309,000         2,970,000
                                                           ----------         ----------        -----------       -----------
                    Total interest expense                  5,334,000          4,075,000         10,678,000         7,711,000
                                                           ----------         ----------        -----------       -----------

NET INTEREST INCOME                                         5,637,000          4,471,000         10,374,000         8,446,000

PROVISION FOR LOAN LOSSES
  Short-term consumer loans                                   692,000            558,000          1,433,000           885,000
  Other loans                                                 350,000            350,000            600,000           650,000
                                                           ----------         ----------        -----------       -----------
                   Total provision for loan losses          1,042,000            908,000          2,033,000         1,535,000
                                                           ----------         ----------        -----------       -----------

NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                         4,595,000          3,563,000          8,341,000         6,911,000

NON-INTEREST INCOME
  Service charges on deposit accounts and
     other fees                                                36,000             61,000             81,000            91,000
  Mortgage banking revenues                                   279,000            401,000            385,000           951,000
  Other                                                       221,000            187,000            372,000           353,000
                                                           ----------         ----------        -----------       -----------
                    Total non-interest income                 536,000            649,000            838,000         1,395,000

NON-INTEREST EXPENSES
  Employee compensation and benefits                          505,000            463,000            922,000           880,000
  Data processing                                              40,000             37,000             76,000            73,000
  Federal insurance premiums                                   31,000             28,000             57,000            53,000
  Occupancy and equipment                                     111,000            101,000            211,000           213,000
  Professional fees                                            82,000             54,000            188,000           136,000
  Mortgage banking expenses                                   330,000            595,000            661,000         1,303,000
  Other operating                                             193,000            150,000            412,000           250,000
  Goodwill amortization                                        21,000             21,000             42,000            42,000
                                                           ----------         ----------        -----------       -----------
                    Total non-interest expenses             1,313,000          1,449,000          2,569,000         2,950,000
                                                           ----------         ----------        -----------       -----------

INCOME BEFORE INCOME TAX EXPENSE                            3,818,000          2,763,000          6,610,000         5,356,000

INCOME TAX EXPENSE                                            496,000            876,000          1,352,000         1,705,000
                                                           ----------         ----------        -----------       -----------
    Income before minority interest                         3,322,000          1,887,000          5,258,000         3,651,000
Minority interest                                              83,000             85,000            177,000           163,000
                                                           ----------         ----------        -----------       -----------
    NET INCOME                                             $3,239,000         $1,802,000       $  5,081,000        $3,488,000
                                                           ==========         ==========       ============       ===========


Net income per share, basic and diluted                    $    0 .84         $     0.46       $       1.32       $      0.89
                                                           ==========         ==========       ============       ===========

Basic and diluted weighted average shares outstanding       3,858,000          3,906,000          3,859,000         3,916,000
                                                           ==========         ==========       ============       ===========

See accompanying notes to consolidated financial statements.

Crusader Holding Corporation and Subsidiary
Consolidated Statement of Shareholders' Equity and Comprehensive Income
For the six months ended December 31, 2000 (Unaudited)
--------------------------------------------------------------------------------

                                                                                                         Accumulated
                                                     Additional                                             other
                                        Common         paid-in         Treasury         Retained        Comprehensive
                                        stock          capital           stock          earnings        income (loss)
                                        -----          -------           -----          --------        -------------
Balance at June 30, 2000             $ 40,240      $23,521,510      ($1,390,000)     $11,822,250        ($1,398,000)

Net unrealized loss on
  securities available-for-sale           -               -                  -              -               657,000

Purchase of treasury stock                -               -          (  75,000)             -                  -

Net income                                -               -                  -          5,081,000              -

Total comprehensive loss             --------      ----------       ----------       ------------     -------------


Balance at December 31, 2000         $ 40,240      $23,521,510      ($1,465,000)      $16,903,250       ($  741,000)
                                     ========      ===========      ============     ============     ==============

                                [RESTUBBED TABLE]


                                            Total
                                        Shareholders'      Comprehensive
                                            equity            Income
                                            ------            ------
Balance at June 30, 2000               $32,596,000

Net unrealized loss on
  securities available-for-sale           657,000       $   657,000

Purchase of treasury stock                ( 75,000)

Net income                               5,081,000         5,081,000
                                                         -----------

                                                         $ 5,738,000
Total comprehensive loss               -----------       ===========

                                       $38,259,000
Balance at December 31, 2000           ===========



See accompanying notes to consolidated financial statements.

Crusader Holding Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
--------------------------------------------------------------------------------

                                                                                                      Six months ended
                                                                                                         December 31,
                                                                                                   ------------------------
                                                                                                   2000                1999
                                                                                                   ----                ----
OPERATING ACTIVITIES
Net income                                                                                   $  5,081,000         $  3,488,000
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
Amortization of premiums and discounts on securities and loans, net                               (77,000)              79,000
Amortization of goodwill                                                                           42,000               42,000
Provision for loan losses                                                                       2,033,000            1,535,000
Net gain on sale of loans held for sale                                                          (384,000)            (583,000)
Depreciation and amortization of premises and equipment                                           111,000              132,000
Proceeds from sale of assets held for sale                                                     33,214,000           71,969,000
Originations of loans held for sale                                                           (30,533,000)         (58,195,000)
(Increase) decrease in accrued interest receivable                                               (371,000)              74,000
(Increase) decrease in deferred income taxes                                                         -                (431,000)
Other, net                                                                                     (3,990,000)             778,000
                                                                                             ------------         ------------
    Net cash provided by (used in) operating activities                                         5,126,000           18,888,000

INVESTMENT ACTIVITIES
Net (increase) decrease in loans                                                               13,943,000          (51,980,000)
Purchase of investment securities available-for-sale                                                 -              (4,659,000)
Purchase of mortgage-backed securities available-for-sale                                            -              (3,769,000)
Repayment of principal of investment securities available-for-sale                                   -                    -
Repayment of principal of mortgage-backed securities available-for-sale                           576,000              735,000
Proceeds from sale of property acquired through loan foreclosure actions                          516,000              587,000
Purchase of premises and equipment                                                               ( 49,000)            (156,000)
                                                                                             ------------         ------------
    Net cash provided by (used in) investing activities                                        14,986,000          (59,242,000)

FINANCING ACTIVITIES
Net increase in deposits                                                                       18,416,000           19,191,000
Advances (repayments) from Federal Home Loan Bank, net                                         (4,700,000)          37,700,000
(Repayment) proceeds from long-term FHLB advances                                                    -              (6,800,000)
Repayment of securities sold under agreements to repurchase                                    (4,891,000)          (3,280,000)
(Decrease) Increase in advance payments by borrowers for taxes and insurance                      (64,000)             362,000
Purchase of treasury stock                                                                        (75,000)            (808,000)
Increase(decrease) in minority interest                                                            16,000              (10,000)
                                                                                             ------------         ------------
    Net cash provided by financing activities                                                   8,702,000           46,355,000

Net increase (decrease) in cash and cash equivalents                                           28,814,000            6,001,000

Cash and cash equivalents at beginning of period                                               13,332,000            6,056,000
                                                                                             ------------         ------------

Cash and cash equivalents at end of period                                                   $ 42,146,000         $ 12,057,000
                                                                                             ============         ============



See accompanying notes to consolidated financial statements.

Crusader Holding Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of and for the three and six month periods ended December 31, 2000 and 1999 is unaudited)
--------------------------------------------------------------------------------
1. BASIS OF PRESENTATION

The unaudited consolidated financial statements as of December 31, 2000, and for the three and six month periods ended December 31, 2000 and 1999 include the accounts of Crusader Holding Corporation (the "Company") and its wholly-owned subsidiary, Crusader Savings Bank, FSB (the "Bank"), along with the Bank's wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring accruals) necessary for fair presentation of results of operations for the interim periods included herein have been made. The results of operations for the three and six month periods ended December 31, 2000 are not necessarily indicative of results to be anticipated for the full year.


2. NET INCOME PER SHARE

Basic and diluted earnings per share are calculated using statement of Financial Accounting Standards ("SFAS") No. 128. Under SFAS No. 128, basic earnings per share is computed based upon the weighted average number of common shares outstanding during the period while diluted earnings per share is computed based upon the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares are stock options, warrants and similar items. In converting the common equivalent shares to common shares, the Treasury Stock Method is utilized whereby it is assumed that the proceeds that would be received upon the exercise of the common stock equivalent shares are used to repurchase outstanding common shares at the average market price during the period. There was no difference between the Company's basic and diluted earnings per share.

In determining the weighted average shares outstanding during the period in the computation of basic and diluted earnings per share, retroactive effect was given to all stock dividends, including the 5% stock dividend paid October 14, 1999. Basic and diluted weighted average shares outstanding were 3,858,000 and 3,906,000 for the three months ended December 31, 2000, and December 31, 1999, respectively.


3. ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, the status of specific problem loans and overall current economic conditions that may affect the ability of borrowers to repay their loans. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses based on their judgments about information available to them at the time of their examinations.

4.  RECENT PRONOUNCEMENTS

None

5.  RECENT LITIGATION

During October 1998, one of the Bank's deposit customers (the "Bank Depositor") had deposited approximately $1.3 million of dishonored money orders which resulted in its account being deficient by a similar amount. The Bank has initiated a lawsuit in the Court of Common Pleas of Philadelphia County against the money order company which placed the stop payments on the money orders issued by the Bank Depositor alleging, among other things, that the money orders were improperly stopped and the Bank was a holder in due course and is therefore entitled to reimbursement. The Bank is seeking reimbursement in the lawsuit. The Bank has also initiated an involuntary bankruptcy proceeding against the Bank Depositor in the United States Bankruptcy Court for the Eastern District of Pennsylvania. The Bank is seeking to have a trustee preserve the assets of the Bank Depositor in order that the Bank may receive partial reimbursement. An order for relief under Chapter 7 of the Bankruptcy Code was granted on March 8, 1999. In September 1999, the Company recorded a pre-tax provision of $950,000 to provide for its potential exposure with respect to the money orders. At December 31, 2000 the Company has a remaining receivable of $275,000 related to this matter. The Company believes its litigation has strong merit; however, the pre-tax provision was recorded because of the length of time likely to transpire before the litigation is finalized and the potential uncertainty associated therewith.

Selected Consolidated Financial Data

 The following selected consolidated financial data with respect to the Company's income statements for the fiscal years ended June 30, 1998, 1999 and 2000 and with respect to the Company's balance sheets at June 30, 1999 and 2000 are derived from the audited Consolidated Financial Statements of the Company which are included elsewhere in this report and are qualified by reference to such Consolidated Financial Statements and the related Notes thereto. Selected Results of Operations data for the fiscal years ended June 30, 1996 and 1997 and Selected Balance Sheet data at June 30, 1996, 1997 and 1998 are derived from Consolidated Financial Statements of the Company not included herein. This selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto.

                                                                          At or for the Year Ended June 30,
                                                          ------------------------------------------------------------------
                                                              2000          1999          1998          1997         1996
                                                          ------------  ------------  ------------  -----------  -----------
                                                                 (In thousands, except per share amounts and ratios)
Selected Results of Operations:
 Interest income .......................................    $ 34,475      $ 21,896      $ 14,521     $  7,919      $ 4,973
 Interest expense ......................................      16,962        11,589         8,485        5,130        3,559
 Net interest income ...................................      17,513        10,307         6,036        2,789        1,414
 Provision for loan losses:
   Short-term consumer loans ...........................       2,017           228             0            0            0
   Other loans .........................................       1,300           713           385           58           42
 Total non-interest income .............................       2,522         4,584         5,013        1,585          417
   Mortgage banking income .............................       1,634         3,969         4,712        1,074          417
 Total non-interest expenses ...........................       5,811         6,147         4,747        2,862        1,616
   Core non-interest expenses ..........................       3,467         2,742         2,067        1,680        1,616
   Mortgage banking expenses ...........................       2,259         2,371         2,628          886            0
   Goodwill amortization ...............................          85            84            52            0            0
   Loss on fraudulent money orders(1) ..................           0           950             0            0            0
   SAIF special assessment(2) ..........................           0             0             0          296            0
 Minority interest in earnings .........................         369           180            72           12            0
 Income tax expense(3) .................................       3,343         2,657         2,109          480           61
 Net income ............................................       7,195         4,966         3,736          962          112
 Net income, excluding one-time charges (1)(2) .........       7,195         5,574         3,736        1,154          112

Per Share Data (Diluted):(3)
 Net income per share ..................................        1.85          1.24          1.20         0.42         0.06
 Net income per share, excluding one-time
   charges(1)(2) .......................................        1.85          1.39          1.20         0.50         0.06
 Weighted average shares outstanding ...................       3,895         4,020         3,108        2,297        1,764

Selected Balance Sheet Data:
 Total assets ..........................................    $393,748      $307,280      $202,034     $117,093      $81,307
 Investment and mortgage-backed securities .............      40,705        31,213        17,551       22,343       22,097
 Loans held for sale ...................................       9,735        74,708        48,389        6,244        1,659
 Loans receivable, net .................................     320,839       187,696       120,984       85,992       53,604
 Deposits ..............................................     243,261       189,106       118,831       95,906       59,624
 Borrowings ............................................     104,233        88,580        57,430       14,730       16,651
 Shareholders' notes ...................................           0             0             0        2,990        2,918
 Shareholders' equity(4) ...............................      32,596        27,336        23,223        2,895        1,512

                                                                     At or for the Year Ended June 30,
                                                       --------------------------------------------------------------
                                                          2000         1999         1998         1997         1996
                                                       ----------   ----------   ----------   ----------   ----------
                                                            (In thousands, except per share amounts and ratios)
Performance Ratios:
 Return on average assets, excluding one-time
   charges(1)(2) ...................................       2.08%        2.23%        2.24%        1.17%        0.17%
 Return on average assets ..........................       2.08%        1.98%        2.24%        0.97%        0.17%
 Return on average invested capital, excluding
   one-time charges(1)(2)(5) .......................      24.26%       22.49%       30.17%       19.61%        2.53%
 Return on average invested capital(5) .............      24.26%       20.03%       30.17%       16.35%        2.53%
 Net yield on interest-earning assets ..............       5.11%        4.08%        3.70%        2.89%        2.23%
 Non-interest expenses, excluding mortgage
   banking expenses and one-time charges, to
   average assets(2) ...............................       1.03%        1.13%        1.24%        1.70%        2.47%

Asset Quality Ratios:
 Non-performing loans to total assets ..............       0.72%        0.93%        0.67%        0.94%        1.19%
 Allowance for loan losses to total
   non-performing loans(6) .........................      95.97%       53.38%       63.39%       42.99%       44.28%
 Allowance for loan losses to net loans(6) .........       0.87%        0.81%        0.71%        0.55%        0.80%

Capital Ratios:
 Company equity to assets ..........................       8.28%        8.90%       11.49%        2.45%        1.86%
 Bank core capital ratio ...........................       8.81%        8.87%       11.00%        5.12%        5.79%
 Bank risk-based capital ratio .....................      14.26%       14.92%       21.09%       10.81%       12.72%

------------
(1) In December 1998, the Company recorded a one-time charge for allegedly fraudulent money orders deposited by a Bank customer. Net of related tax effects, this reduced net income by $608,000 for the year ended June 30, 1999.
(2) In September 1996, the Company incurred a one-time SAIF assessment of $296,000 to recapitalize the fund. Net of related tax effects, this assessment reduced net income by $192,000 for the year ended June 30, 1997.
(3) Per share amounts have been adjusted to retroactively reflect prior stock dividends, including the 5% stock dividend payable on October 14, 1999 and the 5% stock dividend paid on August 28, 1998. The Company adopted the provisions of SFAS No. 128, Earnings Per Share, which eliminates primary and fully diluted earnings per share in conjunction with the disclosure of the methodology used in computing earnings per share. Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.
(4) The Company completed an initial public offering on February 13, 1998 resulting in the issuance of 1,150,000 shares of common stock totaling approximately $15.4 million, net of offering expenses.
(5) Invested capital is the sum of shareholders' notes and shareholders' equity.
(6) Excludes the loan loss allowance of $702,000 and $228,000 attributable to short-term consumer loans at June 30, 2000 and 1999, respectively, and net consumer loans outstanding of $6.5 million and $5.6 million.

                 CONSOLIDATED FINANCIAL STATEMENTS FOR CRUSADER

              Report of Independent Certified Public Accountants


Board of Directors
Crusader Holding Corporation

     We have audited the accompanying consolidated balance sheets of Crusader Holding Corporation and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those principles require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crusader Holding Corporation and Subsidiary as of June 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ GRANT THORNTON LLP



Philadelphia, Pennsylvania
September 7, 2000

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY
                          Consolidated Balance Sheets

                                                                                             June 30,
                                                                                -----------------------------------
                                                                                      2000               1999
                                                                                ----------------   ----------------
ASSETS
 Cash and due from banks ....................................................     $    486,000       $    790,000
 Interest-earning deposits ..................................................       12,846,000          5,266,000
                                                                                  ------------       ------------
   Cash and cash equivalents ................................................       13,332,000          6,056,000
                                                                                  ------------       ------------
 Loans held for sale (estimated market value of $9,850,000 and
   $77,623,000 at June 30, 2000 and 1999, respectively)......................        9,735,000         74,708,000
 Investment securities available-for-sale ...................................       26,312,000         20,454,000
 Mortgage-backed securities available-for-sale ..............................       14,393,000         10,759,000
 Loans receivable, net ......................................................      320,839,000        187,696,000
 Accrued interest receivable ................................................        2,326,000          2,379,000
 Other real estate owned ....................................................        1,149,000            315,000
 Premises and equipment, net ................................................          773,000          1,068,000
 Deferred income taxes ......................................................        1,913,000            841,000
 Goodwill, net ..............................................................        1,050,000          1,135,000
 Other assets ...............................................................        1,926,000          1,869,000
                                                                                  ------------       ------------
   Total assets .............................................................     $393,748,000       $307,280,000
                                                                                  ============       ============

LIABILITIES
 Deposits ...................................................................     $243,261,000       $189,106,000
 Advances from Federal Home Loan Bank .......................................       95,200,000         80,300,000
 Securities sold under agreements to repurchase .............................        5,000,000          8,280,000
 Other borrowings ...........................................................        4,033,000                 --
 Advances from borrowers for taxes and insurance ............................          696,000            505,000
 Other liabilities ..........................................................       12,676,000          1,523,000
                                                                                  ------------       ------------
   Total liabilities ........................................................      360,866,000        279,714,000
                                                                                  ------------       ------------

MINORITY INTEREST ...........................................................          286,000            230,000
                                                                                  ------------       ------------
SHAREHOLDERS' EQUITY
 Preferred stock -- authorized, 5,000,000 shares of $0.01 par value; none
   outstanding ..............................................................               --                 --
 Common stock -- authorized, 20,000,000 shares of $0.01 par value;
   4,024,182 and 4,024,182 shares issued and 3,865,087 and 3,983,337
   outstanding at June 30, 2000 and 1999, respectively ......................           40,240             40,240
 Class B common stock -- authorized, 500,000 shares of $0.01 par value;
   none issued ..............................................................               --                 --
 Additional paid-in capital .................................................       23,521,510         23,521,510
 Retained earnings ..........................................................       11,822,250          4,627,250
 Treasury stock, 159,095 and 40,845 in 2000 and 1999 shares at cost .........       (1,390,000)          (368,000)
 Accumulated other comprehensive loss .......................................       (1,398,000)          (485,000)
                                                                                  ------------       ------------
   Total shareholders' equity ...............................................       32,596,000         27,336,000
                                                                                  ------------       ------------
   Total liabilities and shareholders' equity ...............................     $393,748,000       $307,280,000
                                                                                  ============       ============

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY
                       Consolidated Statements of Income

                                                                                          June 30,
                                                                   ------------------------------------------------------
                                                                         2000               1999               1998
                                                                   ----------------   ----------------   ----------------
INTEREST INCOME
 Loans, including fees .........................................     $ 27,265,000       $ 19,987,000       $ 13,109,000
 Short-term consumer loans, including fees .....................        4,135,000            348,000                 --
 Investment securities, mortgage-backed securities and
   assets held for sale ........................................        3,075,000          1,561,000          1,412,000
                                                                     ------------       ------------       ------------
   Total interest income .......................................       34,475,000         21,896,000         14,521,000
                                                                     ------------       ------------       ------------
INTEREST EXPENSE
 Deposits ......................................................       11,121,000          8,171,000          6,913,000
 Borrowed funds -- short-term ..................................        1,946,000            623,000            598,000
 Borrowed funds -- long-term ...................................        3,895,000          2,795,000            867,000
 Shareholders' notes ...........................................               --                 --            107,000
                                                                     ------------       ------------       ------------
   Total interest expense ......................................       16,962,000         11,589,000          8,485,000
                                                                     ------------       ------------       ------------
   Net interest income .........................................       17,513,000         10,307,000          6,036,000
PROVISION FOR LOAN LOSSES
 Short-term consumer loans .....................................        2,017,000            228,000                 --
 Other loans ...................................................        1,300,000            713,000            385,000
                                                                     ------------       ------------       ------------
   Total provision for loan losses .............................        3,317,000            941,000            385,000
                                                                     ------------       ------------       ------------
   Net interest income after provision for loan losses .........       14,196,000          9,366,000          5,651,000
                                                                     ------------       ------------       ------------
NON-INTEREST INCOME
 Service charges and other fees on deposit accounts ............          157,000            107,000            170,000
 Mortgage banking revenue ......................................        1,634,000          3,969,000          4,712,000
 Other .........................................................          731,000            508,000            131,000
                                                                     ------------       ------------       ------------
   Total non-interest income ...................................        2,522,000          4,584,000          5,013,000
                                                                     ------------       ------------       ------------
NON-INTEREST EXPENSES
 Employee compensation and benefits ............................        1,655,000          1,276,000          1,076,000
 Data processing ...............................................          150,000            150,000            109,000
 Federal insurance premiums ....................................           96,000             88,000             63,000
 Occupancy and equipment .......................................          364,000            361,000            320,000
 Professional fees .............................................          373,000            196,000            102,000
 Mortgage banking expenses .....................................        2,259,000          2,371,000          2,628,000
 Goodwill amortization .........................................           85,000             84,000             52,000
 Loss on fraudulent money orders ...............................               --            950,000                 --
 Other operating ...............................................          829,000            671,000            397,000
                                                                     ------------       ------------       ------------
   Total non-interest expenses .................................        5,811,000          6,147,000          4,747,000
                                                                     ------------       ------------       ------------
   Income before income tax expense ............................       10,907,000          7,803,000          5,917,000
INCOME TAX EXPENSE .............................................        3,343,000          2,657,000          2,109,000
                                                                     ------------       ------------       ------------
   Income before minority interest .............................        7,564,000          5,146,000          3,808,000
Minority interest ..............................................          369,000            180,000             72,000
                                                                     ------------       ------------       ------------
   NET INCOME ..................................................     $  7,195,000       $  4,966,000       $  3,736,000
                                                                     ============       ============       ============
Net income per share -- basic ..................................     $       1.85       $       1.24       $       1.21
                                                                     ============       ============       ============
Net income per share -- diluted ................................     $       1.85       $       1.24       $       1.20
                                                                     ============       ============       ============
Weighted average shares outstanding -- basic ...................        3,895,000          4,016,000          3,095,000
                                                                     ============       ============       ============
Weighted average shares outstanding -- diluted .................        3,895,000          4,020,000          3,108,000
                                                                     ============       ============       ============

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY
                Consolidated Statements of Shareholders' Equity

                                                                    Retained
                                                   Additional       earnings
                                       Common        paid-in      (accumulated
                                       stock         capital        deficit)
                                    -----------  --------------  --------------
Balance at July 1, 1997 ..........   $ 10,850     $ 2,065,900     $    864,250
Net income .......................         --              --        3,736,000
Contributions ....................        900         251,100               --
2--to--1 stock split .............     11,750              --          (11,750)
Issuance of common stock
 for minority interest
 acquisition .....................      1,500         888,500               --
Net proceeds of initial public
 offering ........................     12,000      15,392,000               --
5% stock dividend ................      1,325       3,009,925       (3,011,250)
Other comprehensive
 income, net of taxes ............         --              --               --
Total comprehensive income
                                     --------     -----------     ------------
Balance at June 30, 1998 .........     38,325      21,607,425        1,577,250
Purchase of treasury stock .......         --              --               --
Net income .......................         --              --        4,966,000
Other comprehensive loss,
 net of taxes ....................         --              --               --
Total comprehensive income
5% stock dividend ................      1,915       1,914,085       (1,916,000)
                                     --------     -----------     ------------
Balance at June 30, 1999 .........     40,240      23,521,510        4,627,250
Purchase of treasury stock .......         --              --               --
Net income .......................         --              --        7,195,000
Other comprehensive loss,
 net of taxes ....................         --              --               --
Total comprehensive income
Balance at June 30, 2000 .........   $ 40,240     $23,521,510     $ 11,822,250
                                     ========     ===========     ============

                                      Accumulated
                                         other                             Total
                                     comprehensive       Treasury      shareholders'    Comprehensive
                                     income (loss)        stock            equity          income
                                    ---------------  ---------------  ---------------  --------------
Balance at July 1, 1997 ..........   $    (46,000)    $         --     $  2,895,000
Net income .......................             --               --        3,736,000     $ 3,736,000
Contributions ....................             --               --          252,000
2--to--1 stock split .............             --               --               --
Issuance of common stock
 for minority interest
 acquisition .....................             --               --          890,000
Net proceeds of initial public
 offering ........................             --               --       15,404,000
5% stock dividend ................             --               --               --
Other comprehensive
 income, net of taxes ............         46,000               --           46,000          46,000
                                                                                        -----------
Total comprehensive income                                                              $ 3,782,000
                                     ------------     ------------     ------------     ===========
Balance at June 30, 1998 .........             --               --       23,223,000
Purchase of treasury stock .......             --         (368,000)        (368,000)
Net income .......................             --               --        4,966,000     $ 4,966,000
Other comprehensive loss,
 net of taxes ....................       (485,000)              --         (485,000)       (485,000)
                                                                                        -----------
Total comprehensive income                                                              $ 4,481,000
                                                                                        ===========
5% stock dividend ................             --               --               --
                                     ------------     ------------     ------------
Balance at June 30, 1999 .........       (485,000)        (368,000)      27,336,000
Purchase of treasury stock .......             --       (1,022,000)      (1,022,000)
Net income .......................             --               --        7,195,000     $ 7,195,000
Other comprehensive loss,
 net of taxes ....................       (913,000)              --         (913,000)       (913,000)
                                                                                        -----------
Total comprehensive income                                                              $ 6,282,000
                                     ------------     ------------     ------------     ===========
Balance at June 30, 2000 .........   $ (1,398,000)    $ (1,390,000)    $ 32,596,000
                                     ============     ============     ============

         The accompanying notes are an integral part of this statement.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY
                     Consolidated Statements of Cash Flows

                                                                                       June 30,
                                                                ------------------------------------------------------
                                                                      2000               1999               1998
                                                                ----------------  -----------------  -----------------
OPERATING ACTIVITIES
 Net income ..................................................   $    7,195,000    $    4,966,000     $    3,736,000
 Adjustments to reconcile net income to net cash provided
   by (used in) operating activities
 Amortization of premiums and discounts on loans,
   mortgage--backed securities and investments ...............         (176,000)          (48,000)           201,000
 Provision for loan losses ...................................        3,317,000           713,000            385,000
 Provisions for fraudulent money orders ......................               --           950,000                 --
 Net gain on sale of loans held for sale .....................       (1,634,000)       (3,969,000)        (3,012,000)
 Amortization of goodwill ....................................           85,000            84,000             52,000
 Depreciation and amortization of premises and equipment                250,000           240,000            176,000
 Proceeds from sale of loans held for sale ...................       69,028,000       291,299,000        195,892,000
 Originations of loans held for sale .........................      (44,766,000)     (313,649,000)      (235,025,000)
 Decrease (increase) in accrued interest receivable ..........           53,000        (1,007,000)          (557,000)
 Increase in deferred income taxes ...........................       (1,072,000)         (232,000)          (130,000)
 Increase (decrease) in other liabilities ....................       11,153,000          (500,000)         1,790,000
 Other, net ..................................................          (57,000)       (2,287,000)          (620,000)
                                                                 --------------    --------------     --------------
   Net cash provided by (used in) operating activities .......       43,376,000       (23,440,000)       (37,112,000)
                                                                 --------------    --------------     --------------
INVESTING ACTIVITIES
 Net increase in loans .......................................      (95,896,000)      (67,740,000)       (35,377,000)
 Purchase of investment securities available--for--sale ......       (4,790,000)      (18,151,000)        (2,000,000)
 Purchase of mortgage--backed securities available--for--
   sale ......................................................       (6,505,000)       (7,561,000)        (4,661,000)
 Repayments of principal on investment securities
   available--for--sale ......................................               --         1,000,000          3,527,000
 Repayments of principal on mortgage--backed securities,
   available--for--sale ......................................        1,406,000         4,905,000          5,959,000
 Proceeds from sale of mortgage--backed securities
   available--for--sale ......................................               --         5,287,000          1,915,000
 Proceeds from sale of property acquired through loan
   foreclosure actions .......................................          935,000           273,000            111,000
 Purchases of premises and equipment .........................         (283,000)         (315,000)          (472,000)
                                                                 --------------    --------------     --------------
   Net cash used in investing activities .....................     (105,133,000)      (82,302,000)       (30,998,000)
                                                                 --------------    --------------     --------------
FINANCING ACTIVITIES
 Net increase in deposits ....................................       54,155,000        70,275,000         22,925,000
 Advances from Federal Home Loan Bank, net ...................        9,900,000           650,000         17,700,000
 Proceeds from long--term FHLB advances ......................        5,000,000        30,500,000         25,000,000
 Increase in advance payments by borrowers for taxes and
   insurance .................................................          191,000            71,000            164,000
 (Repayments) from notes payable .............................               --                --         (2,990,000)
 Repayment of securities sold under agreements to
   repurchase ................................................       (3,280,000)               --                 --
 Proceeds from other borrowings ..............................        4,033,000                --                 --
 Purchase of treasury stock ..................................       (1,022,000)         (368,000)                --
 Increase (decrease) in minority interest ....................           56,000                --                 --
 Capital contributions .......................................               --                --            252,000
 Proceeds from initial public offering .......................               --                --         15,404,000
                                                                 --------------    --------------     --------------
   Net cash provided by financing activities .................       69,033,000       101,128,000         78,455,000
                                                                 --------------    --------------     --------------
   Net increase (decrease) in cash and cash equivalents ......        7,276,000        (4,614,000)        10,345,000
Cash and cash equivalents at beginning of year ...............        6,056,000        10,670,000            325,000
                                                                 --------------    --------------     --------------
Cash and cash equivalents at end of year .....................   $   13,332,000    $    6,056,000     $   10,670,000
                                                                 ==============    ==============     ==============

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Crusader Holding Corporation (the Company) is the holding company for its wholly-owned subsidiary, Crusader Savings Bank (the Bank), a federally chartered savings bank. See note B for additional information regarding majority and wholly-owned subsidiaries of the Bank. The Bank activities are conducted primarily in the metropolitan Philadelphia area. Nonconforming credit operations are conducted principally in the Eastern portion of the United States while secured property tax lien activities are currently concentrated in the states of New Jersey and Connecticut.

     The Bank competes with other banking and financial institutions in its primary market communities. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for savings and time deposits and for types of loans. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of the Bank with respect to one or more of the services it renders.

     The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

1. Basis of Financial Statement Presentation and Reporting Entity

     The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry, with respect to the Bank. All intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets and the reported amount of revenues and expenses during the reported period. Therefore, actual results could differ from those estimates.

     The principal estimates that are susceptible to significant change in the near term relates to the allowance for loan losses and goodwill. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

     The outstanding goodwill resulted from the purchase of the remaining interest of Crusader Mortgage Corporation. If the anticipated benefits from such purchase are not derived, estimated amortization may increase and/or change for impairment may be recognized.

     The Company follows the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

2. Financial Instruments

     The FASB issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, mortgage-backed securities, loans, deposits and borrowings.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

3. Loans Held for Sale

     Included in loans held for sale are any loans which the Bank believes may be involved in interest rate risk management or other decisions which might reasonably result in such loans not being held until maturity. Any such conforming loans are transferred to loans held for sale and valued at the lower of aggregate cost or market, including considering of forward commitments to sell, until ultimate disposition.

     The FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial position or results of operations.

4. Investment and Mortgage-Backed Securities

     Investments in securities are classified in one of two categories: held-to-maturity and available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on disposition are based on the net proceeds and cost of the securities sold, adjusted for amortization of premiums and accretion of discounts, using the specific identification method.

     The Company entered into interest rate swap agreements to manage its sensitivity to interest rate risk. For interest rate risk management swap agreements, interest income or interest expense is accrued over the terms of the agreements and transaction fees are deferred and amortized to interest income or expense over the terms of the agreements. The fair value of interest rate swap agreements used for interest rate risk management are not recognized in the consolidated financial statements.

     In June 1999, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity. Subsequent to SFAS No. 133, the FASB issued SFAS No. 137, which amended the effective date of SFAS No. 133 to be all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

     In June 2000, SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133 was issued. SFAS No. 138 amends SFAS No. 133 for the following items: normal purchases and normal sales exception, hedging the benchmark interest rate, hedging recognized foreign currency-denominated debt instruments and hedging with intercompany derivatives. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133. The Company has reviewed the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 and has determined that the fair market value for derivatives held is approximately $91,600 at June 30, 2000

5. Loans and Allowance for Loan Losses

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

     Management establishes reserves against interest accruals on loans when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions, collection efforts and collateral, that the borrower's financial condition is such that collection of interest is doubtful. Additionally, uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     The Bank follows SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

6. Loan Fees

     The Bank defers loan fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the interest method.

7. Short-term Consumer Loans

     In April, 2000, the Bank began making short-term consumer loans pursuant to a Marketing and Servicing Agreement with NCAS of Pennsylvania, LLC (NCAS) which in September 1999 became a subsidiary of Advance America, Cash Advance Centers, Inc., an entity that has substantial experience in originating short-term consumer loans. In connection with these loans, the Bank advances up to $600 with the loan due date coinciding with the borrower's next payday or date of receipt of a recurring payment. A fee is collected for each advance. This fee is recognized as interest at the time of the disbursement of the funds to the borrower, net of fees to NCAS. The Bank records an allowance for short-term loan losses which is established through a provision for short term loan losses charged to expenses. Short-term consumer loans are generally charged against the allowance when a payment has not been collected within 75 days of the due date or when management believes that the collectiblity is unlikely. The provision recorded is based upon an established percentage of actual charge-offs experience relative to loan volume. The outstanding balance (net of the allowance for short-term loans of $702,000 and $228,000, respectively) at June 30, 2000 and 1999 is $6,500,000 and $4,800,000,
respectively, and is included in loans receivable on the consolidated balance sheet.

8. Other Real Estate Owned

     Other real estate owned (OREO), representing property acquired through foreclosure of loans or secured property tax liens, is recorded at the lower of cost or estimated fair market value, less costs of disposal. When property is acquired, the excess, if any, of the loan balance over fair market value is charged to the allowance for possible loan losses. Periodically thereafter, the asset is reviewed for subsequent declines in the estimated fair market value. Subsequent declines, if any, and holding costs, as well as gains and losses on subsequent sale, are included in the consolidated statements of operations.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

9. Goodwill

     Goodwill resulted from the acquisition of the minority interest of Crusader Mortgage Corporation (CMC) and is being amortized on a straight-line basis over approximately 15 years.

10. Premises and Equipment

     Premises and equipment are carried at cost. Depreciation and amortization are generally computed on the straight-line method over the estimated useful lives of the assets.

     The FASB issued, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. At June 30, 2000 and 1999, the Company and the Bank had no such long-lived assets.

11. Employee Benefit Plans

     The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

     The Company accounts for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and EPS, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plan is accounted for under APB Opinion No. 25.

12. Income Taxes

     The Bank and its subsidiaries are included in the consolidated federal income tax return of the Company. The Company is a party to a tax sharing agreement with the Bank. Under the terms of the agreement, the Bank's share of consolidated tax is computed on a separate company basis.

     Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, deferred loan fees and interest reserves. The Company's effective income tax rate differs from the federal statutory rate primarily as a result of state income taxes, net of federal benefit, lower rate brackets and tax-exempt income.

13. Net Income Per Share

     The Company follows the provisions of SFAS No. 128, Earnings Per Share, which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

14. Supplemental Cash Flow Information

     The Company and the Bank consider cash on hand, amounts due from banks and federal funds sold as cash equivalents. Generally, federal funds are purchased and sold for one-day periods. Other supplemental cash flow information is as follows:

                                                                      June 30,
                                                  ------------------------------------------------
                                                       2000             1999             1998
                                                  --------------   --------------   --------------
   Cash payments for interest .................    $16,951,000      $11,684,000      $ 8,306,000
   Cash payments for income taxes .............        344,000          875,000        1,710,000
   Transfer of loans into property acquired
     through loan foreclosure actions .........      1,670,000          315,000          111,000
   Issuance of stock, for purchase of minority
     interest .................................             --               --          890,000

15. Advertising Costs

     It is the Company's policy to expense advertising costs in the period in which they are incurred. Advertising expense for June 30, 2000, 1999 and 1998 was approximately $26,000, $26,000 and $25,000, respectively.

16. Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B -- BANK SUBSIDIARIES

     The Bank has one majority-owned subsidiary and two wholly-owned subsidiaries. They are as follows:

1. Crusader Mortgage Corporation

     In July 1996, the Bank formed CMC for pursuing the origination and acquisition for resale of non-conforming mortgages. Initially, the Bank maintained a 51% controlling interest in CMC, which was subsequently increased to 67.5% in September 1998 and 100% effective November 30, 1998. Effective December 31, 2000, the mortgage banking activities of CMC were consolidated into the Bank's mortgage banking business. The additional interest purchased in September 1998 was purchased for $155,000. The remaining interest purchased in November was exchanged for 150,000 shares of the common stock of the Company and the payment of accrued compensation of $250,000 to the former minority shareholder. These transactions were accounted for under the purchase method of accounting. A total of $1,271,000 of goodwill was recorded and is being amortized over a 15-year period. The agreement further requires that the minority shareholder's shares of common stock be escrowed for three years, with a portion of such shares released on each of three designated dates, and provides for the granting of an irrevocable proxy pursuant to which the shares will be voted in the same proportion as the other outstanding shares of common stock are voted. The agreement also contains certain indemnities in favor of the Company, the Bank, and CMC, and prohibits the minority shareholder from competing with the Company for a period of three years.

2. Other

     Crusader Servicing Corporation, a 60% owned subsidiary that commenced operations in August 1996, acquires, through auction, delinquent property tax liens in certain jurisdictions, assuming a lien position that is generally superior to any mortgage liens on the property and obtaining certain foreclosure rights as defined by local statute. Quest Holding Corporation, a wholly-owned subsidiary, periodically holds title to the real estate

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE B -- BANK SUBSIDIARIES  -- (Continued)

holdings of the Bank acquired through foreclosure, pending resale of such property. Asset Investment Corporation, a wholly owned subsidiary, holds the title to the Bank's multi-family and commercial loan portfolios. Crusader Mortgage Corporation of Delaware (CMC of Delaware), a 51% owned subsidiary that commenced operations in October 1998, had maintained a conforming and nonconforming residential mortgage lending operation in Wilmington, Delaware. National Chinese Mortgage (NCM), a 51% owned subsidiary that commenced operations in December 1998, marketed loans on an affinity group basis to the U.S. Chinese community. CMC of Delaware and NCM were closed in September of 2000 and all remaining operations were transferred into the Bank.

NOTE C -- LOANS HELD FOR SALE

     Loans held for sale are as follows:

                                                                 June 30, 2000
                                         -------------------------------------------------------------
                                                              Gross          Gross
                                                           unrealized     unrealized         Fair
                                              Cost            gains         losses           value
                                         --------------   ------------   ------------   --------------
  Residential mortgage loans .........    $ 9,735,000      $ 115,000         $ --        $ 9,850,000
                                          ===========      =========         ====        ===========


                                                               June 30, 1999
                                        ------------------------------------------------------------
                                                             Gross          Gross
                                                          unrealized     unrealized        Fair
                                             Cost            gains         losses          value
                                        --------------  --------------  ------------  --------------
  Residential mortgage loans .........    $74,708,000     $2,915,000         $ --        $77,623,000
                                          ===========     ===========        ====        ===========

NOTE D -- INVESTMENT SECURITIES

     The amortized cost, unrealized gains and losses, and fair market value of the Bank's available-for-sale and mortgage-backed securities are as follows:

                                                                June 30, 2000
                                       ----------------------------------------------------------------
                                                            Gross           Gross
                                                         unrealized       unrealized          Fair
                                            Cost            gains           losses            value
                                       --------------   ------------   ---------------   --------------
Investment securities
 U.S. Government agencies ..........    $11,144,000         $ --        $   (719,000)     $10,425,000
 Other .............................     10,193,000           --            (791,000)       9,402,000
 FHLB stock ........................      6,485,000           --                  --        6,485,000
                                        -----------         ----        ------------      -----------
                                         27,822,000           --          (1,510,000)      26,312,000
Mortgage-backed securities .........     14,969,000           --            (576,000)      14,393,000
                                        -----------         ----        ------------      -----------
                                        $42,791,000         $ --        $ (2,086,000)     $40,705,000
                                        ===========         ====        ============      ===========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE D -- INVESTMENT SECURITIES  -- (Continued)

                                                                June 30, 1999
                                       ----------------------------------------------------------------
                                                            Gross           Gross
                                                         unrealized       unrealized          Fair
                                            Cost            gains           losses            value
                                       --------------   ------------   ---------------   --------------
Investment securities
 U.S. Government agencies ..........    $ 8,487,000       $     --       $  (267,000)     $ 8,220,000
 Other .............................      7,932,000         40,000          (216,000)       7,756,000
 FHLB stock ........................      4,478,000             --                --        4,478,000
                                        -----------       --------       -----------      -----------
                                         20,897,000         40,000          (483,000)      20,454,000
Mortgage-backed securities .........     11,073,000          3,000          (317,000)      10,759,000
                                        -----------       --------       -----------      -----------
                                        $31,970,000       $ 43,000       $  (800,000)     $31,213,000
                                        ===========       ========       ===========      ===========

     The amortized cost and fair market value of investment and mortgage-backed securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             June 30, 2000
                                                    -------------------------------
                                                          Available-for-sale
                                                    -------------------------------
                                                       Amortized          Fair
                                                         cost             value
                                                    --------------   --------------
Investment securities
 Due after one year through five years ..........    $ 2,886,000      $ 2,865,000
 Due after five years through ten years .........      3,493,000        3,306,000
 Due after ten years ............................     14,958,000       13,656,000
Mortgage-backed securities ......................     14,969,000       14,393,000
FHLB stock ......................................      6,485,000        6,485,000
                                                     -----------      -----------
                                                     $42,791,000      $40,705,000
                                                     ===========      ===========

NOTE E -- MORTGAGE-BACKED SECURITIES

     The amortized cost, unrealized gains and losses, and fair market values of the Bank's available-for-sale securities are summarized as follows:

                                                        June 30, 2000
                                --------------------------------------------------------------
                                                    Gross           Gross
                                  Amortized      unrealized      unrealized          Fair
                                     cost           gains          losses            value
                                -------------   ------------   --------------   --------------
Available-for-sale
 FHLMC certificates .........   $   650,000         $ --        $   (20,000)     $   630,000
 GNMA certificates ..........     2,428,000           --            (55,000)       2,373,000
 FNMA certificates ..........    11,891,000           --           (501,000)      11,390,000
                                -----------         ----        -----------      -----------
                                $14,969,000         $ --        $  (576,000)     $14,393,000
                                ===========         ====        ===========      ===========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE E -- MORTGAGE-BACKED SECURITIES  -- (Continued)

                                                      June 30, 1999
                               ------------------------------------------------------------
                                                   Gross          Gross
                                  Amortized     unrealized     unrealized         Fair
                                    cost           gains         losses           value
                               --------------  ------------  --------------  --------------
Available-for-sale
 FHLMC certificates .........   $ 1,146,000       $ 3,000     $   (11,000)    $ 1,138,000
 GNMA certificates ..........       752,000            --         (10,000)        742,000
 FNMA certificates ..........     9,175,000            --        (296,000)      8,879,000
                                -----------       -------     -----------     -----------
                                $11,073,000       $ 3,000     $  (317,000)    $10,759,000
                                ===========       =======     ===========     ===========

     Proceeds from the sale of mortgage-backed securities were $-0-, $5,287,000 and $1,915,000 at June 30, 2000, 1999 and 1998, respectively.

NOTE F -- LOANS RECEIVABLE

     Loans receivable are as follows:

                                                                        June 30,
                                                            ---------------------------------
                                                                  2000              1999
                                                            ---------------   ---------------
  Residential one-to-four family mortgage loans .........    $156,879,000      $ 77,775,000
  Multi-family mortgage loans ...........................      26,681,000        24,883,000
  Construction loans ....................................       2,234,000         4,775,000
  Commercial mortgage loans .............................      99,207,000        59,964,000
  Secured property tax liens ............................      27,160,000        13,153,000
  Short-term consumer loans .............................       7,203,000         5,802,000
  Consumer loans -- other ...............................       4,308,000         3,176,000
                                                             ------------      ------------
      Total loans .......................................     323,672,000       189,528,000
   Deferred loan fees and unearned discounts or
    premiums ............................................         606,000           (81,000)
   Allowance for possible loan losses ...................      (3,439,000)       (1,751,000)
                                                             ------------      ------------
      Net loans .........................................    $320,839,000      $187,696,000
                                                             ============      ============

     The Bank had loans outstanding which were secured by real estate and/or deposit accounts to directors and officers of $7,245,000 and $2,949,000 at June 30, 2000 and 1999, respectively. During 2000, $4,862,000 of new loans were made and repayments totaled $566,000. Management of the Bank is of the opinion that these loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility or present other unfavorable features.

     Included in loans receivable are non-accrual loans past due 90 days or more in the amounts of $2,725,000 and $2,013,000 at June 30, 2000 and 1999,
respectively. If interest income had been recorded on all non-accrual loans had they been current in accordance with their original terms, income would have increased for the years ended June 30, 2000, 1999 and 1998 by approximately $266,000, $157,000 and $57,000 respectively.

     Also included in loans receivable are loans past due 90 days or more and accruing in the amount of $127,000 and $840,000 at June 30, 2000 and 1999, respectively, which have not been classified as non-accrual due to management's belief that the loans are well-secured and in the process of collection.

     There were no impaired loans at June 30, 2000 and 1999.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE F -- LOANS RECEIVABLE  -- (Continued)

     Activity in the allowance for loan losses (including short-term consumer loans) was as follows:

                                                     Year ended June 30,
                                       -----------------------------------------------
                                            2000              1999            1998
                                       --------------   ---------------   ------------
Balance, beginning of year .........    $  1,751,000      $   857,000      $ 472,000
Provision for loan losses ..........       3,317,000          941,000        385,000
Charge-offs ........................      (1,629,000)         (47,000)            --
                                        ------------      -----------      ---------
Balance, end of year ...............    $  3,439,000      $ 1,751,000      $ 857,000
                                        ============      ===========      =========

NOTE G -- PREMISES AND EQUIPMENT

     Premises and equipment are as follows:

                                                                           June 30,
                                                 Estimated      -------------------------------
                                                useful lives         2000             1999
                                              ---------------   --------------   --------------
Furniture, fixtures and equipment .........   5 to 10 years      $ 1,250,000      $ 1,783,000
 Less accumulated depreciation ............                         (477,000)        (715,000)
                                                                 -----------      -----------
                                                                 $   773,000      $ 1,068,000
                                                                 ===========      ===========

     Depreciation expense for the years ended June 30, 2000, 1999 and 1998 was approximately $250,000, $240,000 and $176,000, respectively.

NOTE H -- DEPOSITS

     Deposits are as follows:

                                                                   June 30,
                                           --------------------------------------------------------
                                                      2000                          1999
                                           ---------------------------   --------------------------
                                            Weighted                      Weighted
                                            interest                      interest
                                              rate          Amount          rate         Amount
                                           ----------   --------------   ---------   --------------
Demand .................................      -- %      $  5,112,000        -- %     $  6,117,000
Money market NOW and Super NOW .........     3.50         11,862,000       4.32        14,036,000
Passbook and statement savings .........     2.75          1,831,000       2.75         1,427,000
                                                        ------------                 ------------
                                                          18,805,000                   21,580,000
Time deposits ..........................     6.29        224,456,000       5.11       167,526,000
                                                        ------------                 ------------
                                                        $243,261,000                 $189,106,000
                                                        ============                 ============

     At June 30, 2000, the scheduled maturities of time deposits are as follows:


2001 ..................................................    $160,568,000
2002 ..................................................      53,796,000
2003 ..................................................       5,740,000
2004 ..................................................       3,166,000
2005 and thereafter ...................................       1,186,000
                                                           ------------
                                                           $224,456,000
                                                           ============

     Included in deposits as of June 30, 2000 and 1999 are deposits greater than $100,000 of approximately $183,688,000 and $93,111,000, respectively.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE I -- BORROWINGS

     Advances from the Federal Home Loan Bank of Pittsburgh (FHLB), which generally have maturities of less than one year, are as follows:

                                                                          June 30,
                                                   ------------------------------------------------------
                                                         2000               1999               1988
                                                   ----------------   ----------------   ----------------
Advances outstanding at end of period ..........     $ 34,700,000       $ 24,800,000       $ 24,150,000
Interest rate at end of period .................             7.08%              5.51%              5.68%
Approximate average amount outstanding .........       42,604,000         12,149,000         14,253,000
Maximum month-end balance ......................       67,700,000         44,700,000         43,500,000
Approximate weighted average rate ..............             6.15%              5.65%              5.89%

     At June 30, 2000 and 1999, long term advances from the FHLB totaled $60,500,000 and $55,500,000, respectively. These advances are collateralized by certain first mortgage loans and mortgage-backed securities. At June 30, 2000 and 1999, long-term securities sold under agreements to repurchase totaled $5,000,000 and $8,280,000, respectively. These repurchase agreements are collateralized by certain mortgage-backed securities.

     At June 30, 2000, outstanding long-term securities sold under agreements to repurchase and advances from the FHLB mature as follows:

                         Securities sold
                        under agreements         FHLB
                          to repurchase        advances
                       ------------------   --------------
2001 ...............       $        --       $        --
2002 ...............         5,000,000                --
2003 ...............                --         3,000,000
2004 ...............                --                --
2005 ...............                --                --
Thereafter .........                --        57,500,000
                           -----------       -----------
                           $ 5,000,000       $60,500,000
                           ===========       ===========

     Other borrowings at June 30, 2000 consist of $1,433,000 under an open-ended line of credit secured by certain marketable securities and $2,600,000 under a $3.5 million line of credit that matures on June 16, 2003. The interest rate on the open-ended line of credit was 7.75% at June 30, 2000, which fluctuates with changes in the broker call rate. The interest rate on the $3.5 million line of credit is at prime minus 1/2%, and at June 30, 2000 was 9.00%.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE J -- INCOME TAXES

     The provision for income taxes is as follows:

                                            Year ended June 30,
                              ------------------------------------------------
                                   2000             1999             1998
                              --------------   --------------   --------------
Current
 Federal ..................    $ 3,966,000      $ 2,743,000      $ 2,034,000
 State and local ..........         39,000          146,000          228,000
                               -----------      -----------      -----------
   Total current ..........      4,005,000        2,889,000        2,262,000
                               -----------      -----------      -----------
Deferred
 Federal ..................       (662,000)        (232,000)        (153,000)
                               -----------      -----------      -----------
   Total deferred .........       (662,000)        (232,000)        (153,000)
                               -----------      -----------      -----------
                               $ 3,343,000      $ 2,657,000      $ 2,109,000
                               ===========      ===========      ===========

     The reconciliation of the statutory federal income tax provision to the actual tax provision is as follows:

                                                                          Years ended June 30,
                                                            ------------------------------------------------
                                                                 2000             1999             1998
                                                            --------------   --------------   --------------
Statutory federal income tax ............................    $ 3,634,000      $ 2,592,000      $ 1,987,000
State and local income taxes, net of federal impact .....         26,000           96,000          165,000
Tax-exempt income .......................................       (139,000)         (77,000)         (25,000)
Goodwill amortization ...................................         29,000           29,000           18,000
Other, net ..............................................       (207,000)          17,000          (36,000)
                                                             -----------      -----------      -----------
 Income tax provision ...................................    $ 3,343,000      $ 2,657,000      $ 2,109,000
                                                             ===========      ===========      ===========

     Deferred tax assets and liabilities consist of the following:

                                                                        June 30,
                                                              -----------------------------
                                                                   2000            1999
                                                              --------------   ------------
Deferred tax assets
 Interest reserve .........................................    $    97,000      $ 104,000
 Provision for loan losses ................................      1,128,000        492,000
 Unrealized loss on securities available-for-sale .........        688,000        278,000
 Basis of property and equipment ..........................             --        (33,000)
                                                               -----------      ---------
   Net deferred tax asset .................................    $ 1,913,000      $ 841,000
                                                               ===========      =========

NOTE K -- SHAREHOLDERS' EQUITY

     On September 14, 1999, the Company declared a 5% stock dividend payable October 14, 1999 to shareholders of record on October 6, 1999. On September 22, 1999, the Company approved a stock repurchase plan for up to 100,000 shares of common stock. Repurchases can be from time to time in open market transactions, block purchases, privately registered transactions or otherwise at prevailing market prices. No time limit has been set for the completion of this program. The Company had previously completed a stock repurchase plan for 107,900 shares that was approved on April 9, 1999. At June 30, 2000 and 1999, the Company had repurchased a total of 159,095 and 40,845 shares at a cost of $1,390,000 and $368,000, respectively.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE K -- SHAREHOLDERS' EQUITY  -- (Continued)

     On July 28, 1998, the Company declared a 5% stock dividend payable August 28, 1998 to shareholders of record on August 21, 1998.

     The Company completed its initial public offering on February 13, 1998 (March 11, 1998 with respect to the over-allotment shares) aggregating 1,150,000 shares (the Shares) of common stock, $0.01 par value. The initial public offering price of the Shares was $15.00 ($13.61 as adjusted for subsequent stock dividends). The net proceeds received by the Company in connection with the public offering were approximately $15,404,000. Total offering costs approximated $1,800,000, including underwriting discounts.

     On December 8, 1997, the Company declared a two for one stock split effected in the form of a 100% stock dividend. The Company also amended and restated its Articles of Incorporation whereby the Company is authorized to issue 20,000,000 shares of capital stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. Under the Company's amended Articles of Incorporation, the Board of Directors of the Company may, from time to time, authorize the shares of preferred stock, in one or more series.

NOTE L -- EARNINGS PER SHARE

     The Company's calculation of earnings per share in accordance with SFAS No. 128 is as follows:

                                                                   Year ended June 30, 2000
                                                         --------------------------------------------
                                                             Income           Shares        Per share
                                                          (numerator)     (denominator)      amount
                                                         -------------   ---------------   ----------
Basic earnings per share
 Net income available to common shareholders .........    $ 7,195,000       3,895,000       $  1.85
Effect of dilutive securities
 Options .............................................             --              --            --
                                                          -----------       ---------       -------
Diluted earnings per share
 Net income available to common shareholders plus
   assumed conversions ...............................    $ 7,195,000       3,895,000       $  1.85
                                                          ===========       =========       =======

     Options to purchase 130,312 shares of common stock from $7.75 to $13.61 per share were outstanding during 2000. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

                                                                    Year ended June 30, 1999
                                                         --------------------------------------------
                                                             Income           Shares        Per share
                                                          (numerator)     (denominator)      amount
                                                         -------------   ---------------   ----------
Basic earnings per share
 Net income available to common shareholders .........    $ 4,966,000       4,016,000       $  1.24
Effect of dilutive securities
 Options .............................................             --           4,000            --
                                                          -----------       ---------       -------
Diluted earnings per share
 Net income available to common shareholders plus
   assumed conversions ...............................    $ 4,966,000       4,020,000       $  1.24
                                                          ===========       =========       =======

     Options to purchase 85,113 shares of common stock from $11.31 to $13.61 per share were outstanding during 1999. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE L -- EARNINGS PER SHARE  -- (Continued)

                                                                   Year ended June 30, 1998
                                                         --------------------------------------------
                                                             Income           Shares        Per share
                                                          (numerator)     (denominator)      amount
                                                         -------------   ---------------   ----------
Basic earnings per share
 Net income available to common shareholders .........    $ 3,736,000       3,095,000       $   1.21
Effect of dilutive securities
 Options .............................................             --          13,000         ( 0.01)
                                                          -----------       ---------       --------
Diluted earnings per share
 Net income available to common shareholders plus
   assumed conversions ...............................    $ 3,736,000       3,108,000       $   1.20
                                                          ===========       =========       ========

NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS
          OF CREDIT RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Financial instruments, the contract amounts of which represent credit risk, include commitments to originate loans of $5,962,000 and $8,239,000 at June 30, 2000 and 1999, respectively, as follows:

                                                                   2000                              1999
                                                      -------------------------------   -------------------------------
                                                           Fixed          Variable           Fixed          Variable
                                                           rate             rate             rate             rate
                                                      --------------   --------------   --------------   --------------
First mortgage loans ..............................    $ 3,158,000      $ 1,632,000      $ 1,417,000      $ 1,447,000
Commercial real estate and multi-family mortgages..        176,000          960,000               --        5,375,000
                                                       -----------      -----------      -----------      -----------
                                                       $ 3,334,000      $ 2,592,000      $ 1,417,000      $ 6,822,000
                                                       ===========      ===========      ===========      ===========

     Fees received in connection with these commitments have not been recognized in income.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held generally includes residential and some commercial property.

     The Bank loan portfolio consists primarily of one-to-four family residential and commercial real estate loans in the metropolitan Philadelphia area, primarily Delaware, Montgomery, Philadelphia, Bucks and Chester counties in Pennsylvania, as well as southern New Jersey and northern Delaware. The Bank offers both fixed and adjustable rates of interest on these loans which have amortization terms ranging to 30 years. The loans are generally originated on the basis of up to an 80% loan-to-value ratio, which has historically provided the Bank

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS
          OF CREDIT RISK  -- (Continued)

with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values. However, management believes that residential real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

     Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company uses swaps as part of its asset and liability management process with the objective during the past year of converting fixed rate certificates of deposit into LIBOR based floating rate liabilities. This strategy generally will result in a higher cost of funds in rising rate environment and a lower cost of funds if rates should fall. In 2000, the interest rate swaps had the effect of increasing the Company's net interest income by $274,000 as compared to what would have been realized had the Company not entered into the swap agreements.

NOTE N -- COMMITMENTS AND CONTINGENCIES

1. Lease Commitments

     The Bank has entered into non-cancelable operating lease agreements for both branch banking facilities and office space. The lease terms range from 5 to 10 years. The approximate minimum annual rental payments at June 30, 2000, under these leases are as follows:


2001 .........................................................    $  71,000
2002 .........................................................       58,000
2003 .........................................................       48,000
2004 .........................................................       32,000
                                                                  ---------
                                                                  $ 209,000
                                                                  =========

     Rental expense amounted to $180,000, $177,000 and $202,000 for the years ended June 30, 2000, 1999 and 1998, respectively

2. Other

     The Bank is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Bank's consolidated financial position or results of operations.

     During October 1998, one of the Bank's deposit customers (the Bank Depositor) had approximately $1.3 million of dishonored money orders which resulted in its account being deficient by a similar amount. The Bank has initiated a lawsuit in the Court of Common Pleas of Philadelphia County against the money order company which placed the stop payments on the money orders issued, and the Bank Depositor; alleging, among other things, that the money orders were improperly stopped and the Bank was a holder in due course and is therefore entitled to reimbursement. The Bank is seeking reimbursement in the lawsuit. The Bank has also initiated an involuntary bankruptcy proceeding against the Bank Depositor in the United States Bankruptcy Court for the Eastern District of Pennsylvania. The Bank is seeking to have a trustee preserve the assets of the Bank Depositor in order that the Bank may receive partial reimbursement. An order for relief under Chapter 7 of the Bankruptcy Code was granted on March 8, 1999. In December 1998, the Company recorded a pre-tax provision of $950,000 to provide for its potential exposure with respect to the money orders. At June 30, 2000, the Company had a remaining receivable of $275,000 related to this matter. The Company believes its litigation has strong merit; however, the provision was recorded because of the length of time likely to transpire before the litigation is finalized and the potential uncertainty associated therewith.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE N -- COMMITMENTS AND CONTINGENCIES  -- (Continued)

3. Employment Contracts

     The Company has a five-year employment agreement with its President. Under the terms of the agreement, he will devote substantially all of his time and effort to conducting the business activities of the Company as President and will receive an annual salary of $150,000 for each of the five years of the agreement. His employment is terminable by the Company for cause as defined in the agreement, and is terminable by him upon written notice to the Company. Upon termination, he is not permitted to compete with the Company or any subsidiary or affiliate of the Company by soliciting its employees or soliciting business from its customers or suppliers for a period of one year following such termination.

     On December 8, 1997, the Bank's Board of Directors approved an employment agreement with its President. Under the terms of the three-year agreement, he will devote substantially all of his time and effort to conducting the business activities of the Bank as President thereof and will receive an annual salary of $100,000 with an 8% increase as of July 1, 2000. In addition, he is eligible for an annual bonus of up to 30% of his annual compensation. Upon termination from the Bank, he is not permitted to compete with the Bank in any of its businesses in the relevant market areas for such businesses for a specific period following such termination. The President resigned from the Bank effective September 2000 and no severance payment is due to him from the Bank.

NOTE O -- EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) defined contribution plan covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. The Bank can make discretionary contributions. The Bank contributed $22,000, $11,000 and $7,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

NOTE P -- STOCK OPTION PLAN

     The Board of Directors and shareholders adopted a Directors' Stock Option Plan (the Directors' Plan). Certain directors are eligible to receive, at no cost to them, options under the Directors' Plan. Options granted under the Directors' Plan are non-qualified stock options. Options granted under the Directors' Plan are five-year options at the fair market value of the common stock at the time of the grant. Options vest in accordance with the terms of the grant. Upon termination from the Company, except in cases of death, the option shares expire after 30 days. Option shares may be paid in cash, shares of the common stock, or a combination of both. An aggregate of 110,250 shares of common stock have been reserved under the Directors' Plan. At June 30, 2000, 63,657 options were outstanding.

     The Board of Directors and shareholders adopted an Employee Stock Option Plan (the Employee Plan). Employees are eligible to receive, at no cost to them, options under the Employee Plan. Options granted under the Employee Plan are non-qualified stock options. These options are five-year options at the fair market value of the common stock at the time of the grant. Options vest in accordance with the terms of the grant. Upon termination from the Company, except in cases of death, the option shares expire after 30 days. Option shares may be paid in cash, shares of the common stock, or a combination of both. An aggregate of 200,000 shares of common stock have been reserved under the Employee Plan. At June 30, 2000, 66,655 options were outstanding under the Employee Plan.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE P -- STOCK OPTION PLAN  -- (Continued)

     Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                             Year ended June 30,
                                                            ------------------------------------------------------
                                                                  2000               1999               1998
                                                            ----------------   ----------------   ----------------
Net income ..............................   As reported       $  7,195,000       $  4,966,000       $  3,736,000
                                            Pro forma            7,110,000          4,891,000          3,711,000
Net income per share -- basic ...........   As reported       $       1.85       $       1.24       $       1.21
                                            Pro forma                 1.83               1.22               1.20
Net income per share -- diluted .........   As reported       $       1.85       $       1.24       $       1.20
                                            Pro forma                 1.83               1.22               1.19

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants: dividend yield of 0% in both 2000 and 1999; expected volatility of 22%, 32% and 22% in 2000, 1999 and 1998, respectively; risk-free interest rates of 5.65% in 2000, 4.97 % in 1999 and 5.64% in 1998; and expected lives of five years for all years.

     A summary of the status of the Company's stock option plans as of June 30, 2000, 1999 and 1998 is presented below:

                                                           2000                       1999                      1998
                                                --------------------------  -------------------------  -----------------------
                                                                Weighted                   Weighted                  Weighted
                                                                 average                    average                  average
                                                                exercise                   exercise                  exercise
                                                   Shares         price        Shares        price       Shares       price
                                                ------------  ------------  -----------  ------------  ----------  -----------
Outstanding, beginning of year ...............     128,107     $   12.61      109,919     $   13.06     $     --
Granted ......................................      26,684          8.60       20,944         10.38      109,919       13.06
Forfeited ....................................     (24,479)        11.98       (2,756)        13.61           --          --
Exercised ....................................          --            --           --            --           --          --
                                                   -------                    -------                   --------
Outstanding, end of year .....................     130,312     $   11.91      128,107     $   12.61      109,919    $  13.06
                                                   =======                    =======                   ========
Options exercisable at year-end ..............      84,954                     78,222                         --
                                                   =======                    =======                   ========
Weighted average fair value of options granted
 during the year .............................                 $    2.68                  $    4.04                 $   4.54
                                                               =========                  =========                 ========

     The following table summarizes information about options outstanding at June 30, 2000:

                       Options outstanding                                  Option exercisable
------------------------------------------------------------------   --------------------------------
                                          Weighted                                         Weighted
                         Number            average       Weighted         Number           average
                     outstanding at       remaining       average     outstanding at      remaining
     Range of           June 30,         contractual     exercise        June 30,        contractual
 exercise prices          2000          life (years)       price           2000          life (years)
-----------------   ----------------   --------------   ----------   ----------------   -------------
 $7.75 - 11.25          54,228             3.60          $  9.75         14,241              2.90
 11.26 - 13.61          76,084             2.72            13.45         70,713              2.73
                        ------                                           ------
                       130,312                                           84,954

NOTE Q -- SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE Q -- SEGMENT INFORMATION  -- (Continued)

focuses on internal financial information that is used by management to assess performance and to make operating decisions. SFAS No. 131 also requires disclosures about products, services, geographic areas, and major customers. The adoption of SFAS No. 131 had no effect on the Company's results of operations or financial position.

     The Company's reportable segments have been determined based upon internal profitability reporting systems, which are organized by its strategic business units. The Company's reportable segments are the (1) Bank, which for purpose of this Note consists principally of residential and commercial portfolio lending, consumer lending and branch operations; (2) mortgage banking; (3) short-term consumer lending; and (4) secured property tax liens.

     The financial information of the Company's reportable segments have been compiled utilizing the accounting policies described in Note A with the exception that the Company allocates interest expense for the funding of the assets applicable to each segment at internally developed rates which generally approximate the prime lending rate, and in turn credits the Bank segment with such interest. The provision for loan losses is allocated to each segment based largely on management's estimates of loss exposure. In contrast, the level of the consolidated provision is determined by methodologies as described in Note A to assess the overall adequacy for the Company as a whole. Certain types of administrative and corporate expenses are generally not allocated to the segments but instead are included under the Bank. Income tax expense is allocated to the segments based upon the pre-tax income of each segment multiplied by the Company's effective tax rate. Deferred taxes are not allocated to segments. The management accounting policies and processes utilized in compiling segment financial information are highly subjective and, unlike financial accounting, are not based on authoritative guidance similar to generally accepted accounting principles. As a result, reported segment results are not necessarily comparable with similar information reported by other financial institutions.

                                                                           Short-term        Secured
                                                            Mortgage        consumer        property
                                             Bank           banking          lending        tax liens         Total
                                       ---------------  ---------------  --------------  --------------  ---------------
For the year ended June 30, 2000:
 Net interest income ................   $ 12,067,000      $        --     $ 4,135,000     $ 1,311,000     $ 17,513,000
 Provision for loan losses ..........      1,267,000               --       2,017,000          33,000        3,317,000
 Noninterest income .................        839,000        1,634,000              --          49,000        2,522,000
 Noninterest expenses ...............      2,905,000        2,344,000         125,000         437,000        5,811,000
                                        ------------      -----------     -----------     -----------     ------------
 Income (loss) before taxes .........      8,734,000         (710,000)      1,993,000         890,000       10,907,000
 Income taxes .......................      2,771,000         (225,000)        632,000         165,000        3,343,000
 Minority interest ..................             --               --              --         369,000          369,000
                                        ------------      -----------     -----------     -----------     ------------
 Net income (loss) ..................      5,963,000         (485,000)      1,361,000         356,000        7,195,000
                                        ------------      -----------     -----------     -----------     ------------
Balance at June 30, 2000:
 Interest earning assets ............    340,131,000        9,735,000       7,582,000      27,163,000      384,611,000
 Other assets .......................      6,348,000        1,050,000       1,087,000         652,000        9,137,000
                                        ------------      -----------     -----------     -----------     ------------
 Total assets .......................   $346,479,000      $10,785,000     $ 8,669,000     $27,815,000     $393,748,000
                                        ============      ===========     ===========     ===========     ============

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE Q -- SEGMENT INFORMATION  -- (Continued)

                                                                           Short-term        Secured
                                                           Mortgage         consumer         property
                                            Bank            banking          lending        tax liens          Total
                                       --------------   --------------   --------------   -------------   ---------------
For the year ended June 30, 1999:
 Net interest income ...............   $  9,299,000     $        --       $   348,000     $   660,000     $ 10,307,000
 Provision for loan losses .........        689,000              --           228,000          24,000          941,000
 Noninterest income ................        615,000       3,969,000                --              --        4,584,000
 Noninterest expenses ..............      3,717,000       2,189,000            30,000         211,000        6,147,000
                                       ------------     -----------       -----------     -----------     ------------
 Income before taxes ...............      5,508,000       1,780,000            90,000         425,000        7,803,000
 Income taxes ......................      1,920,000         621,000            31,000          85,000        2,657,000
 Minority interest .................             --              --                --         180,000          180,000
                                       ------------     -----------       -----------     -----------     ------------
 Net income ........................      3,588,000       1,159,000            59,000         160,000        4,966,000
                                       ------------     -----------       -----------     -----------     ------------
Balance at June 30, 1999:
 Interest earning assets ...........    243,627,000      36,661,000         5,574,000      13,811,000      299,673,000
 Other assets ......................      3,654,000       2,650,000           914,000         389,000        7,607,000
                                       ------------     -----------       -----------     -----------     ------------
 Total assets ......................   $247,281,000     $39,311,000       $ 6,488,000     $14,200,000     $307,280,000
                                       ============     ===========       ===========     ===========     ============

                                                                             Secured
                                                           Mortgage         property
                                            Bank            banking         tax liens          Total
                                       --------------   --------------   --------------   --------------
For the year ended June 30, 1998:
 Net interest income ...............   $  5,817,000      $        --      $   219,000     $  6,036,000
 Provision for loan losses .........        379,000               --            6,000          385,000
 Noninterest income ................        301,000        4,712,000               --        5,013,000
 Noninterest expenses ..............      2,027,000        2,680,000           40,000        4,747,000
                                       ------------      -----------      -----------     ------------
 Income before taxes ...............      3,712,000        2,032,000          173,000        5,917,000
 Income taxes ......................      1,339,000          733,000           37,000        2,109,000
 Minority interest .................             --               --           72,000           72,000
                                       ------------      -----------      -----------     ------------
 Net income ........................      2,373,000        1,299,000           64,000        3,736,000
                                       ------------      -----------      -----------     ------------
Balance at June 30, 1998:
 Interest earning assets ...........    158,305,000       34,300,000        4,468,000      197,073,000
 Other assets ......................        519,000        4,439,000            3,000        4,961,000
                                       ------------      -----------      -----------     ------------
 Total assets ......................   $158,824,000      $38,739,000      $ 4,471,000     $202,034,000
                                       ============      ===========      ===========     ============

     The Bank activities are conducted primarily in the metropolitan Philadelphia area. Mortgage banking operations have been conducted principally in the Eastern portion of the United States while secured property tax lien activities are currently concentrated in the states of New Jersey and Connecticut.

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered to be financial instruments as defined in SFAS No.
107. However, many such instruments lack an available trading market as characterized by a willing buyer and seller engaging in

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS  -- (Continued)

an exchange transaction. Therefore, the Bank had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

     Changes in assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

     Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instrument. The estimation methodologies used, the estimated fair values, and recorded book balances at June 30, 2000 and 1999 are outlined below.

     For cash and due from banks and interest-earning deposits, the recorded book value of approximately $13,332,000 and $6,056,000 approximates fair value at June 30, 2000 and 1999, respectively. The estimated fair values of loans held for sale, investment securities and mortgage-backed securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

                                                                          June 30,
                                             ------------------------------------------------------------------
                                                           2000                              1999
                                             --------------------------------  --------------------------------
                                                Carrying      Estimated fair       Carrying      Estimated fair
                                                 amount            value            amount           value
                                             --------------  ----------------  ---------------  ---------------
Loans held for sale .......................   $  9,735,000     $  9,850,000     $ 74,708,000     $ 77,623,000
Investment and mortgage-backed securities..     40,705,000       40,705,000       31,213,000       31,213,000
Loans .....................................    320,839,000      319,986,000      187,696,000      191,163,000

     The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                      June 30,
                         -------------------------------------------------------------------
                                       2000                               1999
                         ---------------------------------  --------------------------------
                             Carrying      Estimated fair       Carrying      Estimated fair
                              amount            value            amount           value
                         ---------------  ----------------  ---------------  ---------------
Time deposits .........   $224,456,000      $224,121,000     $167,526,000     $167,309,000

     The fair values of advances from the FHLB and securities sold under agreements to repurchase and other borrowing totalling $95,200,000 and $8,003,000, respectively, at June 30, 2000 and $80,300,000 and $8,289,000,
respectively, at June 30, 1999, are estimated to approximate their recorded book balances.

     There was no material difference between the contract amount and the estimated fair value of off-balance-sheet items which totalled approximately $45,926,000 and $8,239,000 at June 30, 2000 and 1999, respectively, and primarily comprise unfunded loan commitments and interest rate swap agreements which are generally priced at market at the time of funding.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE S -- REGULATORY MATTERS

1. Dividends

     The payment of dividends by the Bank to the Company is prohibited unless the Bank meets specific capital and earning requirements. In general, the regulation divides savings banks into three tiers, according to their ability to meet the current minimum capital requirements.

2. Regulatory Capital

     The results of an examination conducted by The Office of Thrift Supervision (OTS), dated July 12, 1999 resulted in the Bank entering into a Supervisory Agreement with the OTS on April 26, 2000. Provisions of this Agreement require the Bank to, among other items, adhere to the following: (1) comply with specific federal laws and regulations listed in the Agreement (2) improve the Bank's Board of Director's oversight over the operations of the Bank; (3) hire a Chief Executive Officer of the Bank; (4) adopt and implement policies and procedures for its internal audit and internal loan review functions; (5) designate an independent audit committee of no less than three members; (6) adopt and implement written policies and procedures on internal controls and information systems; (7) limit asset growth in any quarter to an amount not to exceed net interest credited on deposit liabilities during the quarter; (8) adopt and implement policies and procedures for credit administration and loan documentation including the identification of problem assets; (9) each Bank subsidiary should comply with laws and regulations. Failure to comply with the provisions included in the Supervisory Agreement would expose the Bank to further regulatory sanctions that may include further restrictions on the Bank's operations.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and core capital (as defined in the regulations) to risk-weighted assets, and of core capital to adjusted assets. Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, core risk-based and core leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE S -- REGULATORY MATTERS  -- (Continued)

     A summary of the Bank's capital amounts and ratios as of June 30, 2000 follows:

                                                                                                      To be well capitalized
                                                                                Minimum                    under prompt
                                                                              for capital               corrective action
                                                   Actual                  adequacy purposes                provisions
                                        ----------------------------   --------------------------   --------------------------
                                           Ratio          Amount         Ratio         Amount         Ratio         Amount
                                        ----------   ---------------   ---------   --------------   ---------   --------------
Shareholders' equity and ratio to
 total assets .......................       8.71%     $ 34,120,000
Unrealized loss on investment
 securities, net of taxes ...........                    1,168,000
Goodwill ............................                   (1,050,000)
Minority interest ...................                      286,000
                                                      ------------
Tangible capital and ratio to
 adjusted total assets ..............       8.81      $ 34,524,000         1.5%     $ 5,876,000
                                                      ============                  ===========
Core capital and ratio to adjusted
 total assets .......................       8.81      $ 34,524,000         4.0      $15,670,000         5.0%     $19,588,000
                                                      ============                  ===========                  ===========
Core capital and ratio to risk-
 weighted assets ....................      12.97      $ 34,524,000                                      6.0      $23,505,000
                                                      ============                                               ===========
Allowance for loan and lease losses                      3,439,000
                                                      ------------
Supplementary capital ...............                    3,439,000
                                                      ------------
Total risk-based capital and ratio to
 risk-weighted assets (1) ...........      14.26      $ 37,963,000         8.0      $21,299,000        10.0      $26,623,000
                                                      ============                  ===========                  ===========
Total assets ........................                 $391,032,000
                                                      ============
Adjusted total assets ...............                 $391,753,000
                                                      ============
Risk-weighted assets ................                 $266,232,000
                                                      ============

(1) Does not reflect the interest rate risk component to the risk-based capital requirement, the effective date of which has been postponed.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE S -- REGULATORY MATTERS  -- (Continued)

     A summary of the Bank's capital amounts and ratios as of June 30, 1999 follows:

                                                                                                      To be well capitalized
                                                                                Minimum                    under prompt
                                                                              for capital               corrective action
                                                   Actual                  adequacy purposes                provisions
                                        ----------------------------   --------------------------   --------------------------
                                           Ratio          Amount         Ratio         Amount         Ratio         Amount
                                        ----------   ---------------   ---------   --------------   ---------   --------------
Shareholders' equity and ratio to
 total assets .......................       8.97%     $ 27,604,000
Unrealized loss on investment
 securities, net of taxes ...........                      508,000
Goodwill ............................                   (1,135,000)
Minority interest ...................                      230,000
                                                      ------------
Tangible capital and ratio to
 adjusted total assets ..............       8.87      $ 27,207,000         1.5%     $ 4,599,000
                                                      ============                  ===========
Core capital and ratio to adjusted
 total assets .......................       8.87      $ 27,207,000         4.0      $12,263,000         5.0%     $15,328,000
                                                      ============                  ===========                  ===========
Core capital and ratio to risk-
 weighted assets ....................      14.13      $ 27,207,000                                      6.0      $18,394,000
                                                      ============                                               ===========
Allowance for loan and lease losses                      1,523,000
                                                      ------------
Supplementary capital ...............                    1,523,000
                                                      ------------
Total risk-based capital and ratio to
 risk-weighted assets (1) ...........      14.92      $ 28,730,000         8.0      $15,402,000        10.0      $19,252,000
                                                      ============                  ===========                  ===========
Total assets ........................                 $307,704,000
                                                      ============
Adjusted total assets ...............                 $306,569,000
                                                      ============
Risk-weighted assets ................                 $192,519,000
                                                      ============

(1) Does not reflect the interest rate risk component to the risk-based capital requirement, the effective date of which has been postponed.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE T -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

     The condensed financial information of the Company is as follows:


                           CONDENSED BALANCE SHEETS

                                                                     June 30,
                                                          ------------------------------
                                                               2000             1999
                                                          --------------   -------------
ASSETS
 Cash and due from banks -- non-interest bearing ......    $   316,000     $    67,000
 Investment securities available for sale .............      2,894,000       2,986,000
 Investment in subsidiaries ...........................     34,120,000      27,627,000
 Other assets .........................................        266,000         120,000
                                                           -----------     -----------
   Total assets .......................................    $37,596,000     $30,800,000
                                                           ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Notes payable ........................................    $ 4,469,000     $ 3,336,000
 Other liabilities ....................................        531,000         128,000
 Shareholders' equity .................................     32,596,000      27,336,000
                                                           -----------     -----------
   Total liabilities and shareholders' equity .........    $37,596,000     $30,800,000
                                                           ===========     ===========

                      CONDENSED STATEMENTS OF OPERATIONS

                                                                        Year ended June 30,
                                                          ------------------------------------------------
                                                               2000             1999             1998
                                                          --------------   --------------   --------------
Income
 Equity in undistributed net income of subsidiary .....    $ 7,178,000      $ 4,887,000      $ 3,730,000
 Interest .............................................        371,000          199,000               --
 Management fee .......................................        222,000          222,000          222,000
                                                           -----------      -----------      -----------
                                                             7,771,000        5,308,000        3,952,000
Expenses
 Interest .............................................        339,000          113,000               --
 Compensation .........................................        229,000          218,000               --
 Other ................................................          8,000           11,000          216,000
                                                           -----------      -----------      -----------
                                                               576,000          342,000          216,000
                                                           -----------      -----------      -----------
   Net income .........................................    $ 7,195,000      $ 4,966,000      $ 3,736,000
                                                           ===========      ===========      ===========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE T -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY
 -- (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                          Year ended June 30,
                                                           --------------------------------------------------
                                                                2000             1999              1998
                                                           --------------   --------------   ----------------
Cash flows from operating activities
 Net income ............................................    $  7,195,000     $  4,966,000     $   3,736,000
 Adjustments to reconcile net income to net cash
   (used in) provided by operating activities
   Decrease (increase) in other assets .................        (146,000)        (107,000)           28,000
   (Decrease) increase in other liabilities ............         402,000           52,000           (17,000)
   Other ...............................................         119,000           (7,000)           49,000
   Equity in undistributed (income) loss of
    subsidiary .........................................      (7,178,000)      (4,887,000)       (3,730,000)
                                                            ------------     ------------     -------------
    Net cash (used in) provided by operating
      activities .......................................         392,000           17,000            66,000
                                                            ------------     ------------     -------------
Cash flows from investing activities
 Investment in subsidiary ..............................              --               --       (12,668,000)
 Purchase of investment securities available for sale           (254,000)      (2,989,000)               --
                                                            ------------     ------------     -------------
   Net cash used in investing activities ...............        (254,000)      (2,989,000)      (12,668,000)
                                                            ------------     ------------     -------------
Cash flows from financing activities
 Proceeds from notes payable to shareholders ...........              --               --        (2,990,000)
 Proceeds from note payable ............................       1,133,000        3,336,000                --
 Capital contributions .................................              --               --           252,000
 Purchase of treasury stock ............................      (1,022,000)        (368,000)               --
 Proceeds from initial public offering .................              --               --        15,404,000
                                                            ------------     ------------     -------------
    Net cash provided by financing activities ..........         111,000        2,968,000        12,666,000
                                                            ------------     ------------     -------------
    Net increase (decrease) in cash and cash
      equivalents ......................................         249,000           (4,000)           64,000
Cash and cash equivalents at beginning of year .........          67,000           71,000             7,000
                                                            ------------     ------------     -------------
Cash and cash equivalents at end of year ...............    $    316,000     $     67,000     $      71,000
                                                            ============     ============     =============

                                 OTHER BUSINESS

         The Board of Crusader does not intend to present to the special meeting any business other than that set forth in this Proxy Statement. If any other business should come before the special meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment and in the best interest of the shareholders.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

         Crusader must have received any proposal which a shareholder wishes to submit at the 2001 annual meeting of shareholders before June 29, 2001 if the proposal is to be considered by the Board for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2001 annual meeting of shareholders that is not included in Crusader's proxy statement for that meeting and fails to submit such proposal to Crusader's Corporate Secretary on or before September 12, 2001, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in Crusader's proxy statement. In addition, in accordance with Crusader's bylaws, any nominee for election as a director of Crusader at the 2001 annual meeting of shareholders must be submitted in writing on or before July 29, 2001, which is ninety (90) days prior to the anniversary of the date Crusader first mailed its proxy statement with regard to the 2000 annual meeting.

                                    By Order of the Board of Directors


                                    ----------------------------
                                    Joseph M. Matisoff
                                    Secretary
______________, 2001

                                  EXHIBIT INDEX

Exhibit A         Purchase and Assumption Agreement

Exhibit B         Opinion of Howard Lawson & Company, LLC

Exhibit C         Plan of Liquidation and Dissolution

                                                                     EXHIBIT A

                        PURCHASE AND ASSUMPTION AGREEMENT



                                      Among

                           Royal Bank of Pennsylvania



                          Crusader Holding Corporation



                          Crusader Savings Bank, F.S.B.

                                       and

                          Asset Investment Corporation

                                TABLE OF CONTENTS

ARTICLE I
         DEFINITIONS..................................................................................................1
         SECTION 1.1       Definitions................................................................................1

ARTICLE II
         SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF
         LIABILITIES AND OBLIGATIONS..................................................................................9
         SECTION 2.1       Purchase and Sale of Assets................................................................9
         SECTION 2.2       Assumed Liabilities........................................................................9
         SECTION 2.3       Purchase Price............................................................................10
         SECTION 2.4       Payment at Closing........................................................................10
         SECTION 2.5       Adjustment Loans..........................................................................10
         SECTION 2.6       Due Diligence Reserve.....................................................................10
         SECTION 2.7       Due Diligence Reserve Adjustments; Payment................................................11
         SECTION 2.8       Settlement Date Adjustments...............................................................11
         SECTION 2.9       Allocation of Purchase Price..............................................................12
         SECTION 2.10      Transfer Taxes............................................................................13
         SECTION 2.11      Casualty..................................................................................13
         SECTION 2.12      Data Processing Services..................................................................13
         SECTION 2.13      Certain Transitional Matters..............................................................13
         SECTION 2.14      IRA.......................................................................................14
         SECTION 2.15      Stop Payment Items........................................................................14
         SECTION 2.16      Record Retention..........................................................................15
         SECTION 2.17      Bank Premises.............................................................................15
         SECTION 2.18      Interest Reporting........................................................................15
         SECTION 2.19      Withholding...............................................................................15
         SECTION 2.20      Further Assurances........................................................................16

ARTICLE III
         CLOSING.....................................................................................................16
         SECTION 3.1       Closing Date..............................................................................16
         SECTION 3.2       Seller's Deliveries.......................................................................17
         SECTION 3.3       Buyer's Deliveries........................................................................18

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES..............................................................................19
         SECTION 4.1       Representations and Warranties of Seller..................................................19
         SECTION 4.2       Representations and Warranties of Buyer...................................................40

ARTICLE V
COVENANTS............................................................................................................42
         SECTION 5.1       Conduct of Seller's Businesses Prior to the Effective Time................................42
         SECTION 5.2       Forbearance by Seller.....................................................................42
         SECTION 5.3       Cooperation...............................................................................44
         SECTION 5.4       Regulatory Approvals......................................................................45
         SECTION 5.5       Acquisition Proposals.....................................................................45
         SECTION 5.6       Shareholder Approvals.....................................................................45
         SECTION 5.7       Proxy Preparation and Disclosure..........................................................46
         SECTION 5.8       Employees.................................................................................46
         SECTION 5.9       Access to and Information Concerning Properties, Records, Etc.............................48
         SECTION 5.10      Facilities Consents.......................................................................49
         SECTION 5.11      Certain Filings, Consents and Arrangements................................................49
         SECTION 5.12      Additional Agreements.....................................................................50
         SECTION 5.13      Notification of Certain Matters...........................................................50
         SECTION 5.14      Insurance.................................................................................50
         SECTION 5.15      Margin Account............................................................................50
         SECTION 5.16      Termination of Payday Lending Business....................................................51
         SECTION 5.17      Release of Rights.........................................................................51
         SECTION 5.18      Update Schedules..........................................................................51
         SECTION 5.19      Tax Issues................................................................................51
         SECTION 5.20      Liability Transfers.......................................................................52
         SECTION 5.21      Trademarks, etc...........................................................................52
         SECTION 5.22      WARN Act Notices..........................................................................53
         SECTION 5.23      Agreed Upon Procedures....................................................................53

ARTICLE VI
         CONDITIONS..................................................................................................53
         SECTION 6.1       Common Conditions.........................................................................53
         SECTION 6.2       Conditions Precedent to Obligations of Buyer..............................................54
         SECTION 6.3       Conditions Precedent to Obligations of Seller.............................................55

ARTICLE VII
         TERMINATION OF AGREEMENT....................................................................................56
         SECTION 7.1       Termination by the Parties................................................................56
         SECTION 7.2       Effect of Termination.....................................................................57
         SECTION 7.3       Expenses..................................................................................57

ARTICLE VIII
INDEMNIFICATION......................................................................................................58
         SECTION 8.1       Indemnification...........................................................................58
         SECTION 8.2       Indemnification Procedures................................................................59
         SECTION 8.3       Limitations on Liability..................................................................60

ARTICLE IX
         MISCELLANEOUS PROVISIONS....................................................................................61
         SECTION 9.1       Effect of Disclosure......................................................................61
         SECTION 9.2       Entire Agreement..........................................................................61
         SECTION 9.3       Amendments................................................................................61
         SECTION 9.4       Waiver or Extension.......................................................................61
         SECTION 9.5       Survival..................................................................................61
         SECTION 9.6       Assignment................................................................................62
         SECTION 9.7       Public Announcements; Nondisclosure.......................................................62
         SECTION 9.8       Brokers...................................................................................62
         SECTION 9.9       Payment of Expenses.......................................................................62
         SECTION 9.10      No Third Party Beneficiaries..............................................................62
         SECTION 9.11      Bulk Transfer Laws........................................................................63
         SECTION 9.12      Addresses for Notice, etc.................................................................63
         SECTION 9.13      Counterparts..............................................................................64
         SECTION 9.14      Headings..................................................................................64
         SECTION 9.15      Governing Law.............................................................................64
         SECTION 9.16      Severability..............................................................................64
         SECTION 9.17      Waiver, Delay, etc........................................................................64

SCHEDULES, ANNEXES AND EXHIBITS

         SCHEDULE A        Excluded Assets
         SCHEDULE B        Contracts and Personal Property Leases
         SCHEDULE C        Leases
         SCHEDULE D        Loans
         SCHEDULE E        Adjustment Loans
         SCHEDULE F        Additional Liabilities
         SCHEDULE G        Legal Actions

         ANNEX 2.9(a)      Allocation of Purchase Price
         ANNEX 4.1         Seller's Disclosures
         ANNEX 4.2         Buyer's Disclosures
         ANNEX 5.2(j)      Investment Securities Available for Sale
         ANNEX 5.2(r)      Adjustment Loans Available for Sale
         ANNEX 5.8         Severance Payments to Seller's Employees
         ANNEX 5.17        Crusader Servicing Corporation Shareholders

         EXHIBIT I         Bill of Sale
         EXHIBIT II        Assignment and Assumption Agreement
         EXHIBIT III       Lease Assignments
         EXHIBIT IV        Form of Voting Agreement
         EXHIBIT V         Use and Occupancy Agreement
         EXHIBIT VI        Seller's Officer's Certificate
         EXHIBIT VII       Tax Opinion
         EXHIBIT VIII      Buyer's Officer's Certificate

                        PURCHASE AND ASSUMPTION AGREEMENT

         THIS AGREEMENT dated as of March 12, 2001, is by and among Royal Bank of Pennsylvania, a Pennsylvania chartered bank having its principal office in Narberth, Pennsylvania ("Buyer"), Crusader Holding Corporation, a Pennsylvania corporation and thrift holding company ("Crusader"), Crusader Savings Bank, F.S.B., a federally chartered savings bank and wholly-owned subsidiary of Crusader, having its principal office in Philadelphia, Pennsylvania ("Bank") and Asset Investment Corporation, a Delaware corporation and wholly-owned subsidiary of Bank ("AIC"). Crusader, Bank and AIC are hereinafter referred to collectively as "Seller".

                                   WITNESSETH:

         WHEREAS, Seller desires to sell and Buyer desires to acquire, certain assets of Seller in accordance with the terms and provisions of this Agreement; and

         WHEREAS, Seller desires to transfer to Buyer and Buyer desires to assume from Seller certain deposits and other liabilities associated with Seller in accordance with the terms and provisions of this Agreement.

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, certain shareholders and members of the Board of Directors of Seller shall each execute a Voting Agreement, substantially in the form attached hereto as Exhibit IV.

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants contained above and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1 Definitions.

         The terms defined in this Section 1.1 have the meanings herein specified, unless the context clearly requires otherwise.

         "Acquisition Proposal" is defined in Section 5.5.

         "Adjustment Loan(s)" is defined in Section 2.5.

         "Adjustment Loans Schedule" is defined in Section 2.5.

         "Adjustment Payment" is defined in Section 2.7.

         "Agreement" means this Purchase and Assumption Agreement.

         "AIC" means Asset Investment Corporation.

         "Allocation Purchase Price" is defined in Section 2.9.

         "Assets" means the assets of Seller as listed on the Seller's Preliminary Closing Trial Balance and as subsequently adjusted in the ordinary course of business on Seller's Final Closing Trial Balance; and Seller's right, title and interest in its intangible assets, including, without limitation, intellectual property, choses in action and the Crusader Savings Bank corporate name, including all trade names, fictitious names, logos, service marks and trademarks, and the goodwill of the business symbolized thereby.

         "Assignment and Assumption Agreement" is defined in Section 3.2.

         "Assumed Liabilities" is defined in Section 2.2.

         "Bank" means Crusader Savings Bank, F.S.B.

         "Banking Department" means the Pennsylvania Department of Banking.

         "BankPhiladelphia Loan" means the loan to Seller from BankPhiladelphia pursuant to that certain agreement titled "Loan Agreement", dated March 31, 2000, and as further amended on June 16, 2000.

         "Bill of Sale" is defined in Section 3.2.

         "Book Value" means the amount at which an asset or liability is stated on the applicable Trial Balance of Seller.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the Commonwealth of Pennsylvania.

         "Buyer" means Royal Bank of Pennsylvania.

         "Buyer Material Adverse Effect" means any circumstance, change in or effect that has an adverse effect to the business, operation, results of operations or the financial condition of the Buyer and its subsidiaries taken as a whole; provided, however, that "Buyer Material Adverse Effect" shall not include any such effect directly or indirectly arising out of or attributable to (A) any action taken or to be taken pursuant to the Agreement or
(B) changes in general economic conditions, including, without limitation, changes in interest rates.

         "Buyer Regulatory Agencies" means the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

         "Castor Avenue Facility" means the premises of Seller located at 6526 Castor Avenue, Philadelphia, Pennsylvania, being a branch of Seller.

         "Closing" and "Closing Date" are defined in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "CRA" means the Community Reinvestment Act.

         "Crusader" means Crusader Holding Corporation.

         "Crusader Shareholders Meeting" is defined in Section 5.6.

         "Damages" means any and all losses, costs, claims, liabilities, fines, penalties and expenses, including without limitation, (i) interest which may be imposed in connection therewith, (ii) court costs and reasonable fees and disbursements of counsel and consultants, and (iii) reasonable costs and expenses incurred in enforcing any right of indemnification against either party.

         "Department of Banking" means the Pennsylvania Department of Banking.

         "Depositors" means account holders having Deposits with Seller.

         "Deposits" means any and all deposit liabilities attributable to and booked by Seller, together with accrued interest thereon as of the Effective Time, including, without limitation, demand deposits, savings deposits, checking accounts, certificates of deposit and individual retirement account ("IRA") deposits (subject to customer consent as provided in Section 2.14).

         "Due Diligence Reserve" is defined in Section 2.6.

         "Effective Time" means the close of business on the Closing Date.

         "Employee Pension Plan" means any employee pension plan for which Seller serves as trustee, including, but no limited to, employee pension benefit plans as defined in Section 3(2) of ERISA, retirement plans qualified under the requirements of Section 401(a) of the Code, nonqualified deferred compensation plans, excess benefit plans and supplemental executive retirement plans.

         "Employee Pension Plan Deposit" means a Deposit in an account owned by an Employee Pension Plan.

         "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to
(a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), such as the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S. C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act 133 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), and analogous state and local provisions, as any of the foregoing may have been amended or supplemented from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" is defined in Section 2.1.

         "Excluded Subsidiaries" means Crusader Mortgage Corporation, Crusader Mortgage Corporation of Delaware and National Chinese Mortgage Corporation.

         "Facilities" means the Walnut Branch Facility, the Walnut Street Facility, the Castor Avenue Facility and the Penn Center Facility.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Funds Effective Rate" means the weighted average of the rates on overnight federal funds transactions arranged on such day by Federal Fund s Brokers as computed and released by the Federal Reserve Bank of New York as the "Federal Funds Effective Rate."

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "FIRPTA Affidavits" means affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of Seller.

         "GAAP" means generally accepted accounting principles as consistently applied for financial reporting purposes. For purposes of this definition, Buyer agrees that, to the extent that GAAP allows for a choice of accounting practices, Seller shall keep its books and records in accordance with its past practices, as long as those practices are and remain in accordance with GAAP.

         "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Hired Employee" is defined in Section 5.8.

         "Indemnified Taxes" is defined in Section 5.19

         "Investment Portfolio" means, without limitation, Seller's right, title and interest in all securities, including, without limitation, securities available for sale, securities held for investment or held to maturity, financial derivatives, interest rate swaps, off-balance-sheet contracts, options, interest rate caps and floors, mortgage-backed securities and deposit withdrawal options.

         "IRA" means an individual retirement account as specified in Section 408 and 408A of the Code.

         "IRS" means the Internal Revenue Service.

         "Keogh Plan" means an Employee Pension Plan covering self-employed individuals.

         "Landlord Consents" is defined in Section 3.2.

         "Lease Assignments" is defined in Section 3.2.

         "Leases" means the lease agreements for the Facilities listed on Schedule C hereto, or such agreements as may be amended, renewed or extended in the ordinary course of business.

         "Liability" means the Seller's obligation to pay, perform or discharge a debt or an obligation.

         "Loans" means, without limitation, the loan accounts, including the unfunded portion of all outstanding lines of credit and loan commitments, attributable to and booked by Seller or any subsidiary of Seller as of the date of this Agreement, all as listed on Schedule D with such changes as are made in accordance with this Agreement.

         "Material Adverse Effect" means any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operations, results of operations or the financial condition of Seller taken as a whole; provided, however, that "Material Adverse Effect" shall not include any change in or effect on Seller directly or indirectly arising out of or attributable to (A) any action taken or to be taken pursuant to the Agreement or (B) changes in general economic conditions, including, without limitation, changes in interest rates.

         "Material Contract" means (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC; or (B) any agreement not terminable on thirty (30) days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement.

         "OREO" means other real estate owned, representing properties acquired through foreclosure of loans or secured property liens.

         "OTS" means the Office of Thrift Supervision.

         "Payday Lending Business" is defined in Section 5.16.

         "Penn Center Facility" means the premises of Seller located at 2 Penn Center, Philadelphia, Pennsylvania.

         "Preliminary Settlement Amount" is defined in Section 2.4.

         "Proceeding" is defined in Section 5.19.

         "Proxy Statement" is defined in Section 5.7.

         "Purchase" means the purchase of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated in this Agreement.

         "Purchase Price" is defined in Section 2.3 and adjusted in Section 2.8.

         "Purchase Reserve" is defined in Section 2.6.

         "Purchased Assets" is defined in Section 2.1 and shall include the loan due to Seller from USA Bancshares pursuant to that certain agreement titled Loan Agreement, dated March 31, 2000, and as amended June 16, 2000, (the "USA Bancshares Loan"), if, and only if, the outstanding principal balance of the USA Bancshares Loan is less than the outstanding principal balance of the BankPhiladelphia Loan assumed by Buyer pursuant to Section 2.2 (d). In the event that the outstanding principal balance of the USA Bancshares Loan is greater than the outstanding principal balance of the BankPhiladelphia Loan assumed by Buyer pursuant to Section 2.2(d), then the USA Bancshares Loan shall be an Excluded Asset.

         "Rehabilitation Credit" means the tax credit allowed under Section 47 of the Code for the rehabilitation of historical and older buildings.

         "Repurchase Agreement" means an agreement between two parties whereby one party sells the other a security at a specified price with a commitment to repurchase the security at a later date for another specified price.

         "RESPA" is defined in Section 4.1(y).

         "Royal" means Royal Bank of Pennsylvania.

         "SAIF" means the Savings Associations Insurance Fund.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" means Crusader Savings Bank, F.S.B., Crusader Holding Corporation, and the respective subsidiaries of each entity, excluding Crusader Mortgage Corporation, Crusader Mortgage Corporation of Delaware and National Chinese Mortgage.

         "Seller's Final Closing Trial Balance" means the summary of the general ledger accounts of Seller taken as of the Effective Time, as adjusted for consolidating entries between affiliated parties.

         "Seller's Preliminary Closing Trial Balance" means the summary of the general ledger accounts of Seller taken as of the final day of the month immediately preceding the Closing Date, as adjusted for consolidating entries between affiliated parties.

         "Seller's Knowledge" means the actual knowledge of any officer of Seller holding the title of Executive or Senior Vice President or higher, but not to exclude any internal auditor, compliance officer or individual with line responsibility for the physical plant of the Facilities and OREO properties.

         "Seller Loan Portfolio Properties and Other Properties Owned" means those properties serving as collateral for Loans in Seller's loan portfolio, or properties owned or operated by Seller (including, without limitation, in a fiduciary capacity).

         "Seller Regulatory Agencies" means the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the Securities and Exchange Commission.

         "Servicing" means upgrading the Loan classification, including, but not limited to, the correction of any document deficiency in the Loan file.

         "Settlement Date" is defined in Section 2.8.

         "Software" is defined in Section 4.1(qq).

         "State Regulator" means any state banking department or commission.

         "Sublease Agreement" is defined in Section 5.10.

         "Third Party Claim" is defined in Section 8.2.

         "Trial Balance" means the summary of the general ledger accounts of Seller taken as of a specified date, as adjusted for consolidating entries between affiliated parties.

         "Trust Preferred Security" means a security representing an undivided beneficial interest in the assets of a business trust, supported by a guarantee to pay distributions on the security.

         "USA Bancshares Loan" means the loan due to Seller from USA Bancshares pursuant to that certain agreement titled Loan Agreement, dated March 31, 2000 and as amended June 16, 2000.

         "Walnut Branch Facility" means the premises of Seller located at 1230 Walnut Street, Philadelphia, Pennsylvania, being the principal office of Seller.

         "Walnut Street Facility" means the premises of Seller located at 1334 Walnut Street, Philadelphia, Pennsylvania.

         "WARN Act" means the Worker Adjustment and Retaining Notification Act, as amended (29 U.S.C.ss.2101, et seq.) and similar state and local laws, regulations and other issuances.

         "Withholding Obligation" is defined in Section 2.19.

                                   ARTICLE II
                  SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF
                           LIABILITIES AND OBLIGATIONS

SECTION 2.1 Purchase and Sale of Assets.

         Subject to the terms and conditions hereof, including without limitation the assumption by Buyer of the Assumed Liabilities, as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in, to and under the Assets of the Seller, excluding the assets listed on Schedule A attached hereto (the "Excluded Assets") (collectively the "Purchased Assets").

SECTION 2.2 Assumed Liabilities.

         Subject to the terms and conditions of this Agreement, including, without limitation, the transfer of the Purchased Assets to Buyer, on the Closing Date, Buyer shall assume, and thereafter honor and fully and timely, pay, perform and discharge when due, the following Liabilities of Seller and shall perform all duties, responsibilities, and obligations of Seller under the following, to the extent that such Liabilities, duties, responsibilities and obligations arise or accrue after the Effective Time (collectively, the "Assumed Liabilities"):

         (a)      the Deposits;

         (b) advances from Federal Home Loan Bank pursuant to agreements with the Federal Home Loan Bank of Pittsburgh;

         (c)      commitments to purchase securities pursuant to Repurchase
                  Agreements;

         (d) the obligations of Seller to BankPhiladelphia under the BankPhiladelphia Loan pursuant to that certain agreement titled "Loan Agreement", dated March 31, 2000, and as further amended on June 16, 2000; provided, however, that in the event that Buyer does not purchase the USA Bancshares Loan as a Purchased Asset, as provided herein, then Buyer shall not assume the obligations of Seller under the BankPhiladelphia Loan and said BankPhiladelphia Loan shall not be an Assumed Liability hereunder;

         (e)      legal actions on Schedule G;

         (f) the contracts and personal property leases described in Schedule B;

         (g) the duties, obligations of Seller with respect to the safe deposit business conducted by Seller and the related agreements;

         (h)      Seller's obligations under the Leases; and

         (i) additional Liabilities of Seller as listed on Schedule F hereto.

SECTION 2.3 Purchase Price.

         The Purchase Price will be the sum of: the Book Value of the Purchased Assets on the Seller's Preliminary Closing Trial Balance, minus an amount equal to the Due Diligence Reserve as calculated in Section 2.6; plus the aggregate amount of the Adjustment Payment due to Seller as determined and paid according to Section 2.7 of this Agreement; minus the aggregate amount of the Book Value of the Assumed Liabilities on the Seller's Preliminary Closing Trial Balance.

SECTION 2.4 Payment at Closing.

         On the Closing Date, Buyer will transfer to Seller cash, by wire transfer in immediately available funds, in an amount (the "Preliminary Settlement Amount") equal to the Purchase Price (without consideration of the Adjustment Payment which will be paid according to Section 2.7). The Preliminary Settlement Amount will be adjusted on the Settlement Date in accordance with
Section 2.8 hereof.

SECTION 2.5 Adjustment Loans.

         (a) Concurrent with the delivery of this Agreement, Seller shall deliver to Buyer a schedule of the Loans (the "Loan Schedule"). The Loan
Schedule is attached hereto as Schedule D.

         (b) Concurrent with delivery of this Agreement, Buyer shall deliver to Seller a schedule of Loans with respect to which, in Buyer's determination, the amount of the loan loss reserve taken on Seller's balance sheet, dated as of December 31, 2000, is insufficient to adequately provide for losses inherent in the loan portfolio (the "Adjustment Loans Schedule"). The Adjustment Loan
Schedule is attached hereto as Schedule E.

SECTION 2.6 Due Diligence Reserve.

         (a) On the date of this Agreement, Buyer shall create a reserve set forth on Schedule E hereto representing the increased loan loss reserve necessary, in the determination of Buyer, to adequately reserve against the risk of loss for each of the Adjustment Loans (the "Purchase Reserve"). The aggregate amount of the Purchase Reserve for each of the Adjustment Loans is the "Due Diligence Reserve".

         (b) During the period between the date of this Agreement and the Closing Date, Buyer shall, in its reasonable discretion, make adjustments to the Purchase Reserves of the Adjustment

Loans in order to reflect the corrective action(s) set forth on Schedule E for each of the Adjustment Loans.

         (c) If, during the period between the date of this Agreement and the Closing Date, Buyer, in its reasonable discretion, determines that, with respect to a Loan (whether or not an Adjustment Loan), utilizing standards consistent with the internal standards of Buyer in the evaluation of its own loan portfolio, the amount of the loan loss reserve taken on Seller's balance sheet, dated as of December 31, 2000, is insufficient to adequately provide for losses inherent in Seller's loan portfolio, Buyer may adjust Schedule E or add the Loan to Schedule E, making the Loan an Adjustment Loan, subject to the obligation to provide written notice to Seller of the adjustment.

         (d) On the Closing Date, Buyer shall deliver to Seller any revisions to the Purchase Reserves of the Adjustment Loans, said revisions to be determined by Buyer in good faith, in its reasonable discretion, according to the criteria set forth in Section 2.6(b) and (c) (the "Closing Date Adjustment Loan Schedule").

SECTION 2.7 Due Diligence Reserve Adjustments; Payment.

         On the Closing Date, Buyer will transfer to Seller cash, by wire transfer in immediately available funds in the amount of the "Adjustment Payment" to be calculated as thirty percent (30%) of the Due Diligence Reserve, as shown on the Closing Date Adjustment Loan Schedule, plus Four Hundred Seventy-Five Thousand Dollars.

SECTION 2.8 Settlement Date Adjustments.

         (a) On a date to be agreed upon by Seller and Buyer at the Closing, which date shall not be more than thirty (30) Business Days after the Closing Date (the "Settlement Date"), Buyer will transfer to Seller or Seller will transfer to Buyer, as appropriate, an amount equal to the difference between the Preliminary Settlement Amount and the Purchase Price utilizing Book Values of the Purchased Assets and the Assumed Liabilities on the Seller's Final Closing Trial Balance. All adjusted amounts due from one party to the other on the Settlement Date will bear interest equal to the Federal Funds Effective Rate, and such interest will be paid along with payments of such adjusted amounts.

         (b) As soon as practicable, but in no event more than ten (10) Business Days after the Closing, Seller shall deliver to Buyer the Sellers Final Closing Trial Balance setting forth adjustments as determined in accordance with the provisions of Sections 2.8 (a) and shall make available to Buyer such work papers, schedules and other supporting data as may be reasonably requested by Buyer to enable it to verify the differences between the Seller's Preliminary Closing Trial Balance and the Seller's Final Closing Trial Balance. The Seller's Final Closing Trial Balance shall be final and binding for all purposes unless, within ten (10) days after receipt by Buyer of the Seller's Final Closing Trial Balance, Buyer shall notify the Seller in writing of its disagreement with any item or amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed issues within five (5) days after the receipt by Seller of notice of such disagreement, such objection(s) shall be resolved by an independent accounting firm selected by mutual agreement between Buyer and Seller, provided that any accounting firm which shall have provided services to Buyer or Seller or any or their respective affiliates during the twelve months period ending on the Closing Date shall be disqualified. The determination of such accounting firm shall be final and binding for all purposes. The difference between each party's determination and the accounting firm's determination of any adjustments shall be calculated and the fees of such firm shall be paid by the party having the greater difference in the aggregate. All payments to be made on the Settlement Date will be made by immediately available funds.

         (c) Except as provided in the next sentence, all payments with respect to any Loan received by the Seller on or prior to the Effective Time shall be the property of Seller and shall reduce the Book Value of the Loan by the amount of the payment allocated to payment of principal, and all payments with respect to any Loan received by the Seller or Buyer after the Effective Time shall be the property of Buyer. Any payments with respect to any Loan received after the Effective Time shall be promptly forwarded by Seller to Buyer.

SECTION 2.9 Allocation of Purchase Price.

         (a) Buyer and Seller agree that, upon final determination of the Purchase Price, the Purchase Price and the Assumed Liabilities (the "Allocation Purchase Price") shall be allocated in accordance with Annex 2.9(a) hereto.

         (b) Buyer and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified on Annex 2.9(a) hereto. In the event any party hereto receives notice of a tax audit with respect to the allocation of the Allocation Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

         (c) If any federal, state or local tax return report or filing by Buyer or Seller relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on Annex 2.9(a) hereto, is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party appraised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

SECTION 2.10 Transfer Taxes.

         The cost of real estate transfer taxes and recordation fees incurred in connection with the transfer of the Leases and OREO properties of the Seller and Seller's subsidiaries, contemplated herein and any other sales or transfer tax payable as a consequence of the consummation of the transactions contemplated hereby will be borne by Buyer.

SECTION 2.11 Casualty.

         In the event that any of the Facilities is damaged or destroyed by fire or other casualty prior to the Closing Date, Seller will transfer to Buyer the Purchased Assets associated with such Facility pursuant to this Agreement and the proceeds of any insurance on the Facility. Seller, in order to protect against a casualty loss, shall continue to insure the Facilities, including associated improvements and personal property, for their full insurable value up to the Effective Time. In the event that the books and records, relating to the Purchased Assets and the Assumed Liabilities, including, but not limited to, the Loan files, are destroyed by fire or other casualty, Buyer, at its option, may terminate the Agreement.

SECTION 2.12 Data Processing Services.

         From the date of this Agreement to the Closing Date, Seller will provide such assistance to Buyer as will be reasonably necessary to assist Buyer in converting and transferring all information concerning the Loans, Deposits and the other Purchased Assets and Assumed Liabilities into Buyer's own data processing system. After execution of this Agreement, Seller will provide Buyer with computer file instructions with respect to the information in its data processing system regarding the Purchased Assets and Assumed Liabilities, together with operational procedures designed to implement the transfer of such information to Buyer. Each party will designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

SECTION 2.13 Certain Transitional Matters.

         (a) Buyer will, at its cost and expense, notify the Depositors on or before the Closing Date of Buyer's pending assumption of the Deposits. To the extent Seller has the legal or regulatory authority to do so, Seller hereby consents to the Buyer's use, after the Effective Time, of Seller's ABA Routing Number.

         (b) Seller and Buyer will develop appropriate procedures and arrangements to provide for settlement by Buyer of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against the Deposits after the Closing Date. Seller will cooperate with Buyer and take all reasonable steps requested by Buyer to ensure that, on and after the Closing Date, each item drawn against a Deposit and encoded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearing house rule or agreement.

         (c) Buyer will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer drawn on the Deposits by means of checks, drafts or withdrawal order forms provided by Seller, and in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

         (d) Buyer will pay promptly to Seller an amount equal to the amount of any checks, drafts, withdrawal orders and/or other items in the process of collection as of the Effective Time credited to the Deposits on or before the Closing Date which are returned to Seller or to Buyer after the Closing Date. Upon receipt of payment from Buyer, Seller will promptly assign to Buyer any item so received by Seller.

         (e) Seller will remit promptly to Buyer all payments on Loans, all amounts intended as Deposits and any other amounts properly payable to Buyer rather than Seller as a result of the transactions contemplated hereby which may be received by Seller after the Effective Time.

         (f) For a period of twelve (12) months following the Closing Date, upon request either to Seller or Buyer from any state or the federal government to reclaim funds relating to forged or improperly credited or issued social security, unemployment, welfare or similar checks credited by Seller to a Deposit account before the Effective Time, Buyer hereby will honor such request, but only to the extent of the balance in the relevant account at the date of such request. Buyer will assign to Seller all right, title and interest in any such check returned to it by any such governmental entity and Seller will remain liable for any deficiency still owing.

SECTION 2.14 IRA.

         If the transfer of any IRA account requires the consent of any customer, Seller will, at its own expense, use reasonable commercial efforts to obtain such consent before the Closing Date. On the Closing Date, Seller will assign, transfer and deliver IRA accounts as to which consents have been obtained together with all assets held in such accounts, and Buyer thereafter will assume all liabilities relating thereto and deliver to Seller appropriate documents evidencing such assumption.

SECTION 2.15 Stop Payment Items.

         Buyer will honor all stop payment orders related to any Deposits initiated before the Effective Time and reflected in stop payment documents delivered to Buyer on the Closing Date or thereafter, including any surety bonds issued with respect thereto which Seller will assign to Buyer. If Buyer makes any payment in violation of any stop order after having received appropriate documentation, Buyer will be solely liable for any such payment and will indemnify, hold harmless and defend Seller from and against all Damages arising out of any such payment. If Buyer makes any payment in violation of a stop payment order initiated before the Effective Time but not reflected in stop payment documents delivered to Buyer before such payment, Seller will indemnify, hold harmless and defend Buyer from and against all Damages arising out of any such payment.

SECTION 2.16 Record Retention.

         From and after the Closing Date, Buyer will preserve and safely keep, for so long as may be required under applicable law, all of the files, books of account and records transferred to Buyer under this Agreement. Upon not less than five (5) Business Days prior notice, Buyer will permit Seller or its representatives at any reasonable time and at Seller's expense, to inspect, make extracts from or copies of, any such files, books of account or records as Seller deems reasonably necessary, provided that such activities do not unreasonably interfere with Buyer's business operations.

SECTION 2.17 Bank Premises.

         Buyer will be entitled to possession and control of the Facilities on and after the Effective Time.

SECTION 2.18 Interest Reporting.

         Buyer will report from January 1, 2001 through December 31, 2001, all interest credited to, interest premiums paid on, interest withheld from and early withdrawal penalties charged to the Deposits. Seller warrants that the information that it provides to Buyer with respect to the aforementioned interest reporting is accurate. Such reports will be made to the holders of accounts relating to Deposits and to the applicable federal and state regulatory agencies. Buyer shall also be responsible for reporting any interest received on the outstanding Loans.

SECTION 2.19 Withholding.

         On or before the Closing Date Seller will deliver to Buyer a list of all customers who have received "B" notices (TINs do not match) and "C" notices (under reporting/IRS imposed withholder) issued by the IRS relating to the Deposits. Following the Closing Date, Seller will promptly deliver to Buyer (i) any and all similar notices regarding such Deposits received from the IRS and
(ii) all notices received from the IRS releasing any governmental agency restriction on such Deposits. Any amounts required by any governmental agency to be withheld from any such Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

         (a) Any Withholding Obligation required to be remitted to the appropriate governmental agency on or before the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations before the Closing Date will also be remitted by Seller to the appropriate governmental agency on or before the time they are due;

         (b) Any Withholding Obligation required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld as set forth in
Section 2.19(a) will be withheld and remitted by Buyer. Within two (2) Business Days of receipt of any such notice by Seller, Seller will notify Buyer, and Buyer will comply with the notification requirements;

         (c) Up to and including the date twelve (12) months from the Closing Date, any penalties described on "B" notices from the IRS or any similar penalties which relate to the Deposits will be paid by Seller promptly upon receipt of the notice, providing such penalty assessment resulted from Seller's acts, policies or omissions, and any efforts to reduce such penalties will be the responsibility of Seller; and

         (d) Up to and including the date twelve (12) months from the Closing Date, any penalties assessed due to information missing from information filings regarding the Deposits for years prior to 2001, including, without limitation, 1099 forms, will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulting from Seller's acts, policies or omissions, and any efforts to reduce such penalties will be the responsibility of Seller.

SECTION 2.20 Further Assurances.

         After the Closing, Buyer and Seller will execute and deliver such instruments and take such other actions as the other party may reasonably request in order to evidence the transactions contemplated hereby and to comply with reporting requirements under the Code.


                                   ARTICLE III
                                     CLOSING

SECTION 3.1 Closing Date.

         Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the principal office of Buyer located at 732 Montgomery Avenue, Narberth, Pennsylvania (which Closing shall be effective as of the Effective Time). The Closing shall be held on the third Business Day following the delivery by Seller to Buyer of Seller's Preliminary Closing Trial Balance, and after the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI hereof (other than obligations to be performed at the Closing), or at such other place, or at such other time or on such other date as Seller and Buyer may mutually agree in writing. Seller's Preliminary Closing Trial Balance shall be dated as of the last day of the month immediately preceding the Closing Date. Seller shall prepare and deliver to Buyer Seller's Preliminary Closing Trial Balance no later than ten (10) Business Days after the date of Seller's Preliminary Closing Trial Balance and shall make available to Buyer such work papers, schedules and other supporting data as may be reasonably requested by Buyer to enable it to verify that Seller's Preliminary Closing Trial Balance is in conformity with GAAP. Buyer shall give written notice to Seller within two (2) Business Days of such delivery of any objections by Buyer to Seller's Preliminary Closing Trial Balance, in which case, if Buyer and Seller are unable to resolve the objections(s) within two (2) days after the receipt by Seller of notice of such objection, such objection(s) shall be resolved by an independent accounting firm selected by mutual agreement between Buyer and Seller, provided that any accounting firm which shall have provided services to Buyer or Seller or any or their respective affiliates during the twelve months period ending on the Closing Date shall be disqualified. The determination of such accounting firm shall be final and binding for all purposes. The difference between each party's determination and the accounting firm's determination of any adjustments shall be calculated and the fees of such firm shall be paid by the party having the greater difference in the aggregate.

SECTION 3.2 Seller's Deliveries.

         On or before the Closing Date, Seller shall deliver to Buyer, duly executed and acknowledged where required:

         (a) A bill of sale for the Purchased Assets in substantially the form of Exhibit I hereto (the "Bill of Sale"), pursuant to which the Purchased Assets (other than the assumed Leases) shall be transferred to Buyer;

         (b) An assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit II hereto (the "Assignment and Assumption Agreement");

         (c) Leases, assignment and assumption agreements with respect to each of the Leases in substantially the form of Exhibit III hereto (the "Lease Assignments");

         (d) Subject to the provisions of Section 5.10, such consents of landlords under the Leases as shall be required pursuant to the terms of such Leases for the assignment of the Leases to Buyer and (to the extent practicable) to the release of Seller from liability thereunder (the "Landlord Consents") and any required consents of the landlords to the execution of the Lease Agreements;

         (e) An Officer's Certificate as set forth on Exhibit VI hereto;

         (f) A Secretary's Certificate to the effect that the Board of Directors and the shareholders of Seller have approved the transactions contemplated by this Agreement without contingency or condition;

         (g) An opinion of counsel of Seller (which opinion shall not be from in-house counsel), dated the Closing Date, in form and substance reasonably satisfactory to Buyer to the effect that: (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement;(ii) this Agreement and the other closing documents delivered and executed by any of the Sellers have been duly and validly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) are legal, valid and binding obligations of Seller to the extent it is a party thereto, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

         (h) An opinion of counsel of Seller, dated the Closing date, relating to certain tax matters, substantially in the form attached as Exhibit VII;

         (i) The resignation of Seller as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee Pension Plan Deposit account included in the Deposits and the designation of Buyer as successor trustee or custodian with respect thereto;

         (j) The FIRPTA Affidavits;

         (k) Physical possession of all Purchased Assets as are capable of physical delivery;

         (l) Possession of all Loan files and collateral in the custody of Seller relating to the Loans;

         (l) Such other documents as are necessary to effect the transactions contemplated hereby as Buyer shall reasonably request; and

         (m) Possession of all indices of ownership in Seller's intangible assets included in the Purchased Assets, including, but not limited to, the Investment Portfolio.

SECTION 3.3 Buyer's Deliveries.

         On or before the Closing Date, Buyer shall deliver to Seller, duly executed and acknowledged where required:

         (a) The Assignment and Assumption Agreement;

         (b) Buyer's acceptance of its appointment as successor trustee or custodian, as applicable, as of the Effective Time, of the IRA, Keogh Plan and Employee Pension Plan deposit accounts included in the Deposits and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

         (c) The Lease Assignments and such other instruments and documents as any landlord under a Lease may reasonably require as necessary or desirable for providing for the assumption by Buyer of such Lease, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the parties hereto and dated as of the Closing Date;

         (d) An Officer's Certificate in form attached as Exhibit VIII hereto;

         (e) An opinion of Shumaker Williams, P.C., dated the Closing Date, in the form and substance reasonably satisfactory to Seller, to the effect that (i) Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement and the other closing documents executed and delivered by Buyer have been duly and validly authorized, executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) are legal, valid and binding obligation of Buyer, to the extent it is a party thereto, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies; and

         (f) Such other documents as are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of Seller.

         In this Article IV, "Seller" means Bank, Crusader and AIC and their respective subsidiaries, as applicable, but excluding the Excluded Subsidiaries, unless the context clearly indicates only one entity. Seller represents and warrants to Buyer as follows:

         (a) Corporate Organization and Qualification. Bank is a federally chartered savings bank, duly incorporated, validly existing and in good standing under the laws of the United States of America and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Bank requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Bank and its subsidiaries, taken as a whole. Bank has the requisite corporate power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its respective business as now being conducted and to own its properties and assets. Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Bank has made available to Buyer a complete and correct copy of the articles of incorporation or charter and bylaws of Bank and such charter or articles, as applicable, and such bylaws are in full force and effect as of the date hereof.

         Crusader is a corporation, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Crusader requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Crusader and its subsidiaries, taken as a whole. Crusader has the requisite corporate power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its respective businesses as now being conducted and to own its properties and assets. Crusader has made available to Buyer a complete and correct copy of the articles of incorporation and bylaws of Crusader and such articles and bylaws are in full force and effect as of the date hereof.

         AIC is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by AIC requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on AIC and its subsidiaries, taken as a whole. AIC has the requisite corporate power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its respective businesses as now being conducted and to own its properties and assets. AIC has made available to Buyer a complete and correct copy of the articles of incorporation and bylaws of AIC and such articles and bylaws are in full force and effect as of the date hereof.

         (b) Authorized Capital. Except as set forth on Annex 4.1(b), all of the authorized capital stock of Bank is owned free and clear of all liens, pledges, security interests, claims or other encumbrances by Crusader. Bank has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The outstanding shares of capital stock of Bank have not been issued in violation of any preemptive rights. Except as set forth on Annex 4.1(b) there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Bank.

         (c) Subsidiaries. Except as listed and described in Annex 4.1(c), Seller does not own any equity interest in any corporation, partnership, limited liability company, trust, joint venture or other legal entity. Each wholly-owned subsidiary of Seller organized as a corporation is duly organized and existing as a corporation, is in good standing under the laws of the jurisdiction in which it was organized, and has adequate corporate power to carry on its business as now conducted. All of the outstanding capital stock of all such subsidiaries has been validly issued, is fully paid and nonassessable and is owned by Seller, free and clear of all liens, security interests and encumbrances. None of the subsidiaries make use of fictitious names, except as listed in Annex 4.1(c), in the conduct of their respective businesses.

         (d) Corporate Authority. Subject only to approval of this Agreement by the holders of the number of votes required by Seller's articles of incorporation, charter or bylaws, (without any minority, class or series voting requirement), and, subject to the regulatory approvals specified in Section 6.1(b), Seller has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to Seller contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligations of Seller enforceable against it, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

         (e) No Violations. The execution, delivery and performance of this Agreement by Seller does not and the consummation of the transactions contemplated hereby by Seller, will not, constitute (i) subject to receipt of the required regulatory approvals referenced in Section 6.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Purchase,
(ii) a breach or violation of, or a default under Seller's articles of incorporation, charter, or bylaws of Seller, or (iii) except as disclosed in Annex 4.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of their respective properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect or enable any person to enjoin the Purchase; and the consummation of the transactions contemplated hereby by Seller will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) all required approvals, consents and waivers of governmental authorities, (ii) the approval of its shareholder referred to in Section 4.1(d), (iii) any such approval, consent or waiver that already has been obtained, and (iv) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on it or enable any person to enjoin the Purchase.

         (f) Reports. Except as set forth in Annex 4.1(f), Seller has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1999 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) any required state banking department or commission or other regulatory authority ("State Regulator") and collectively with the OTS and the FDIC, the "Seller Regulatory Agencies", and
(E) any other regulatory authority, and all other material reports and statements required to be filed by it since January 1, 1999 including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Seller Regulatory Agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

         (g) Absence of Certain Changes or Events. Except as disclosed on Annex 4.1(g), since June 30, 2000, to the date hereof, Seller has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

         (h) Taxes. Seller's federal income tax returns have been examined and closed or otherwise closed by operation of law through 1996. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and, to Seller's Knowledge, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on Seller's consolidated financial statements dated as of December 31, 2000, (in accordance with GAAP) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued (all as listed on Annex 4.1(h)). Adequate provision has been made on Seller's consolidated financial statements dated as of December 31, 2000, (in accordance with GAAP) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to Seller's Knowledge threatened, with respect to any taxes that could result in a determination that would have a Material Adverse Effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on Seller's consolidated financial statements dated as of December 31, 2000, (in accordance with GAAP). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due from Seller that is currently in effect.

         (i) Litigation and Liabilities. Except as set forth in Annex 4.1(i), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to Seller's Knowledge, threatened against Seller or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on it or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

         (j) Absence of Regulatory Actions. Except as set forth in Annex 4.1(j), Seller is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the Seller Regulatory Agencies, charged with the supervision or regulation of financial or depository institutions or engaged in the insurance of bank deposits nor has it been advised by any Seller Regulatory Agency that such body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

         (k) Agreements.

             (i) Except as set forth in Annex 4.1(k), as of the date of this Agreement, Seller is not a party to, or bound by, any oral or written:

                 (A) "material contract" as such term is defined in Item
             601(b)(10) of Regulation S-K promulgated by the SEC; or

                 (B) any agreement not terminable on thirty (30) days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement.

             (ii) Seller is not in default under or, to Seller's Knowledge, in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by to which any of its respective properties or assets is subject.

         (l) Labor Matters. Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or, to Seller's Knowledge, threatened.

         (m) Facility Closing. Seller has or will prior to Closing, comply with all obligations regarding Facility closings and/or work force terminations, including but not limited to WARN Act notices and requirements under the WARN Act, if necessary.

         (n) Leases; Title to Property; Encumbrances.

                  (i) Seller has at the Closing Date or will have, good and marketable title, or leasehold to the each of the Purchased Assets, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any nature whatsoever, which would interfere with or otherwise prevent the Buyer from having quiet enjoyment of the real estate, ownership possession and quiet enjoyment of the other assets or ownership of the deposits or the safe deposit business to be transferred in accordance with this Agreement. Buyer will obtain good and marketable title, free and clear of any lien, claim or encumbrance to all of the Purchased Assets (except for easements of record which shall not unreasonably interfere with Buyer's quiet enjoyment of the real estate).

                  (ii) Seller has delivered to Buyer a complete and correct copy of the Leases relating to the Facilities, such Leases are listed in Schedule C attached hereto. Each lease is valid and there does not exist with respect to Seller's obligations thereunder, or to Seller's Knowledge, with respect to the obligation of any lessor thereunder, any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder and, to Seller's Knowledge, there is no condemnation proceeding or other proceedings in the nature of eminent domain pending or threatened which would preclude or materially impair the use of the Facilities as presently being used in the conduct of the business of Seller.

                  (iii) The leaseholds, leasehold improvements, banking equipment, fixtures, and furniture being sold are all of the physical assets owned by Seller and used by it to conduct the business of the Facilities as of the date hereof.

                  (iv) Except as set forth in Annex 4.1(n), all buildings, structures and improvements on the real property leased by Seller are in good condition, ordinary wear and tear excepted, and are free from structural defects in all material respects. The equipment, including heating, air conditioning and ventilation equipment owned by it, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

                  (v) No notice or citations of any violation of private restrictions or any zoning regulations, laws, or other directives, building, fire or other regulating laws, statutes, ordinances and regulations relating to the Facilities has been received by Seller and is currently outstanding and uncured.

                  (vi) Seller warrants that it has not received notice of nor, to Seller's Knowledge, are there any pending improvement assessments against the Facilities which remain uncomplied with or unpaid.

                  (vii) Seller has delivered to Buyer (or will deliver prior to Closing) complete and correct copies of the Leases as well as all leases, if any, of personal property used at the Facilities and being transferred pursuant hereto. All such leases are valid and subsisting, and there does not exist with respect to Seller's obligations thereunder, or to Seller's Knowledge with respect to the obligation of any lessor thereunder, any default, or any event or condition which, after notice or lapse of time or both, would constitute a default, and, to Seller's Knowledge there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of the Facilities as presently being used in the conduct of the business of Seller. Seller has no actual knowledge and has received no written notice of any proposed assessments against such Facilities for public improvements or any notice that the current use of any of the Facilities violates any law, ordinance, rule or regulation, including but not limited to, laws relating to zoning, lane division, the environment, building, fire, health and safety, of such Facilities.

         (o) Compliance with Laws. Seller has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to Seller's Knowledge no suspension or cancellation of any of them is threatened.

         (p) Fees. Except as set forth in Annex 4.1(p), neither Seller nor any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with this Agreement or the transactions contemplated hereby.

     (q) Environmental Matters.

Except as set forth in Annex 4.1(q) hereto:

         (i) Seller has not been and is not now in violation of or liable under any Environmental Laws.

         (ii) To Seller's Knowledge, after reasonable investigation, none of the Seller Loan Portfolio Properties and Other Properties Owned have been or are in violation of or liable under any Environmental Laws.

         (iii) To Seller's Knowledge, after reasonable investigation, there is no environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate acquired (by means of foreclosure or exercise of any other creditor's right) or leased by Seller, except as disclosed in Annex 4.1(q). In particular, without limiting the generality of the foregoing sentence, except as disclosed in Annex 4.1(q), to Seller's
     Knowledge: (i) no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate acquired (by means of foreclosure or exercise of any other creditor's right) or leased by Seller; (ii) no electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate acquired (by means of foreclosure or exercise of any other creditor's right) or leased by Seller; (iii) no underground storage tanks for the storage of gasoline, petroleum products or other toxic or Hazardous Substances are or have ever been located on any of the real estate acquired (by means of foreclosure or exercise of any other creditor's right) or leased by Seller.

         (iv) Except as previously disclosed in Annex 4.1(q), there is no legal, administrative, arbitration or other proceeding, claim, action, or to Seller's Knowledge, cause of action or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Seller of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to Seller's Knowledge threatened against Seller; there is no reasonable basis for any such proceeding, claim, action or governmental investigation; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     (r) Allowance. Including the determinations made and to be made by Buyer pursuant to Section 2.5 or 2.6 hereof, the allowance for loan and lease losses shown on Seller's consolidated statement of financial condition as of December 31, 2000, was, and the allowance for loan and lease losses shown on Seller's consolidated statement of financial condition for periods ending after the date of this Agreement will be, in the opinion of management of Seller and Seller's Regulatory Agencies, adequate, as of the date thereof, under generally accepted accounting principles applicable to thrifts and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date. Seller has disclosed to Buyer in writing prior to the date hereof the amounts of all Loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it that it has classified internally as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and shall promptly after the end of each calendar quarter after the date hereof and on the Closing Date inform Buyer of the amount of each such classification. The OREO and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management valuations.

     (s) Insurance. In the judgment of Seller's management, Seller is presently insured, and has been insured, in adequate amounts. All of the insurance policies and bonds maintained by Seller are in full force and effect, Seller is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     (t) Books and Records. Seller's books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (u) Board Action. Seller's boards of directors (at meetings duly called and held) have been duly convened and by the requisite vote of all directors (a) determined that the Purchase is advisable and in the best interests of it and its shareholder(s), (b) approved this Agreement and the transactions contemplated hereby and thereby and (c) directed that the Agreement be submitted for to a vote of its shareholders entitled to vote thereon at a special meeting of the shareholder(s).

     (v) Fairness Opinions. Crusader's board of directors has received an opinion no later than the date of this Agreement from Howard, Lawson & Co., LLC, which shall be confirmed in writing and a copy of which shall promptly be furnished to Buyer, to the effect that, subject to the qualifications and assumptions thereof, the consideration to be received by Crusader's shareholders from the net proceeds of the transactions contemplated by this Agreement is fair to such holders from a financial point of view as of the date of this Agreement.

     (w) Fidelity Bonds. Since at least December 31, 1998, the Bank has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as shown on Annex 4.1(w). Except for the claim described on Annex 4.1(w), since December 31, 1998, the aggregate amount of all potential claims under such bonds has not exceeded $100,000 and is not aware of any facts which would reasonably form the basis of a claim under such bonds. The Bank has no reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage. A copy of such fidelity bond, as in effect as of the date of this Agreement, is attached to this Agreement as Annex 4.1(w).

     (x) Licenses and Permits. Seller has all material licenses, permits, easements and rights of way, including proof of dedication, building permits, certificates of occupancy and occupancy permits which are required from any governmental authority having jurisdiction over the real property and the Facilities (other than permits or authorizations required pursuant to Environmental Laws) or from private parties as necessary to make use of the real property and the Facilities and in order to insure adequate vehicular and pedestrian ingress and egress to the real property and the Facilities, except where the failure to hold such licenses, permits, easements and rights of way would not result in a Material Adverse Effect.

     (y) Loans. Except as set forth in Annex 4.1(y), Seller hereby represents and warrants that, as to each Loan sold hereunder, as of the date specified below or, if no such date is specified, then as of the Closing Date,:

         (i) Validity of Loans. The Loans have been lawfully made, constitute valid, subsisting and enforceable debts of the obligors, have been incurred in the ordinary course of business, are subject to the terms of payment as shall have been agreed upon between Seller and each customer and Seller does not know of any applicable set off or counterclaim.

         (ii) List of Loans. A list of all Loans thirty (30) days or more past due as of January 31, 2001 is set forth in Annex 4.1(y). No part of the amount collectible under any Loan is contingent upon performance by Seller of any obligation and no agreement for participation, in which Seller has relinquished or agreed to share control with a participation in management of the facility, or agreement providing for deductions or discounts have been made with respect to any part of such debts, except as expressly disclosed in Annex 4.1(y).

         (iii) Lender's Liability. To Seller's Knowledge, there are no pending, threatened or expected actions in connection with any Loans relating to claims based on theories of "lenders' liability" or any other basis.

         (iv) Sole Owner; Good Title. Seller is transferring good and marketable title to the Loan to Buyer free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights, or security interests of any nature encumbering such Loan.

         (v) Validity of the Loan Documents. The note and the related mortgage or security documents, if any, are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation or other similar laws or equitable principles relating to or affecting the enforcement of creditors' rights generally.

         (vi)   Valid Lien. Each Loan (A) was originated or purchased by Seller,
                (B) to the extent secured, is secured by a valid and enforceable lien on the related mortgaged property (including all improvements on the mortgaged property), or collateral therefor, which lien is assignable, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for practical recovery against any mortgaged property or collateral therefor.

         (vii) Loan Origination. Each Loan complied at the time the Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws and regulations thereunder.

         (viii) Loan Servicing. The servicing practices of Seller and its agents used with respect to the Loans have been customary industry practices in all material respects.

         (ix) No Modifications. Neither Seller nor any prior holder of the Loan has impaired, waived, altered or modified the related mortgage or security documents, if any, or note in any material respect, except as appears in the Loan file or as is reflected in Annex 4.1(y).

         (x) Taxes, Assessments and Other Charges. To Seller's Knowledge, all taxes, governmental assessments, water charges, sewer charges, and municipal charges affecting the related mortgaged property, if any, which previously become due and owing in respect of such mortgaged property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.

         (xi) No Condemnation. There is no proceeding pending for the total or partial condemnation of the related mortgaged property, if any.

         (xii) Hazard Insurance. All buildings upon the related mortgaged property, if any, are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where such mortgaged property is located and all such insurance policies contain a standard mortgage clause naming the originator of the Loan, its successors and assigns, as mortgagee.

         (xiii) No Satisfaction of Mortgage or Security Documents. Except as appears in the Loan file, the mortgage or security documents, if any, have not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the related mortgaged property or collateral has not been released from the lien of such mortgage or security documents, in whole or in part, nor has any instrument been executed that would effect any such release, satisfaction, cancellation, subordination or recission.

         (xiv) No Defenses. The note and the related mortgage or security documents, if any, are not subject to any right of recission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of such note and mortgage or security documents, or the exercise of any right thereunder, render such mortgage or security documents unenforceable, in whole or in part.

         (xv) Loan Closed. The Loan has closed and, except with respect to the open end Loans, the proceeds of the Loan have been fully disbursed and there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the mortgage or security documents, if any, were paid, and the obligor is not entitled to any refund of any amounts paid or due under the note, mortgage or security documents.

         (xvi) Trustee for Deed of Trust. In the event the related mortgage, if any, constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been designated and currently so serves, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the obligor, and only from the proceeds of such sale.

         (xvii) Collection Practices; Interest Rate Adjustments. The collection practices (whether the practices of Seller or its servicing agent) used with respect to the Loan have been legal in all material respects. Except as set forth on Annex 4.1(y), Seller and its servicing agent have made all interest rate adjustments to any mortgage Loan in accordance with the terms of the note and the related mortgage or security documents, if any, and has complied and is in compliance in all material respects with all federal, state and other applicable laws, rules and regulations, including orders, writs, decrees, injunctions and other requirements of any court or governmental authorities having jurisdiction over adjustable rate mortgages.

         (xviii) RESPA. With respect to each Loan which is a residential mortgage loan, Seller has given the notice required by Section 6 of the Real Estate Settlement Procedures Act ("RESPA") of the transfer of the servicing of the Loans.

         (z) TIN Certification. Seller has complied in all material respects with all applicable laws in obtaining, maintaining and servicing the Deposit Liabilities, including the use of due diligence relating to taxpayer identification number compliance with respect to depositors.

         (aa) Deposits. The Deposits to be transferred pursuant to this Agreement are fully enforceable and in material compliance with all applicable laws and rules and regulations in all material respects including, by way of illustration and not limitation, their terms, interest rates and administration.

         (bb) Deposit Insurance. The Deposits to be transferred pursuant to this Agreement are insured by the SAIF, as administered by the FDIC up to the maximum extent permitted by law. Seller has filed all reports and paid all premiums and assessments required under the Federal Deposit Insurance Act.

         (cc) INTENTIONALLY OMITTED

         (dd) Title to Assets. Except as described in Annex 4.1(dd), Seller owns the Purchased Assets, free and clear of any mortgage, pledge, lien, security, interest, conditional sales agreement, lease, encumbrance or charge of any nature whatsoever, except:

              (i) liens for current taxes or assessments which are not yet due and payable or are being contested by Seller in good faith;

              (ii) builders', mechanics', materialmen's, or other similar liens arising and continuing in the ordinary course of business for obligations which are not yet due and payable;

              (iii) statutory and other similar liens which are not yet due and payable and which do not materially affect the value of the Purchased Assets subject thereto or the usefulness of such Purchased Assets to the business of the Facilities; and

              (iv) easements of record which shall not unreasonably interfere with Buyer's quiet enjoyment of the real estate. At the Closing Date, Buyer will obtain good and marketable title, free and clear of any lien, claim or encumbrance (except as described in the preceding sentence) to all of the Purchased Assets.

         (ee) Regulatory Compliance - OTS. Seller is in compliance in all material respects with the applicable rules, regulations and directives of the OTS, except as noted in Annex 4.1(ee).

         (ff) Regulatory Compliance - FDIC. Except as noted in Annex 4.1(ff), Seller is in compliance in all material respects with the rules and regulations of the FDIC to the extent such rules and regulations are deemed applicable by regulatory determination.

         (gg) Capital Compliance. The capital status of Seller as of the date hereof will not impair the Closing.

         (hh) Assessments Fully Paid. All payments, fees and charges assessed by appropriate local, state and federal agencies against Seller, and due on or prior to the date of this Agreement, have been paid in full.

         (ii) Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Seller's involvement in the transactions contemplated hereby) nor any schedule, annex, or exhibit (including without limitation Annex 4.1(ii), certificate, or other written statement or document delivered by Seller to Buyer in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Seller to Buyer, both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact necessary (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Except as expressly set forth in this Section 4.1, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller, the Assets, the Liabilities of Seller or the business of Seller, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

         (jj) Repurchase Agreements. With respect to any agreement, pursuant to which Seller has purchased securities subject to an agreement to resell, if any, Seller has a valid, perfected first lien or security interest in the government securities or other collateral securing the Repurchase Agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Except as disclosed in Annex 4.1(jj), which identifies location and type of securities, Seller maintains physical possession of purchased securities that are subject to an agreement to resell.

         (kk) Assumability of Contracts and Leases. Except as listed on Annex 4.1(kk), the Leases, and each lease identified on Schedule B, is assumable and assignable and does not contain any term or provision that would accelerate or increase payments that would otherwise be due by Seller to such person or entity, or change or modify the provisions or terms of such leases, contracts and agreements by reason of this Agreement or the transactions contemplated hereby. Each lease identified on Schedule B is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which with notice or lapse of time, or both, would constitute such a default.

         (ll) Tenants. The tenants or other occupants (other than Seller and Crusader Servicing Corporation) of the Facilities are listed on Annex 4.1(ll).

         (mm) CRA Compliance. The Bank has received a Needs Improvement Community Reinvestment Act compliance rating. To Seller's Knowledge, there are no facts or circumstances which would prevent the Bank from receiving the same or improved ratings upon its next appropriate examination.

         (nn) Derivatives. Except as set forth in Annex 4.1(nn) and pursuant to any judgments, orders, decrees or directives, Seller does not own or hold any derivatives, "caps", or "floors", in its Investment Portfolio.

         (oo) Employment Obligations. Seller has fulfilled all of its obligations under any previous or current Seller employment contract or agreement, employee health and welfare benefit plans, severance, incentive and any other employee benefit plans, programs or policies in respect to any of its present or former employees, officers or directors.

         (pp) Proxy Statement, Etc. Except for information relating to Buyer and its subsidiaries, neither (i) the Proxy Statement (as defined in Section 5.7 of this Agreement) or any amendment or supplement thereto, at the time it is filed with the SEC, at the time the Proxy Statement is mailed to the shareholders of Crusader or at the date of the Crusader Shareholders Meeting (defined in Section 5.6) nor (ii) any other documents to be filed by Crusader with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (qq) Owned Software. The current software applications used by Seller in the operation of its business are set forth on Annex 4.1(qq) (the "Software"). To the extent that any of the Software has been designed or developed by Seller's management information or development staff or by consultants on Seller's behalf, such Software is original and capable of copyright protection in the United States, and Seller has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon the software of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets and rights of privacy or publicity. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

         (rr) Licensed Software. The Software, to the extent it is licensed from third party licensors or constitutes "off-the-shelf" software, is held by Seller legitimately and is fully transferable hereunder without any third party consent. All of Seller's computer hardware has legitimately licensed software installed therein.

         (ss) No Errors; Nonconformity. The Software is free from any material defect or programming or documentation error, operates and runs in a reasonable and efficient business manner and conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

         (tt) No Bugs or Viruses. Seller has not knowingly altered its data, or any Software or any supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. To Seller's Knowledge, no bugs or viruses exist with respect to the Software.

         (uu) Documentation. Seller has furnished Buyer with true and accurate copies of all documentation (end user or otherwise) in its possession relating to the use, maintenance and operation of the Software.

         (vv) Employee Benefit Plans. Annex 4.1(vv) contains a complete list of all of Seller's pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee benefits, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, in respect to any of its present or former directors, officers or other employees (hereinafter referred to collectively as the "Employee Plans").

               (i) All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties, taxes or other events under Section 502(i) of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on it.

               (ii) No liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001 (a)(15) of ERISA) currently or formerly maintained by Seller or any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

              (iii) No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or single employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

              (iv) Neither has Seller provided, nor is Seller required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliat pursuant to
                     Section 401(a)(29) of the Code.

              (v) Neither Seller nor any ERISA Affiliate has contributed to any " multi-employer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980.

              (vi) Each Employee Plan of Seller which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the IRS covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of
                     Section 401(a) of the Code.

              (vii) Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

              (viii) Neither Seller nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

               (ix) There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan, other than routine claims for benefits.

               (x) There has been no announcement or legally binding commitment by Seller to create an additional Employee Plan, or to amend an Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such. Seller does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder.

               (xi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Seller to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

              (xii) All annual reports have been filed timely with respect to each Employee Plan, it has made available to Buyer a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

              (xiii) Seller has no retiree health benefit plans except as required to be maintained by COBRA.

         (ww) Material Interests of Certain Persons. Except as noted in Annex 4.1(ww), none of Seller's respective officers or directors, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to its business.

         (xx) No Guarantees. Except as disclosed in Annex 4.1(xx), Seller is not obligated as guarantor, co-signor or surety (or otherwise in a secondary liability capacity) for any obligation of any kind of any other person or entity.

         (yy) Loan Portfolio. Except as disclosed in Annex 4.1(yy), all evidences of indebtedness reflected as Assets of Seller on Seller's Trial Balance as of the date of this Agreement are in all material respects binding obligations of the respective primary obligors associated therewith, and to Seller's Knowledge, no material amount thereof is subject to any defenses which may be asserted against Seller. Except as set forth in Annex 4.1(yy) or as contained in Seller's Loan files, Seller has delivered to Buyer a true and correct list and brief description of all real property (other than personal residences) in which Seller or any subsidiary has an interest as creditor or mortgagee securing an amount or amounts greater than $250,000 to one borrower, or a series of related borrowers. Except as set forth on Annex 4.1(yy), there are no outstanding Loans held by Seller with an unpaid balance of $25,000 or more which are currently in default. For purposes hereof, "default" shall include, but not be limited to, a failure of an obligor to make payments with respect to any Loans for 60 days or more past the due date for such payment; and

         (zz) Powers of Attorney, Guarantees. Except as set forth in Annex 4.1(zz), Seller has no power of attorney outstanding, or any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except for letters of credit issued in the ordinary course of business which are listed in Annex 4.1(zz).

         (aaa) Mortgage Banking Operations and Activities. Except as set forth in Annex 4.1(aaa):

               (i) Seller (A) has all certifications, authorizations, licenses, permits and other approvals ("Licenses") necessary to conduct its current mortgage banking business and is in compliance therewith in all material respects,
                      (B) is in compliance in all material respects with all applicable investor requirements, federal and state statutes and regulations and with the underwriting and servicing guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC"), and the Federal National Mortgage Association ("FNMA"), the Department of Veteran's Affairs ("VA") and the Federal Housing

                      Administration ("FHA"), including but not limited to those statutes, regulations and guidelines governing the origination, recordation or servicing of mortgage loans closed, originated or serviced by Seller ("Mortgage Loans"), the obtaining of appropriate loan documentation and insurance policies, the calculation of interest rate adjustments, the maintenance of escrow accounts and filing of all documents required by the Code, (C) is in compliance in all material respects with all mortgage servicing agreements to which it is currently a party (true and complete copies of which Seller previously made available to Buyer), and such agreements are valid and binding obligations of Seller, are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), and (D) is in compliance in all material respects with all FHA insurance certificates, VA guaranty certificates or policies of private mortgage insurance covering the Loans in its loan portfolio or loan servicing portfolio, in each case except where the failure to do so would not have a Material Adverse Effect. Except as set forth in Annex 4.1(aaa), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity of any License currently possessed by Seller, constitute a default (or an event which with the passage of time or the giving of notice or both would constitute a default) under any mortgage servicing agreement to which Seller is currently a party, or result in any such mortgage servicing agreement being terminable by any party thereto, in each case except where such invalidity, default or termination would not have a Material Adverse Effect.

               (ii) All of the servicing rights owned by Seller are owned free and clear of any lien, pledge, security interest, claim, restriction or encumbrance.

               (iii) Seller is not a party to (A) any agreement or arrangement with any person to repurchase from any such person any Mortgage Loan, mortgaged property serviced for others, mortgage loans sold by Seller with servicing released ("Servicing Released Loans") or any mortgage loan and/or the servicing rights related thereto which were sold by Seller ("Previously Disposed Loans") or (B) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any person or otherwise assume any liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loan, mortgaged property, Servicing Released Loans, or Previously Disposed Loans except insofar as (i) such recourse is based upon a breach by Seller of a customary representation, warranty or undertaking, or (ii) Seller incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement. For purposes of this Agreement, the term "Recourse Loan" means any Mortgage Loan, mortgaged property, Servicing Released Loan or Previously Disposed Loan with respect to which Seller bears the risk of loss as described in the preceding sentence.

               (iv) Investor Commitments. Seller has previously provided to Buyer complete and correct copies of all commitments to purchase Mortgage Loans ("Investor Commitments") in effect on the date hereof. Each Investor Commitment constitutes a valid and binding obligation of Seller, and, to the Seller's Knowledge, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Each Mortgage Loan owned by Seller and currently held for sale which is subject to an Investor Commitment is a loan eligible to be either an FHA or VA loan or sold to FNMA ("Conforming Loans") or is otherwise readily saleable in the secondary market.

               (v) Physical Damage. To Seller's Knowledge, no physical damage to any collateral for a Mortgage Loan exists, which physical damage is not insured against in compliance with regulations and which would have a material adverse effect on the value or marketability of any Mortgage Loan, or on the underlying collateral.

               (vi) Advances. There are no pooling, participation, servicing or other agreements to which Seller is a party which obligate it to make advances with respect to defaulted or delinquent Mortgage Loans other than as provided in FNMA or FHLMC pooling and servicing agreements.

               (vii) Pool Certification. In all material respects, all pools relating to the Mortgage Loans have been certified in accordance with applicable regulations, and the securities backed by such pools have been issued on uniform documents, in accordance with the applicable investor guide without any material deviations therefrom. The principal balance outstanding and owing on the Mortgage Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool. No event has occurred or failed to occur which would require Seller to repurchase any Mortgage Loan from any pool, except with respect to the obligation to repurchase Conforming Loans that are in foreclosure.

               (viii) Payoff Statements. All payoff and assumption statements with respect to each Mortgage Loan provided by Seller to borrowers or their agents were, at the time they were provided, complete and adequate in all material respects.

         (bbb) Trademarks, Trade Names. Seller owns, or has the right to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of its existing business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Annex 4.1(bbb), no claims are pending for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same nor is there, to Seller's Knowledge, any valid basis for any such claim, challenge or question, and, to Seller's Knowledge, the use of such trademarks, trade names and copyrights by Seller does not infringe on the rights of any person.

SECTION 4.2 Representations and Warranties of Buyer.

         Buyer represents and warrants to Seller that, except as specifically disclosed in the disclosure annexes attached hereto, to the best of its knowledge:

         (a) Corporate Organization and Qualification. Buyer is a Pennsylvania-chartered commercial banking institution duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Buyer requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Buyer Material Adverse Effect . Buyer has the requisite corporate power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its business as now conducted and to own its properties and assets.

         (b) Corporate Authority. Subject only to the regulatory approvals specified in Section 6.1, Buyer has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to Buyer contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable against Buyer, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

         (c) No Violations. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument to which Buyer or any of Buyer's respective properties or assets is subject, which breach, violation or default would have a Buyer Material Adverse Effect, or enable any person to enjoin the Purchase, (ii) a breach or violation of, or a default under, Buyer's articles of incorporation or bylaws.

         (d) Required Consents. Buyer has no reason to believe that it will be unable to obtain consents and approvals, including without limitation all such consents and approvals of Regulatory Agencies (as hereinafter defined), necessary to consummate the transactions contemplated by this Agreement by July 30, 2001 or that any such consents or approvals would contain any condition or requirement that would result in a Buyer Material Adverse Effect .

         (e) Board Action. Buyer's board of directors (at a meeting duly called) has been duly convened and by the requisite vote of all directors approved this Agreement and the transactions contemplated hereby.

         (f) Proxy Statement. Any information Buyer provides to Seller in connection with the preparation of Seller's Proxy Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (g) Absence of Regulatory Actions. Buyer is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the Buyer Regulatory Agencies, charged with the supervision or regulation of banks or bank holding companies or savings and loan holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any Buyer Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         (h) Litigation and Liabilities. Except as set forth in Annex 4.2(h), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against Buyer or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that could hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

         (i) CRA Compliance. Buyer has received a satisfactory compliance rating and has received a satisfactory Community Reinvestment Act rating. Buyer has no knowledge of any facts or circumstances which would prevent it from receiving such satisfactory ratings upon its next appropriate examination.

         (j) Capital Transaction. Buyer has sufficient capital to consummate the Purchase and to perform its other obligations under this Agreement and any other documents executed in connection herewith.

         (k) Sufficient Resources. Buyer will have available at the Effective Time, available financial resources to enable Buyer to lawfully satisfy its obligations pursuant to this Agreement. Buyer has and will have sufficient management and financial resources to obtain the required regulatory and other approvals for the Purchase and the transactions contemplated by this Agreement.



                                    ARTICLE V
                                    COVENANTS

SECTION 5.1 Conduct of Seller's Businesses Prior to the Effective Time.

         Except as expressly provided in this Agreement and by any orders, decrees, supervisory agreements or directives, or the like, from any of Seller's Regulatory Agencies, during the period from the date of this Agreement to the Effective Time, Seller shall (and the word "it" in this Article V refers to Crusader, Bank and AIC and each subsidiary of any of them, except for the Excluded Subsidiaries) (i) conduct its business in the manner directed by any and all regulatory agencies, (ii) maintain and preserve intact in all material respects its business organization, Purchased Assets, Deposits, Leases, properties, Investment Portfolio, employees and advantageous business relationships and use its reasonable efforts to retain the services of its officers and key employees, (iii) not knowingly take any action which would adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) not knowingly take any action that is reasonably likely to have a Material Adverse Effect on Seller.

SECTION 5.2 Forbearance by Seller.

         During the period from the date of this Agreement to the Effective Time, except as otherwise permitted or required by the terms of this Agreement, Seller shall not, without the prior written consent of Buyer:

         (a) make any advance or loan or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual, corporation or other person, other than in compliance with any and all orders, supervisory agreements or directives from any of Seller's Regulatory Agencies;

         (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness of any such person or any contracts or agreements as in force at the date of this Agreement, other than in compliance with any and all orders or supervisory agreements and directives from any of Seller's Regulatory Agencies;

         (c) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by law or by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or voluntarily accelerate the vesting of any stock options or other compensation or benefit, other than payment of bonuses in the ordinary course of business consistent with past practice and general increases in compensation to individual employees in the ordinary course of business consistent with past practice;

         (d) amend its articles of incorporation, charter, or its bylaws, except as expressly contemplated by this Agreement or required by law or regulation, in each case as concurred in by its counsel;

         (e) change its method of accounting as in effect at December 31, 2000, except as required by changes in generally accepted accounting principles or required by law or regulation, in each case as concurred in by its independent auditors;

         (f) enter into or assume any Material Contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in any transaction or subject any of Seller's properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

         (g) knowingly take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

         (h) make any loan or other credit facility commitment in excess of $500,000 (including without limitation, lines of credit and letters of credit) to any affiliate or compromise, expand, renew or modify any such outstanding commitment;

         (i) enter into any participation arrangements or approvals or extensions of credit in excess of $500,000 or renew, expand or modify any outstanding participation arrangements or approvals;

         (j) except as provided in Annex 5.2(j), purchase, sell, exchange or otherwise dispose of any investment securities or loans that are held for sale, prior to scheduled maturity and other than as agreed upon from time to time by the parties, except for the sale of Trust Preferred Securities;

         (k) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Seller is a party, other than in the ordinary course of business consistent with past practice;

         (l) authorize, purchase, issue or sell (or authorize, issue or grant options, warrants or rights to purchase or sell) any shares of its capital stock or the capital stock of any of its subsidiaries, or any other equity or debt securities of Seller or any securities convertible into Seller's or any of its subsidiaries' capital stock;

         (m) permit or allow its direct or indirect ownership of the capital stock of Quest Holding Corporation or Asset Investment Corporation to be less than 100% of its respective total capital stock or permit or allow its direct or indirect ownership of the capital stock of Crusader Servicing Corporation to be less than 60% of its capital stock;

         (n) offer to or pay rates on Deposits higher than, or offer to or make any loan at interest rates lower than, those offered or paid at any other non-internet thrift institution located in the Philadelphia market;

         (o) offer or make Loans or accept Deposits other than on a commercially reasonable basis;

         (p) offer to modify or modify any of the contractual terms on the Deposits or the Loans, except on a commercially reasonable basis;

         (q) acquire or dispose of any furniture, fixtures or equipment for the Facilities, except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business of the Facilities; and

         (r) offer for sale or sell any of the Adjustment Loans, except for Loans listed on Annex 5.2(r) attached hereto.

SECTION 5.3 Cooperation.

         Seller shall cooperate with Buyer and Buyer shall cooperate with Seller in completing the transactions contemplated by this Agreement and each shall not take, cause to be taken or agree or make any commitment to take any action (i) that would result in any of the material representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof, or
(ii) in the case of Seller, that is inconsistent with or prohibited by Section 5.2.

SECTION 5.4 Regulatory Approvals.

         The parties shall cooperate fully, and shall cause each of their affiliates to cooperate fully, in the preparation and submission by them, as promptly as reasonably practicable, of such notices, applications, petitions, and other documents and materials as any of them may reasonably deem necessary (or desirable) to the OTS, the Banking Department, the SEC, the FDIC, the Federal Reserve Board, other regulatory authorities, holders of the voting shares of capital stock of Seller, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Prior to the making of any such filings with any regulatory authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Buyer and Seller (such acceptance not to be unreasonably withheld) prior to the filings with any regulatory authorities or the disclosures to shareholders or any third person, except to the extent that any party is legally required to proceed prior to obtaining the acceptances of the other parties.

SECTION 5.5 Acquisition Proposals.

         Seller agrees that it and its officers and directors shall not, and that it shall direct and use reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or liabilities or any equity securities of Seller (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller agrees that it will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken by them in this Section 5.5. Seller agrees that it will notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations, or discussions are sought to be initiated or continued with it.

SECTION 5.6 Shareholder Approvals.

          Crusader shall, as soon as practicable, hold a meeting of its shareholders (the "Crusader Shareholders Meeting") to submit for shareholder approval this Agreement and the transactions contemplated hereby. An affirmative vote of a majority of the votes cast by all holders of Crusader

Common Stock entitled to vote thereon shall be required for such approval and adoption of this Agreement and the transactions contemplated hereby. Crusader's directors shall recommend to its shareholders approval of this Agreement, and the transactions contemplated hereby. Seller shall cause their respective subsidiaries to timely obtain all requisite shareholder consents and approvals of this Agreement and the transactions contemplated hereby, if necessary.

SECTION 5.7 Proxy Preparation and Disclosure.

          Following the date hereof, Crusader will prepare and file with the SEC under the Exchange Act a proxy statement (the "Proxy Statement"), and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. Crusader shall use all reasonable efforts to provide, as soon as practicable prior to its filing with the SEC, a copy of the Proxy Statement to Buyer and its counsel for review. Seller will promptly provide Buyer with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Proxy Statement or any amendment or supplement thereto. Buyer shall cooperate with Seller in the preparation, in accordance with the requirements of the proxy rules under the Exchange Act, of the Proxy Statement and the filing thereof.

         In connection with the Crusader Shareholders Meeting, Crusader will duly solicit, in compliance with Section14(a) of the Exchange Act and the proxy rules of the SEC thereunder, the affirmative vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the execution of this Agreement, the Proxy Statement, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the Crusader Shareholders Meeting the Proxy Statement shall conform to the requirements of Section 14(a) of the Exchange Act.

SECTION 5.8 Employees.

         (a) Prior to the Closing Date, Buyer shall interview such employees of Seller as Buyer shall choose, for purposes of determining employment after the Closing Date in such positions as Buyer, in its discretion, shall choose; however, nothing in this Agreement shall obligate or require Buyer to hire or employ any of Seller's employees after the Closing Date. Employees of Seller immediately prior to the Effective Time who are employed by Buyer immediately after the Effective Time are hereinafter referred to as "Hired Employees".

         (b) Buyer will provide severance payments to those employees of Seller whose employment is terminated (other than for cause) on the Closing Date, and who sign a release of any and all claims the employee may have against Buyer and/or Seller. Upon receipt of the release, which shall be in form reasonably acceptable to Buyer, the former employee shall receive severance payments in accordance with Annex 5.8 attached hereto.

         (c) Immediately following the Closing Date, Buyer shall enter into agreements with Hired Employees who had employment contracts with Seller, and who sign a release in form reasonably acceptable to Buyer of any and all claims the Hired Employee may have against Buyer and/or Seller, providing only for severance payments as set forth on Annex 5.8 in the same amounts as those provided for in the Hired Employee's employment agreement with Seller, which severance payments will be reduced by the exact amount of any salary actually paid by Buyer to the Hired Employee. Immediately following the Closing Date, employees of Seller who had employment contracts with Seller providing for severance payments and who do not become Hired Employees shall receive the amount of severance payment due under the terms of their applicable employment contract with Seller upon the condition that such employee signs a release in form reasonably acceptable to Buyer of any and all claims the employee may have against Buyer and/or Seller. The Hired Employees who enter into agreements with Buyer pursuant to this Section 5.8(c) shall be compensated (not including bonus or overtime, as applicable) at initial salary levels no less than the salary level of compensation such Hired Employees received from Seller immediately prior to the Closing Date.

         (d) If allowed under the terms of Buyer's programs, policies and plans as in existence as of the Effective Time, Hired Employees shall be entitled to participate in all employee health and welfare benefit plans and other fringe benefit programs, (including, without limitation, hospitalization, medical, life and disability benefit policies and plans) provided by Buyer for its employees if they are eligible for the programs, policies and/or plans under the terms of same and in accordance with the terms of those programs, policies and/or plans as they may be amended and changed from time to time. If allowed under the terms of the programs, policies and/or plans, the Hired Employees shall receive service credit from their date of hire with Seller for purposes of eligibility to participate in such plans.

         (e) If allowed under the terms of Buyer's plans as in existence as of the Effective Time, upon the Effective Time, Hired Employees will be entitled to participate, pursuant to the terms of the applicable plan, in the qualified profit sharing plans in effect at such time for employees of Buyer as they may be amended and changed from time to time. Hired Employees shall receive service credit from their hire date for employment with Seller for purposes of eligibility and vesting requirements, but not for benefit accrual.

         (f) Pre-existing condition requirements for health, life, disability and other benefits and any insurance waiting period will be waived for Hired Employees to the extent that Buyer's benefit plans, insurance policies or programs will permit the same.

         (g) Seller shall retain and pay all liability, costs, obligations, funding requirements, excise taxes and/or fines associated with all employee and director pension, profit sharing, health and welfare, and/or any other employee and director benefit, deferred compensation, incentive or retirement plan of Seller existing prior to and, as of the Closing Date, and shall indemnify and hold harmless Buyer from any such obligations and/or liabilities thereunder.

         (h) Buyer's obligations to make severance payments pursuant to this
Section 5.8 is limited to Annex 5.8. Seller will indemnify Buyer and hold Buyer harmless against any liabilities, claims, lawsuits or other legal proceedings brought or raised by Hired Employees or employees of Seller whom Buyer does not hire with respect to any severance program, plan, policy or obligation of Seller except as set forth on Annex 5.8.

         (i) Seller shall assume and pay all liability costs, obligations, funding requirements, excise taxes and/or fines associated with all employee pension, profit sharing, health and welfare, and/or any other employee benefit, deferred compensation, incentive or retirement plan of Seller existing prior to and as of the Closing Date, and Seller shall indemnify and hold harmless Buyer from any such obligations and/or liabilities thereunder. Such indemnification shall include, but not be limited to, all such plans, arrangements, contracts and agreements within the scope of Sections 5.20, 4.1(oo) and 4.1(vv) of this Agreement.

SECTION 5.9 Access to and Information Concerning Properties, Records, Etc.

         Upon reasonable notice, and subject to applicable laws relating to the exchange of information, Seller shall afford to Buyer and its representatives (including, without limitation, directors, officers and employees of Buyer and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information as Buyer may reasonably request in order to perform due diligence review of the documents and items listed on Annex 5.9 (other than reports or documentation which are not permitted to be disclosed under applicable law); provided, however, that no investigation pursuant to this Section 5.9 shall affect or be deemed to modify any representation or warranty made herein. Buyer will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.9 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and in no event will Buyer directly or indirectly use such information for any competitive or commercial purpose. Subject to the requirements of law, Buyer will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.9 unless such information (i) was already known to Buyer or an affiliate of Buyer, (ii) becomes available to Buyer or an affiliate of Buyer from other sources not known by such person to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of Seller, (iv) is or becomes readily ascertainable from published information or trade sources or (v) was already publicly available. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise not be consummated, each party shall, if so requested, promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.


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


SECTION 5.10 Facilities Consents.

         (a) Seller shall use all commercially reasonable efforts (which shall not require Seller or its affiliates to pay any money or other consideration to any person or to initiate any claim or proceeding against any person) to cause every landlord of a Lease, the consent of which is required under the terms of the applicable Lease to the assignment of such Lease to Buyer, to execute in favor of Buyer a Landlord Consent.

         (b) If, despite Seller's commercially reasonable efforts, a Landlord Consent to assignment of a Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted without the consent of the Landlord under the Lease, sublease the Facility to Buyer pursuant to a sublease agreement which shall be for the remainder of the existing term of the Lease, as applicable, and which shall provide for Buyer to perform all of the obligations of Seller under such Lease and which otherwise shall contain mutually agreeable terms (a "Sublease Agreement").

         (c) If Seller shall be unable to deliver (i) a Landlord Consent with respect to a Lease or (ii) a Sublease Agreement, Seller shall make available to Buyer space at such Facility location necessary for the operations of the applicable Facility pursuant to a Use and Occupancy Agreement substantially in the form of Exhibit V hereto.

         (d) In each of the above-described scenarios of this Section 5.10, Buyer's assignment of lease, sublease or delivery of Use and Occupancy Agreement shall permit Buyer to further sub-lease the Penn Center Facility.

         (e) In the event that the contingencies described in paragraphs (b),
(c) and (d) cannot be accomplished in compliance with the terms of a Lease, the rights, title and interest of the Seller and the obligations of the Seller pursuant to the applicable Lease shall be excluded from the Purchased Assets and the Assumed Liabilities, respectively.

SECTION 5.11 Certain Filings, Consents and Arrangements.

         Buyer and Seller shall each use all reasonable efforts to obtain all necessary approvals required to carry out the transactions contemplated by this Agreement. Seller shall, including without limitation, furnish all information concerning Seller as may be reasonably requested by Buyer in connection with any such action. Buyer shall use all reasonable efforts to provide, as soon as practicable prior to submission, Seller with copies of all material applications, notices, petitions or other filings or submissions prepared by Buyer in connection with consummation of the Purchase. Any comments timely received by Buyer from Seller in connection with the foregoing will be reviewed and considered in good faith, but Buyer shall not be bound to comply with the recommendations set forth in such comments. Buyer will consult with Seller with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and Buyer will keep Seller appraised of the status of matters relating to completion of the transactions contemplated hereby. Buyer shall promptly furnish Seller with copies of applications to any governmental authority in respect of the transactions contemplated hereby.

SECTION 5.12 Additional Agreements.

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents; and approvals from all applicable governmental authorities, or other entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

SECTION 5.13 Notification of Certain Matters.

         Each party shall give prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; and (b) any change in its financial condition, properties, business, or results of operations taken as a whole or the occurrence of any event which, at the time of its occurrence, is reasonably likely to result in Buyer's or Seller's inability to consummate the transactions as contemplated hereunder. Each party shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 5.14 Insurance.

         Prior to Closing, Seller shall use its best efforts to retain no less than the level of insurance coverage presently held by it as of the date hereof.

SECTION 5.15 Margin Account.

         On or prior to the Closing Date, Seller shall pay off its margin account with Deutsche Banc Alex Brown.


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


SECTION 5.16 Termination of Payday Lending Business.

         Seller shall terminate, prior to the Closing Date, its short-term consumer loan program (the "Payday Lending Business") pursuant to the Supervisory Directive dated December 13, 2000, issued to Seller by the OTS and Seller's plan to terminate the Payday Lending Business as set forth in correspondence from Seller to the Regional Director of the OTS dated December 22, 2000. In connection with said termination, Seller shall close, cancel, terminate or divest itself of any asset or liability shown on Seller's general ledger associated with the Payday Lending Business, including receivables and "Cash Collateral" as that term is used in Seller's December 22, 2000, correspondence to the Regional Director of the OTS, but excepting cash received in liquidation transactions related to the termination.

SECTION 5.17 Release of Rights.

         Seller shall use its best efforts to assist Buyer to obtain from each of the shareholders of Crusader Servicing Corporation listed on Annex 5.17 attached hereto, a release of such shareholder's right of first refusal to purchase Seller's capital stock in Crusader Servicing Corporation pursuant to the Shareholders Agreement, dated as of October 2, 1996, by and among Crusader Savings Bank, FSB, Robert W. Stein, Gary Snyder and Crusader Servicing Corporation and any amendments or modifications thereto. In the event that Buyer does not receive said releases from each of the Crusader Servicing Corporation shareholders listed on Annex 5.17 hereto, Buyer may, in its discretion, terminate the Agreement pursuant to Section 7.1(c).

SECTION 5.18 Update Schedules.

         Except for Schedule D hereto, which shall be updated by Seller every thirty (30) days from the date of this Agreement to the date of Seller's Preliminary Closing Trial Balance, Seller shall promptly disclose to Buyer, in writing, any change, addition, deletion or other modification to the information set forth in the Schedules, Annexes, or Exhibits to this Agreement, including the loan portfolio. Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve Seller from any and all liabilities for prior written statements and disclosures to Buyer.

SECTION 5.19 Tax Issues.

         (a) From and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer from any and all liability for federal income tax attributable to recapture of any Rehabilitation Credit that has been allowable to Quest Holding Corporation ("Quest") prior to the Closing Date (but only to the extent any such recapture results from the closing of the Purchase under this Agreement and exclusive of any reduction in investment credit carryover apportioned to Quest pursuant to Treasury Regulation ss1.1502-79(c)(2)(ii)("Indemnified Taxes").



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


         (b) In the case of any audit, examination or other proceeding ("Proceeding") with respect to Indemnified Taxes for which Seller is or may be liable pursuant to this Agreement, Buyer shall promptly inform Seller, and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Proceeding. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Proceeding to the extent such Proceeding may affect either the amount of Indemnified Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Proceeding, and, if requested by Seller, Buyer shall file any claim for refund, amended return or other federal income tax document that Seller deems appropriate with respect to taxable years affected by such Indemnified Taxes. If requested by Buyer, Seller shall provide to Buyer an opinion from counsel (other than in-house counsel) that there is substantial authority for the position that Seller is requesting Buyer to take in connection with any such filings, and Buyer need not file any claim for refund, amended return or other federal income tax document until any such requested opinion is delivered to Buyer.

         (c) The parties agree that any indemnification payments made by Seller with respect to Indemnified Taxes shall be treated for all tax purposes as an adjustment to the Allocation Purchase Price and that Buyer shall not be entitled to additional compensation for any reduction in tax benefits attributable to the receipt of such payments.

SECTION 5.20 Liability Transfers.

         Prior to Closing, Seller shall transfer from Quest Holding Corporation, all contracts, agreements, plans, arrangements and all liabilities associated therewith, relating to or in connection with any employee deferred compensation, retirement plans and benefits, post retirement benefits, pension benefits or rights, incentive compensation, supplemental employee retirement benefits or rights, or split dollar insurance. It is expressly understood that Buyer shall have no financial or other liability under such contracts, agreements, plans or arrangements. Immediately prior to or as of the Closing Date, Seller shall withdraw, and shall use reasonable commercial efforts to substitute Buyer, as a participating provider, party or trustee under all qualified and all non-qualified employee and director pension, profit sharing, deferred compensation, incentive, supplemental retirement and split dollar insurance plans, employment agreements and contracts of Crusader Servicing Corporation and will cease to provide any such employee benefits as of the Closing Date.

SECTION 5.21 Trademarks, etc.

         Seller shall not sell, transfer, assign or otherwise dispose of any of its right, title and interest, except to Buyer, in its corporate name, including, but not limited to, all trade names, fictitious names, logos, service marks and trademarks.


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




SECTION 5.22 WARN Act Notices.

         Seller shall provide any notices required under the WARN Act at least sixty (60) days prior to the Closing Date.

SECTION 5.23 Agreed Upon Procedures.

         Buyer shall direct Grant Thornton, LLP, or such other accounting firm chosen by Buyer, to perform the procedures contemplated pursuant to Section 6.2(k) hereof and shall pay the expenses associated with the performance of said procedures.


                                   ARTICLE VI
                                   CONDITIONS

SECTION 6.1 Common Conditions.

         The respective obligations of the parties to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

         (a) The Agreement, and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Seller and its subsidiaries, if necessary, in accordance with applicable law.

         (b) All approvals, notices to, consents or waivers required by any of the Seller Regulatory Agencies or the Buyer Regulatory Agencies with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary to the consummation of the transactions contemplated by this Agreement except those approvals, consents or waivers, if any, which, in Buyer's sole discretion, if not so obtained, would not have a material adverse effect on Buyer, Seller, the Purchased Assets or the Assumed Liabilities after giving effect to the transactions contemplated herein; provided, however, that no such approval shall have imposed any condition or requirement which in the reasonable opinion of the board of directors of Buyer renders consummation of the transactions contemplated by this Agreement inadvisable.

         (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.


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




         (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

         (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

SECTION 6.2 Conditions Precedent to Obligations of Buyer.

         The obligation of Buyer to consummate the Buyer transactions contemplated by this Agreement will be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions all or any of which may be waived, in whole or in part, by Buyer:

         (a) Performance of Seller. Each of the acts, undertakings and covenants of Seller to be performed on or before the Closing Date will have been duly performed in all material respects.

         (b) Representations True at Closing. The representations and warranties made by Seller herein will be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Seller made with the consent of Buyer or as contemplated by this Agreement.

         (c) Certified Resolutions. Seller will have furnished Buyer with a certified copy of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (d) No Injunction. No action, proceeding, regulation or legislation will have been instituted or threatened before any court, governmental agency or legislative body to enjoin or prohibit the consummation of the transactions contemplated hereby.

         (e) Deliveries of Seller. Buyer shall have received the items to be delivered by Seller pursuant to Section 3.2.

         (f) Employee Releases. Buyer shall have obtained a releases contemplated by Section 5.8 hereof.

         (g) Shareholder Releases. Buyer shall have obtained a release executed by each shareholder of Crusader Servicing Corporation identified on Annex 5.17 giving up all rights of first refusal to purchase Seller's capital stock in Crusader Servicing Corporation pursuant to the Shareholders Agreement dated October 2, 1996, by and among Crusader Savings Bank, FSB, Robert H. Stein, Gary Snyder and Crusader Servicing Corporation and any amendments or modifications thereto.

         (h) Payday Lending Business. Seller shall have terminated its Payday Lending Business pursuant to the Supervisory Directive dated December 13, 2000, issued to Seller by the OTS and its plan to terminate the Payday Lending Business as set forth in correspondence from Seller to the Regional Director of the OTS dated December 22, 2000.

         (i) Authorizations. Buyer shall have received all required approvals, consents or waivers (i) to retain and operate the Castor Avenue Facility as a branch office of Buyer and (ii) either to consolidate the branch located at the Walnut Branch Facility into Buyer's branch office located at 1314 Walnut Street, Philadelphia, Pennsylvania, or to retain and operate Seller's branch located at the Walnut Branch Facility.

         (j) Estoppel Certificate. Buyer shall have received from Seller estoppel certificates from all tenants under the Leases to the Facilities providing that there are no claims, demands or obligations unsatisfied by Seller which would give rise to any action at law or in equity against Seller pursuant to the Leases.

         (k) Agreed Upon Procedures. Grant Thornton, LLP or such other accounting firm as chosen by Buyer, shall have furnished to Buyer an "agreed upon procedures" letter, dated the Closing Date, in form and substance satisfactory to Buyer to the effect that, based upon a procedure performed with respect to the financial condition of Seller, for the period from June 30, 2000, to last day of the calendar quarter ended immediately preceding the Closing Date, including but not limited to (a) their inspection of the minute books of Seller, (b) inquiries made by them of officers and other employees of Seller responsible for financial and accounting matters as to transactions and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (c) other procedures and inquiries specified and performed by them stating
(A) as of a specified date not more than five (5) days prior to the date of such letter, the capitalization of Seller, and (B) that nothing has come to their attention that would indicate that any material adjustments would be required to the Seller's Trial Balance as of the last day of the calendar quarter ended immediately preceding the Closing Date, in order for it to be in conformity with GAAP.

SECTION 6.3 Conditions Precedent to Obligations of Seller.

         The obligation of Seller to consummate the Seller transactions contemplated by this Agreement will be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller:

         (a) Performance of Buyer. Each of the acts, undertakings and covenants of Buyer to be performed on or before the Closing Date will have been duly performed in all material respects.

         (b) Representations True at Closing. The representations and warranties made by Buyer herein will be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Buyer made with the consent of Seller or as contemplated by this Agreement.

         (c) Certified Resolutions. Buyer will have furnished Seller with a certified copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and transactions contemplated hereby.

         (d) Seller shall have received the items to be delivered by Buyer pursuant to Section 3.3.


                                   ARTICLE VII
                            TERMINATION OF AGREEMENT

SECTION 7.1 Termination by the Parties.

         This Agreement may be terminated by the parties with the effects stated in Section 7.2 in any of the following ways:

         (a) by the mutual, written consent of Seller and Buyer if the board of directors of each so determines by a vote of a majority of the members of the entire Board;

         (b) by Seller if (i) by written notice to Buyer that there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to Buyer by Seller or (ii) by written notice to Buyer that any condition precedent to Seller's obligations as set forth in Article VI of this Agreement has not been met or waived by Seller, through no fault of Seller, on July 31, 2001;

         (c) by Buyer by written notice to Seller, in the event (i) of a material breach by Seller of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to Seller by Buyer or (ii) any condition precedent to Buyer's obligations as set forth in Article VI of this Agreement has not been met or waived by Buyer, through no fault of Buyer on July 31, 2001;

         (d) by Buyer by written notice to Seller pursuant to Section 2.11 hereof;

         (e) by Buyer, by March 9, 2001, at 5:00 p.m. prevailing time, by giving written notice to Seller if any matter or thing has come to the attention of Buyer in the course of Buyer's due diligence review or otherwise with respect to the Assets or Liabilities of Seller that leads Buyer to believe such matter or thing would have a material and adverse impact on the transactions contemplated by this Agreement;

         (f) by Buyer by written notice to Seller in the event of a breach by Seller of any representation, warranty, covenant or agreement contained herein if Buyer determines that such breach individually or when aggregated with all such breaches is material. For purposes of this Section 7.1(f), the term "material" refers to those items, which, individually or when aggregated, in the reasonable opinion of Buyer, have an impact in a pre-tax amount greater than a negative $750,000; or

         (g) by Buyer or Seller by written notice if Buyer makes upward adjustments to the Purchase Reserves on any loan on Schedule E as of the date of this Agreement or adds additional Loans to Schedule E pursuant to Section 2.6(c) that result in an aggregate increase to the Due Diligence Reserve as of the date of this Agreement (as adjusted in accordance with Section 2.6(b)) in excess of $1,500,000.00.

         (h) by Seller or Buyer in writing if the purchase, sale and assumption contemplated hereby has not been consummated on or before July 31, 2001.

SECTION 7.2 Effect of Termination.

         In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, except that the provisions of Sections 4.1(p) (Fees), Section 5.9 (relating to confidentiality and return of documents), Section 9.7(Press Releases and Publicity) and Sections 7.3 and 9.9 (Expenses) of this Agreement shall survive any such termination and abandonment.

SECTION 7.3 Expenses.

         Any termination of this Agreement pursuant to Sections 7.1(a), 7.1(e), 7.1(f), 7.1(g) or 7.1(h) hereof shall be without cost, expense or liability on the part of any party to the others. Any termination of this Agreement pursuant to Section 7.1(b), 7.l(c) or 7.1(d) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the material breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party, in which event said party shall be liable to the other parties for all out-of pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder (the "Expenses").

         So long as Buyer shall not have breached its obligations hereunder, if this Agreement is terminated by Buyer pursuant to Section 7.1(c) or 7.1(f) and the material breach of a representation, warranty, covenant or agreement is caused by the willful conduct or gross negligence of Seller, Seller shall promptly, but in no event later than four (4) Business Days after such termination, pay Buyer a fee of $500,000.00, which amount shall be payable by wire transfer of same day funds; provided, however, that if Seller shall, in addition to having so breached its representation, warranty, covenant or agreement within six (6) months of the later of July 31, 2001 or the date of termination of this Agreement, enters into an agreement or other understanding with a corporation, financial institution, entity or person (other than Buyer) for such corporation, financial institution, entity or person to acquire, merge or consolidate with Seller or to purchase or acquire all or substantially all of Seller's assets, then Seller shall pay Buyer an additional fee of $1,500,000.00 payable to Buyer no later than four (4) Business Days after entering into such agreement or understanding, which amount shall be payable by wire transfer of same day funds. If Seller fails to promptly pay the amount due pursuant to this
Section 7.3, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for all or a substantial portion of the fee set forth in this Section 7.3, Seller shall pay to Buyer all costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with such suit.


                                  ARTICLE VIII
                                 INDEMNIFICATION

SECTION 8.1. Indemnification.

         (a) For a period of twelve (12) months following the Closing Date, Seller shall indemnify, hold harmless and defend Buyer and its employees, officers, directors, agents and affiliates at all times after the Closing Date from and against any and all Damages arising out of any actions, suits or proceedings commenced on or prior to the Closing Date (other than proceedings to prevent or limit the consummation of this Agreement) relating to operations at the Facilities; and Seller shall indemnify, hold harmless and defend Buyer from and against all Damages arising out of any actions, suits or proceedings commenced on or after the Closing Date but which relate to operations at the Facilities on or prior to the Closing Date or resulting from real estate, sales and use, social security and unemployment taxes, all accounts payable and operating expenses including salaries, rents and utility charges, which the Buyer may receive, suffer or incur in connection with operations and transactions occurring prior to the Closing Date, and which involve the Purchased Assets and the Assumed Liabilities. Seller agrees further to defend, indemnify, and hold harmless Buyer against all Damages and obligations resulting from any material breach of this Agreement, representation, or warranty, or failure to perform any covenant made by Seller in this Agreement or in any certificate delivered to Buyer hereunder, which inaccuracy, failure or breach is asserted and a claim for indemnification with respect thereto is made within twelve (12) months after the earlier of the Closing Date or termination of this Agreement under Section 7.1 hereof. Seller shall indemnify Buyer against, and protect, defend and hold harmless Buyer from all Damages arising out of or in connection with any liability or obligation of Seller that is not assumed by Buyer pursuant to this Agreement.

         (b) For a period of twelve (12) months following the Closing Date, Buyer shall indemnify, hold harmless and defend Seller at all times after the Closing Date from and against any and all Damages arising out of any actions, suits or proceedings commenced after the Closing Date (other than proceedings to prevent or limit the consummation of this Agreement) relating to operations at the Facilities; or resulting from real estate, sales and use, social security and unemployment taxes, all accounts payable and operating expenses including salaries, rents and utility charges, which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Closing Date, and which involve the Purchased Assets or the Assumed Liabilities. Buyer agrees further to defend, indemnify, and hold harmless Seller against all Damages and obligations resulting from any breach of this Agreement, representation, or warranty or failure to perform any covenant made by Buyer in this Agreement or in any certificate delivered to Seller hereunder, which inaccuracy, failure or breach is asserted and a claim for indemnification with respect thereto is made within twelve (12) months after the earlier of the Closing Date or termination of this Agreement under Section 7.1 hereof.

         (c) No Damages incurred by either party will be payable under this
Section 8.1 by the indemnifying party unless such Damages in the case of claims made under the first sentence of Section 8.1(a), relate to claims for indemnification that aggregate more than $50,000, in which case indemnification will be made for the aggregate Damages.

SECTION 8.2 Indemnification Procedures.

         (a) The indemnified party will give the indemnifying party written notice of a threatened or pending claim within fifteen (15) calendar days (except in the case where the indemnified party's first notice is its receipt of a complaint, in which such time for giving notice shall be five (5) calendar days) of its learning about such threatened or pending claim, together with a statement of facts known to it regarding such threatened or pending claim. The indemnifying party will then have fifteen (15) calendar days from the date it receives such notice to investigate the threatened or pending claim to determine whether it will elect to assume the defense of the matter involving such threatened or pending claim. If it does so elect, the indemnifying party will be given the indemnified party's full cooperation and assistance in maintaining such defense. The indemnifying party shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without the indemnifying party's written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of the indemnifying party under this paragraph shall survive the Closing Date, except that, in the event that Bank and Crusader are liquidated and/or dissolved within four (4) years after the earlier of the Closing Date or the termination of this Agreement under Section 7.1 hereof, the obligation of Buyer pursuant to this
Section 8.2 shall cease.

         (b) In any case where one party will seek indemnification under this Agreement for a third party claim, suit or proceeding ("Third Party Claim"), such indemnification will be conditioned on such indemnified party's compliance with the following procedures:

             (i) the indemnifying party is defending against the Third Party Claim, the indemnified party may, but will not be obligated to, participate in the defense of any such third party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the indemnifying party will be entitled to control the defense thereof unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. The indemnified party will cooperate and provide such assistance as the indemnifying party reasonably may request in connection with the indemnifying party's defense and will be entitled to recover from the indemnifying party the reasonable costs of providing such assistance. The indemnifying party will inform the indemnified party on a regular basis of the status of such claim, suit or proceeding and the indemnifying party's defense thereof.

             (ii) In any Third Party Claim the defense of which is controlled by the indemnifying party, the indemnifying party will not, without the indemnified party's prior written consent, compromise or settle such claim, suit or proceeding if: (a) such compromise or settlement would impose an injunction or other equitable relief upon the indemnified party; or (b) such compromise or settlement does not include the third party's release of the indemnified party from all liability relating to such claim, suit or proceeding for which the indemnified party is entitled to be indemnified.

         (c) If the indemnifying party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, and fails to contest in writing the indemnified party's right to indemnification, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable fees and disbursements of counsel and all amounts paid as a result of such claim, suit or proceeding and the compromise or settlement thereof.

         (d) The obligation to indemnify an indemnified party's officers, directors, employees and agents in accordance with this Section 8.2 may be enforced exclusively by such indemnified party and nothing herein will be construed to grant such officers, directors, employees and agents any individual rights, remedies, obligations or liabilities with respect to the parties to this Agreement. The parties to this Agreement may amend or modify this Agreement in any respect without the consent of such officers, directors, employees and agents.

SECTION 8.3 Limitations on Liability.

         No party shall be entitled to indemnification pursuant to Section 8.1 or 8.2 for any Damages in excess of five hundred thousand dollars ($500,000) in the aggregate.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

SECTION 9.1 Effect of Disclosure.

         Notwithstanding anything in this Agreement to the contrary, no party hereto shall have any liability for any misrepresentation or breach of warranty or covenant under this Agreement to the extent that the inaccuracy of the representation or the breach of warranty or covenant upon which such liability will be based is disclosed in a Schedule, Annex or Exhibit to this Agreement or in any document delivered pursuant to this Agreement (whether or not such Schedule, Annex, Exhibit or document is referred to in the representation, warranty or covenant which is alleged to have been breached).

SECTION 9.2 Entire Agreement.

         This Agreement together with the schedules, annexes and exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof.

SECTION 9.3 Amendments.

         No amendment, change or modification of any of the terms, provisions or conditions of this Agreement will be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.

SECTION 9.4 Waiver or Extension.

         Except with respect to required approvals of applicable governmental or regulatory authorities, either party, by written instrument signed by one of its executive officers, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

SECTION 9.5 Survival.

         The representations, warranties and agreements of the parties set forth in this Agreement shall survive for a period of twelve months following the later of the Closing Date or the termination of this Agreement, except for the covenant contained in Sections 5.19 and 5.21 which shall survive until date of the dissolution of Seller.

SECTION 9.6 Assignment.

         This Agreement and all of the provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other.

SECTION 9.7 Public Announcements; Nondisclosure.

         Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements or customer notification with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer will issue any such press release or make any such public statement before such consultation, except as may be required by law or by any listing agreement with any national securities exchange.

SECTION 9.8 Brokers.

         Buyer and Seller each represent and warrant to one another that neither has contracted for or otherwise utilized the services of a broker in connection with this Agreement and the transactions contemplated hereby, except that Seller has retained Sandler O'Neill & Partners, L.P. and Howard, Lawson & Co., LLC as its financial advisors. Each party will indemnify the other party against and in respect of any claim against the other for brokers' fees or other commissions relative to this Agreement and the transactions contemplated hereby incurred by the indemnifying party's employees, agents or consultants.

SECTION 9.9 Payment of Expenses.

         Except as otherwise expressly provided herein and in any Schedules, Annexes, or Exhibits hereto, each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including without limitation any expenses, fees, and costs necessary for any approvals of the appropriate Federal and/or State regulatory authorities, which will be paid by the party seeking such approval; provided, however that Buyer shall be responsible for all cost and expenses related to the assignment of the mortgages and the Loan documents, including, without limitation, filing and recordation fees, and for all costs and expenses related to any notice to Depositors of the assumption of deposit liabilities provided for in this Agreement.

SECTION 9.10 No Third Party Beneficiaries.

         Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.11 Bulk Transfer Laws.

         Seller will comply with all bulk transfer laws applicable in the Commonwealth of Pennsylvania and the State of Delaware and will timely file any and all tax clearance certificates or similar documents as may be required.

SECTION 9.12 Addresses for Notice, etc.

         All notices, requests, demands, consents and other communications provided for hereunder and under the related documents will be in writing and mailed (by registered or certified mail) or delivered via facsimile transmission to the applicable party at the addresses indicated below:

         If to Seller:     Crusader Savings Bank, F.S.B.
                           1230 Walnut Street
                           Philadelphia, PA 19107
                           Attention: Bruce A. Levy
                           Phone Number: (215) 893-1500
                           Facsimile Number: (215) 893-1532

                           Crusader Holding Corporation
                           1230 Walnut Street
                           Philadelphia, PA 19107
                           Attention: Bruce A. Levy, President
                           Phone Number: (215) 893-1500
                           Facsimile Number: (215) 893-1532

                           With a copy to:

                           Justin Klein, Esquire
                           Ballard, Spahr, Andrews & Ingersoll, LLP
                           1735 Market Street, 51st Floor
                           Philadelphia, PA 19103-7599
                           Phone Number: (215) 665-8500
                           Facsimile Number: (215) 864-8999

         If to Buyer:      Royal Bank of Pennsylvania
                           Attention: James J. McSwiggan, CIO/CFO
                           732 Montgomery Avenue
                           Narberth, PA 19072
                           Phone Number: (610) 668-4700
                           Facsimile Number: (610) 668-1185

                           With a copy to:

                           Nicholas Bybel, Jr., Esquire
                           Shumaker Williams, P.C.
                           P.O. Box 88
                           Harrisburg, PA  17108-0088
                           Phone Number: (717) 763-1121
                           Facsimile Number: (717) 763-7419

or, as to each party, at such other address as will be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

SECTION 9.13 Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 9.14 Headings.

         The headings of the Sections and Articles of this Agreement are inserted for convenience only and will not constitute a part hereof.

SECTION 9.15 Governing Law.

         This Agreement will be governed by, construed and enforce in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

SECTION 9.16 Severability.

         If any provision of this Agreement or any application thereof will be invalid or unenforceable, the remainder of this Agreement and any other application of such provision will not be affected thereby.

SECTION 9.17 Waiver, Delay, etc.

         No failure or delay by any party in exercising any rights, powers or privileges under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.


ATTEST:                                  ROYAL BANK OF PENNSYLVANIA


______________________________           By:____________________________________
                                                                     , President

ATTEST:                                  CRUSADER SAVINGS BANK, F.S.B.


_______________________________          By:____________________________________
                                                                     ,
President

ATTEST:                                  CRUSADER HOLDING CORPORATION


_______________________________          By:____________________________________
                                                                     ,
President

ATTEST:                                  ASSET INVESTMENT CORPORATION


_______________________________          By:____________________________________
                                                                     ,
President

                                   SCHEDULE A

                                 EXCLUDED ASSETS

All goodwill associated with the Purchased Assets on Seller's Preliminary and Final Closing Trial Balances (i.e., the goodwill on Seller's consolidated financial statements as of December 31, 2000, was $1,007,249)

Capital Stock of the Excluded Subsidiaries

Bank's partnership interest in Washington Square Partners, L.P.

Pre-paid Current Income Taxes

All Mortgages, Loans or evidences of indebtedness underwritten or originated by National Chinese Mortgage Corporation.(1)

Seller's minute books, corporate seals, and stock records



--------
         (1) Mortgages, Loans or other evidences of indebtedness underwritten or originated by National Chinese Mortgage Corporation may be eliminated from this Schedule A if a third-party consultant mutually agreed upon by Buyer and Seller determines that such loan, mortgage or evidence of indebtedness is in compliance with all laws, regulations and rules applicable to such loan, mortgage or evidence of indebtedness, or has cured any prior non-compliance.

                                                                       Exhibit B

                    OPINION OF HOWARD LAWSON & COMPANY, LLC

                                                                  March 12, 2001



Board of Directors
Crusader Holding Corporation
1230 Walnut Street
Philadelphia, PA  19107

Gentlemen:

         Howard, Lawson & Co., LLC, an indirect wholly-owned subsidiary of FleetBoston Financial Corporation, has been engaged by the Board of Directors (the "Board") of Crusader Holding Corporation ("Crusader" or the "Company") to issue an opinion in connection with a proposed transaction pursuant to which Crusader will sell certain assets (including assets of its subsidiaries) to Royal Bank of Pennsylvania (the "Buyer"), and distribute the proceeds from such sale, net of expenses, costs, taxes payable by the Company, and other adjustments, to its shareholders (the "Transaction"). Our engagement has been for the sole purpose of rendering our opinion to the Board as to the fairness, from a financial point of view, as of the date of the execution of the Purchase and Assumption Agreement (collectively, the "Agreement"), of the Consideration to be received by the shareholders of the Company. We have not been engaged for any other purpose, including, without limitation, to seek alternatives to the Transaction.

         The Transaction

         Crusader is the holding company for Crusader Savings Bank, FSB (the "Bank"), a federally chartered savings bank. The Company was established in 1988 and is headquartered in Philadelphia, Pennsylvania. The Bank provides community banking services through two branches and two ATMs in Philadelphia, and operates primarily in the businesses of mortgage lending for residential and multi-family housing and commercial real estate, short term consumer lending, commercial lending, and acquiring tax liens. The Bank is currently operating under a supervisory agreement with the Office of Thrift Supervision which, among other factors, limits the Company's asset growth rate and requires the Bank to enhance its policies and procedures.

Crusader Holding Corporation
March 12, 2001
Page 2

         The Transaction, as contemplated, includes the purchase of substantially all of the Company's assets and assumption of substantially all of the Company's liabilities by Buyer. The purchase price is payable in cash based on the Company's tangible book value, and will be adjusted through closing for any changes to book value and closing costs. The Company anticipates that it will distribute the available proceeds to its shareholders as soon as practicable following the closing of the Transaction.

Crusader Holding Corporation
March 12, 2001
Page 3

         Materials Reviewed and Activities Conducted

         In arriving at our opinion, we reviewed and analyzed, and relied upon the accuracy of, materials we deemed relevant regarding the Company and the Transaction, including, but not limited, to the following:

         1. An unexecuted copy of the Purchase and Assumption Agreement denoted "EXECUTION COPY - 3/12/01" among Royal Bank of Pennsylvania, Crusader Holding Corporation, Crusader Savings Bank, F.S.B. and Asset Investment Corporation, along with annexes and schedules;

         2. Forms 10-K for the periods ended June 30, 1998, 1999, and 2000 and Forms 10-Q for the periods ended September 30 and December 31, 2000 for Crusader Holding Corporation;

         3. Quarterly Projection Analysis for the years ending June 30, 2001 and 2002 as prepared by the Company and provided to us on March 8, 2001;

         4. Calculated estimated distributable proceeds to shareholders, net of expenses, costs, taxes payable by the Company and other adjustments (the "Consideration"), as prepared by the Company and provided to us on March 9, 2001;

         5. Correspondence and other material exchanged with prospective purchasers of the common stock or assets of the Company;

         6. The Supervisory Agreement between Crusader Savings Bank, F.S.B. and the Office of Thrift Supervision, dated April 26, 2000, and related supervisory directives;

         7. Publicly available financial and market price information regarding certain companies which we believe share valuation characteristics with the Company and for certain acquisitions which we deemed relevant; and

         8. Such other studies, analyses, inquiries, investigations, agreements, and documents as we deemed appropriate for purposes of this opinion.

Crusader Holding Corporation
March 12, 2001
Page 4

         Materials Reviewed and Activities Conducted (continued)

         We also interviewed either in person or by teleconference certain members of management of the Company. These interviews included discussions of the Transaction, the events leading to the Transaction, the business and operations of the Company, and historical and projected results of operations of the Company.

         Limiting Conditions

         In rendering our opinion, we have relied on the completeness and accuracy of the information provided to us by the management of the Company, including the information listed above. We did not independently verify the financial, legal, tax, operating and other information provided to us by the Company or which is publicly available and we have relied on the completeness and accuracy of such information in all respects. We did not make independent appraisals or evaluations of the assets of the Company, and relied upon the accuracy and completeness of the representations of management concerning information with respect to the Company and its financial statements, and those representations and warranties contained in the Agreement. We assumed that the information relating to the prospects of the Company furnished by the Company reflects the best then currently available estimates and judgments of management of the Company. We assumed that: i) the Due Diligence Reserves, as defined in the Agreement, will not be increased in the aggregate in excess of $1,500,000, or if they are so increased, Seller will terminate the Agreement; and ii) the parties will obtain all regulatory approvals necessary to consummate the Transaction in accordance with applicable law, including, without limitation, the approval of the Federal Deposit Insurance Corporation. We relied on the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated. We did not contact any prospective acquirer of the Company. Our analysis is necessarily based upon economic, market and other conditions and the information made available to us as of the date of our opinion. Our analysis does not incorporate or provide an opinion on the effects of future transactions.

         Our opinion is solely for the use of the Board in connection with considering the Transaction, and may not be relied upon by anyone other than the Board or, except as expressly set forth below, used for any other purpose. Possession of this opinion, or a copy thereof, does not carry with it the right of publication of all or any part of it, without the prior consent of Howard, Lawson & Co., LLC. We understand that the Board desires to disclose this opinion to the Buyer to fulfill its obligation under the Agreement and that the Board may wish to include this opinion in the Company's proxy statement to be mailed to the Company's shareholders in

Crusader Holding Corporation
March 12, 2001
Page 5

connection with soliciting their approval of the Transaction (the "Proxy Statement"). Howard, Lawson & Co., LLC consents to the disclosure of this opinion by the Board to the Buyer, solely for the purpose of complying with Company's obligation under the Agreement, and consents to the inclusion of this opinion and a description of our analysis, in form and substance reasonably satisfactory to us, in the Proxy Statement.

Crusader Holding Corporation
March 12, 2001
Page 6

         Limiting Conditions (continued)

         We hereby advise you that Joel S. Lawson III, Chairman and Chief Executive Officer of Howard, Lawson & Co., LLC, served as a director of the Company until August 18, 2000 and presently owns 11,025 shares of common stock of the Company.

         Opinion

         Based upon and subject to the foregoing, it is our opinion that the Consideration to be received by the shareholders of the Company is fair from a financial point of view as of the date of this letter.




                                           HOWARD, LAWSON & CO., LLC

                                                                       Exhibit C

                       Plan of Liquidation and Dissolution
                                       of
            Crusader Holding Corporation, a Pennsylvania corporation

         1. Cessation of Business Activities. Upon the approval by the Board of Directors and the shareholders of Crusader Holding Corporation, a Pennsylvania corporation (the "Corporation"), of this Plan of Liquidation and Dissolution (the "Plan"), the Corporation shall take all steps necessary, through its officers or otherwise, to dissolve the Corporation in accordance with Subchapter F (Voluntary Dissolution and Winding Up) of the Pennsylvania Business Corporation Law of 1988, as amended (the "PaBCL"), and the dissolution shall proceed pursuant to Section 1975 of the PaBCL (the "Proposed Dissolution").

         2. Distribution of Assets. The Corporation shall, in complete redemption and cancellation of all its outstanding stock, distribute in liquidation to its shareholders all of the assets and property of the Corporation in cash subject to all unpaid liabilities of the Corporation and after collection of any required federal or state withholding taxes. All distributions of cash shall be made pro rata to shareholders in accordance with their interests as shown on the books and records of the Corporation on the record date specified for such distribution. Such distributions shall constitute distributions in complete liquidation pursuant to Sections 336, 331 and 1371(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and in corresponding sections of relevant state and local laws. All such distributions shall commence upon the approval of this Plan by the shareholders and shall be completed on or before December 31, 2004.

         3. Dissolution. When all debts, liabilities and obligations of the Corporation have been paid and discharged, or adequate provision shall have been made therefore, and all of the remaining property and assets of the Corporation shall have been distributed to its shareholders, the Corporation shall file Articles of Dissolution with the Department of State of the Commonwealth of Pennsylvania, pursuant to Section 1977 of the PaBCL.

         4. Termination. At any time prior to the time Articles of Dissolution are filed with the Department of State of the Commonwealth of Pennsylvania, the Board of Directors of the Corporation may terminate this Plan.

         5. Form 966 and Other Required Information. Within thirty (30) days after the date this Plan is adopted by the shareholders of the Corporation, the proper officers or authorized agents of the Corporation shall file a properly filled in and executed Form 966 with all information and attachments required by Treasury Department regulations with the IRS Service Center in Philadelphia, Pennsylvania. The proper officers or authorized agents of the Corporation shall execute and file, in a timely manner, the final federal and state tax returns of the Corporation and all other returns, documents and information required to be filed by reason of the complete liquidation of the Corporation.

         6. Authority of Officers and Directors. The officers and directors of the Corporation and their authorized agents shall have full and complete authority to carry out and consummate the Plan, including, but not limited to, the authority to take all actions required to be taken by the Corporation under the Plan and to adopt all resolutions, execute all documents, file all papers and take any and all other action deemed necessary or appropriate to effect the complete liquidation and dissolution of the Corporation as contemplated by the Plan and to ensure that such liquidation and dissolution satisfies the requirements of Sections 332 and 337 of the Code. The officers and directors of the Corporation and their authorized agents shall take no action whatsoever which is, or which can be construed to be, inconsistent with the status of liquidation and dissolution.

PROXY                     Crusader Holding Corporation
                               1230 Walnut Street
                             Philadelphia, PA 19107

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 CRUSADER HOLDING CORPORATION FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                                  June 8, 2001

         The undersigned hereby appoints Thomas J. Knox and Bruce A. Levy and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned, at the Special Meeting of Shareholders of Crusader Holding Corporation (the "Company") to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on June 8, 2001, at 10:00 a.m., and at all adjournments and postponements thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion on such other business as may come before the special meeting, all as set forth in the Notice of the Meeting and in the Proxy Statement furnished therewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

         It is agreed that unless otherwise marked on this proxy said attorneys and proxies are appointed WITH authority to vote FOR Proposal Number 1 and Proposal Number 2, each of which are described in the Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBER 1 AND PROPOSAL NUMBER 2.

PLEASE FILL IN, SIGN AND DATE AND DELIVER TO THE COMPANY PROMPTLY.

1. Adoption of the Purchase and Assumption Agreement, dated as of March 12, 2001 (the "Purchase Agreement") by and among Royal Bank of Pennsylvania, a Pennsylvania chartered bank having its principal office in Narberth, Pennsylvania ("Royal Bank"), Crusader Holding Corporation, a Pennsylvania corporation and thrift holding company ("Crusader"), Crusader Savings Bank, F.S.B., a federally chartered savings bank and wholly-owned subsidiary of Crusader, having its principal office in Philadelphia, Pennsylvania ("Crusader Savings") and Asset Investment Corporation, a Delaware corporation and wholly-owned subsidiary of Crusader Savings ("AIC"), and approval of the sale of substantially all of the assets of Crusader, Crusader Savings and AIC to Royal Bank and the assumption of substantially all of the liabilities of Crusader, Crusader Savings and AIC by Royal Bank (the "Transaction");

                  [  ] FOR              [  ] AGAINST              [  ] ABSTAIN

2. Adoption of an Agreement and Plan of Liquidation and Dissolution, dated April 5, 2001 (the "Plan of Liquidation") and approval of the complete liquidation of Crusader's assets and dissolution of Crusader (the "Liquidation and Dissolution"); and

                  [  ] FOR              [  ] AGAINST              [  ] ABSTAIN

3. To vote on and transact such other business as may properly come before the meeting and any adjournments thereof.

                                         ---------------------------------
                                         Record Owner (Print Name)

                                         ---------------------------------
                                         Signature



                                         Dated: